Form 10-K, Exhibit 13
period 1996-12-31
FIRST COLORADO BANCORP INC
filed 1997-03-31
CIK 1001287

EXHIBIT 13


                         ANNUAL REPORT TO STOCKHOLDERS

Table of Contents

        A Letter from the Chairman                                        2

        Business of the Company                                           3

        Selected Consolidated Financial and Other Data                    4

        Key Operating Ratios                                              5

        Management's Discussion of 1996 Results                           6

        Common Stock and Related Matters                                 16

        INDEPENDENT AUDITORS' REPORT                                     17

        Consolidated Statements of Financial Condition                   18

        Consolidated Statements of Operations                            19

        Consolidated Statements of Stockholders' Equity                  20

        Consolidated Statements of Cash Flows                            21

        Notes to Consolidated Financial Statements                       24

        Consolidating Schedule - Financial Condition                     49

        Consolidating Schedule - Operations and Retained
         Earnings                                                        50

        Board of Directors                                               51

        Corporate Information                                            52

        Officers                                                         53

        Branch Locations                                                 54

Dear Stockholders:

First Colorado Bancorp and First Federal Bank had a very successful 1996.

Net earnings were $13.4 million, or $0.72 per share. When you factor out a $7 million special premium we had to pay as a one-time charge to recapitalize the Savings Association Insurance Fund of the FDIC, net profit was a record $17.7 million.

Loans originated were very strong, at $389 million. Sixty percent of these were single family mortgage loans, 22% were consumer loans, and the balance were commercial real estate and construction loans.

Deposits grew by 5% to $1.14 billion.

The Colorado economy remains healthy, and population growth continues. Housing construction is robust, but doesn't appear to be exceeding demand.

Technology is bringing rapid change to banking. First Federal is commiting resources to this area. In 1996, we began moving our ATM processing to an in-house, more efficient system. We have converted to a check imaging system whereby images of checks are returned to our customers, reducing the amount of paper generated. We began testing a new platform automation system that will make our new account opening process more efficient and productive. We are working on several other projects to take advantage of new technology.

Sadly, we lost two long term associates in 1996, John Newman and Kay McGuire, who are remembered in this report.

Our mission is the same: to be the best consumer bank in the markets we serve.

We thank you for your support.

Yours truly,

/s/ Malcolm E. Collier
Malcolm E. Collier
Chairman/CEO

Business of the Company

     First Colorado Bancorp, Inc. (the "Company") is a Colorado corporation organized in September 1995 to facilitate the conversion of First Savings Capital, M.H.C. (the "Mutual Holding Company") from the mutual to stock form of ownership and to acquire and hold all of the capital stock of First Federal Bank of Colorado (the "Bank" or "First Federal Bank"), (collectively, the "Conversion and Reorganization"). The Mutual Holding Company previously was the majority stockholder of the Bank and upon consummation of the Conversion and Reorganization on December 29, 1995, the Mutual Holding Company was merged with and into the Bank and the Company acquired the Bank as a wholly owned subsidiary. In connection with the Conversion and Reorganization, the Company sold 13,403,798 shares of its common stock to the public in an initial public offering and issued 6,619,539 shares in exchange for the outstanding shares of the Bank held by persons other than the Mutual Holding Company. As of December 31, 1996, the Company had total assets of $1.5 billion, total deposits of $1.1 billion, and stockholders' equity of $216.6 million, or 14.3% of total assets.


     The Company is a unitary savings and loan holding company and has no significant assets or activities other than holding all of the outstanding shares of the Bank and a note evidencing the Company's $12.1 million loan to the Bank's Employee Stock Ownership Plan ("ESOP"), and investing the portion of the net proceeds from the offering retained by the Company, which as of December 31, 1996, was invested in a loan to the Bank and in deposits in the Bank. During fiscal 1996, the Company utilized $29.1 million of the net proceeds from the offering to repurchase its common stock (2.0 million shares) in the open market. The Company neither owns nor leases any property, but instead uses the premises, equipment and furniture of the Bank. Currently, the Company does not intend to employ any persons other than executive officers who are also executive officers of the Bank, and the Company will utilize the support staff of the Bank from time to time.


Business of the Bank

     First Federal Bank is a federally-chartered stock savings bank, originally chartered by the State of Colorado as the Cooperative Building and Loan Association on April 26, 1885. A federal charter was granted to the Bank in 1934. In connection with the Conversion and Reorganization, the Bank changed its name from First Federal Savings Bank of Colorado to its current name and became a wholly owned subsidiary of the Company. It is believed to be the oldest savings institution headquartered in Colorado. The Bank's deposits are now insured by the Federal Deposit Insurance Corporation ("FDIC") under the Savings Association Insurance Fund ("SAIF"), and the Bank is regulated by the Office of Thrift Supervision ("OTS").

     The principal business of the Bank is the acceptance of deposits from the general public and the origination and purchase of mortgage loans for the purpose of constructing, financing or refinancing one-to-four family residences and other improved residential and commercial real estate. The Bank is also active in the origination of home equity loans. Excess liquidity is invested in investment securities and in mortgage-backed securities.

     First Federal Bank primarily serves the Colorado counties of Denver, Adams, Arapahoe, Jefferson, Douglas, Boulder, Mesa, Delta and Montrose through a network of 26 offices, providing a full range of retail banking services.

Selected Consolidated Financial and Other Data

Selected financial condition data                                        As of and for the years ended December 31,
                                                                  1992        1993        1994          1995         1996*
                                                              ------------------------ Restated-----------------------------
                                                                      (Dollars in thousands)


Assets                                                        $  974,879   $1,224,119   $1,302,879   $1,482,497   $1,514,088
Mortgage loans receivable, net                                   477,456      510,319      641,545      795,691      894,561
Non-mortgage loans receivable, net                                67,926       96,224      118,398      135,468      166,963
Mortgage-backed and other
   asset-backed securities, net:
        Available-for-sale, net at market value                      N/A          N/A       29,145        8,506        7,687
        Held-to-maturity, at amortized cost                      266,842      433,870      374,549      302,380      273,602
Investment securities/FHLB stock:
        Available-for-sale, net at market value                      N/A          N/A       39,068       33,246       20,653
        Held-to-maturity, at amortized cost                       87,303       89,605       31,018       54,362       61,642
Deposits                                                         837,468   1,031,7831   1,018,6872    1,080,289    1,135,823
FHLB advances                                                     15,000       59,450      141,948      125,670      122,515
Other borrowed money                                              15,183       10,688        6,929        5,543        5,009
Retained earnings/Stockholders' equity                           84,7163       98,690      108,014      238,718      216,624


        1Deposits in the amount of $162.2 million were purchased in 1993. 2Deposits in the amount of $45.6 million were sold in 1994.
        3Includes  $11,429,000  from the net  proceeds  from the sale of  common stock in July, 1992, in connection with the MHC reorganization. 4Includes $117,620,000 from the net proceeds from the sale of common stock in December, 1995, in connection with the conversion and reorganization.
------------------------------


Selected operating data

Interest income                                          $ 75,771    $ 73,841   $ 79,255     $94,263    $104,628
Interest expense                                           40,798      37,392     42,785      58,863      57,194
                                                         --------    --------   --------    --------    --------
   Net interest income                                     34,973      36,449     36,470      35,400      47,434
Provision (credit)for losses on loans                       1,297         193       (411)       (495)      1,143
                                                         --------    --------   --------    --------    --------
   Net interest income after provision (credit)
      for losses on loans                                  33,676      36,256     36,881      35,895      46,291
                                                         --------    --------   --------    --------    --------
Noninterest income:
   Fees and service charges                                 3,577       3,704      3,818       4,195       4,773
   Gain (loss) on sale of loans, net                          581         961        146          (1)        218
   Gain (loss) on sale of securities, net                    (256)       --          317        (381)         --
   Net income from real estate operations                     832         214        762       1,222         337
   Rental income                                              174         159        169         171         170
                                                         --------    --------   --------    --------    --------
     Total noninterest income                               4,908       5,038      5,212       5,206       5,498
                                                         --------    --------   --------    --------    --------

Noninterest expense:
   Compensation                                             7,279       8,651     10,025      10,666      12,215
   Occupancy                                                2,839       2,977      3,411       3,703       3,805
   Provision (credit) for losses on real estate owned         797         172        448         (95)          3
   Provision (credit) for losses on Federal funds sold         --          --         --         618        (618)
   Professional fees                                          536         692        642         667         779
   Advertising                                                618         733        837         899       1,002
   Printing, supplies and postage                             923       1,022      1,038       1,095       1,093
   FDIC premiums                                            1,878       1,820      2,291       2,391       9,392
   Other, net                                               2,300       1,522      1,964       1,373       2,835
                                                         --------    --------   --------    --------    --------
      Total noninterest expense                            17,170      17,589     20,656      21,317      30,506
                                                         --------    --------   --------    --------    --------

Earnings before income taxes                               21,414      23,705     21,437      19,784      21,283
Income tax expense                                          7,887       8,850      7,891       7,146       7,911
                                                         --------    --------   --------    --------    --------

NET EARNINGS                                             $ 13,527    $ 14,855    $13,546     $12,638     $13,372
                                                         ========    ========   ========    ========    ========

--------------------------------
*All information prior to 1995 relates to the Bank. Information for 1995 represents consolidated financial information for the Company and the Bank as a result of the Conversion and Reorganization completed December 29, 1995.
Information for 1996 represents consolidated financial information for the Company.

Key Operating Ratios


                                                                              At or for the year ended December 31,

                                                           1992             1993              1994         1995             1996
Return on average assets (net earnings
   divided by average total assets)                        1.40%             1.33%             1.08%        0.92%           0.89%
                                                             --                --                --           --            1.18(1)
Return on average equity (net earnings
   divided by average equity)                             19.08             16.25             13.03        11.03            5.72
                                                             --                --                --           --            7.57(1)
Average equity to average assets ratio
   (average equity divided by average
       total assets)                                       7.35              8.20              8.26         8.36           15.62
Equity to assets at year end                               8.69              8.06              8.29        16.10           14.31
Net interest rate spread                                   3.62              3.21              2.82         2.41            2.68
Net interest margin (net interest income as a
   percentage of average interest-earning assets)          3.83              3.43              3.04         2.71            3.33
Net interest income to average assets                      3.62              3.27              2.90         2.58            3.17
Non-performing loans to total loans (2)                    0.16              0.24              0.16         0.21            0.14
Non-performing assets to total assets                      0.70              0.32              0.42         0.27            0.19
Allowance for loan losses to total loans (2)               0.61              0.59              0.44         0.31            0.36
Average interest-earning assets to
   average interest-bearing liabilities                  104.81            106.21            106.28       106.55          116.16
Noninterest expense/average assets                         1.78              1.58              1.64         1.56            2.04
                                                             --                --                --           --            1.57(1)
Net interest income after provision (credit)
   for loan losses to noninterest expenses               196.13            206.13            178.55       168.39          151.74
                                                             --                --                --           --          197.11(1)

Number of:
   Mortgage loans serviced                                9,369             8,991             9,001        9,753          10,285
   Non-mortgage loans serviced                            4,637             5,230             6,305        7,517           8,515
   Deposit accounts                                     110,481           124,607           122,481      129,482         135,763
   Offices (all full service)                                20                23                23           25              26

Per Share Data:
   Book value per share                                      NM               NM                NM            NM        $   11.91
   Earnings per share                                        NM               NM                NM            NM             0.72
   Dividends declared per share                              NM               NM                NM            NM            0.325
   Dividend payout ratio                                     NM               NM                NM            NM            46.94%

-------------------------------
(1) Excluding the one-time SAIF Special Assessment of $7.0 million before taxes.
(2) Total loans exclude mortgage-backed and other asset-backed securities.
NM -- Not meaningful as a result of the Conversion and Reorganization completed December 29, 1995.

Management's Discussion of 1996 Results

General

     Since the Conversion and Reorganization were not completed until December 29, 1995, the consolidated results of operations of the Company for years ended prior to December 31, 1996 essentially relate solely to the results of operations for First Federal Bank. Since the Company is a unitary savings and loan holding company and First Federal Bank is the primary asset of the Company, in the discussion to follow the terms "Company" and "Bank" are used interchangeably.

     First Federal Bank's results of operations are primarily dependent on its net interest income, which is the difference between interest income earned on its loan, mortgage-backed and other asset-backed securities and investment portfolios, and its cost of funds, consisting of interest paid on deposits and borrowings. Operating results also are affected to a lesser extent by the type of lending, each of which has a different rate and fee structure. The Bank's net earnings are also affected by its provision for loan losses, as well as the amount of non-interest income, including loan origination fees and service charges, and non-interest expense. The Bank's operating expenses principally consist of employee compensation, occupancy expenses, federal deposit insurance premiums and other general and administrative expenses. Earnings of the Bank also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

     The Company and the Bank accessed the capital markets in December 1995 and raised $117.6 million of equity through the initial public offering. These additional funds were initially used to decrease borrowings and to increase short-term investments, specifically Federal funds sold. Throughout 1996, those short-term investments have been reallocated to other interest earning assets, specifically loans receivable.

Management Strategy

First Federal Bank's management strategy has been to maintain profitability and a strong capital position through growth at a rate that does not exceed its ability to generate earnings. The Bank's lending strategy has historically focused on the origination of traditional one-to-four family mortgages and, to a lesser extent, multi-family residential and commercial real estate loans. This focus and relatively conservative underwriting standards are designed to reduce the risk of losses on its loan portfolio. This lack of diversification in its asset structure does, however, make the portfolio more susceptible to declines in real estate values in its market area. The risk has been mitigated in part through increased purchases of mortgage-backed securities.

     First Federal Bank, like most other financial institutions, is subject to interest rate risk as a result of the difference in the maturity on interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Due to their shorter terms to maturity, most deposit accounts react more quickly to market interest rate movements than do traditional mortgage loans. Therefore, sharp increases in interest rates, such as occurred in 1994, will generally adversely affect the Bank's earnings. Conversely, the Bank will generally benefit during periods of declining or stable interest rates such as existed in 1995 and 1996.


     Since the early 1980's, management has been working to increase the interest rate sensitivity of the Bank's assets and decrease the sensitivity of its liabilities, while maintaining asset quality. This strategy has been accomplished primarily by (i) maintaining a high asset quality, (ii) maintaining a higher level of interest-earning assets than interest-bearing liabilities,
(iii) originating and purchasing for its own portfolio adjustable rate one-to-four family residential mortgage ("ARM") loans and mortgage-backed securities, (iv) originating 30-year fixed-rate mortgages for sale in the secondary market, (v) expanding the Bank's consumer loan and home equity loan portfolio, (vi) investing in shorter term investment securities, (vii) managing deposit rates and maintaining a strong deposit base by providing convenient and quality services and locations, and (viii) controlling operating expenses.

Other aspects of management's current strategy include the following:

     Loan diversification. First Federal Bank will continue to actively seek to originate consumer loans at its branch offices, most of which have historically consisted of home equity loans. Consumer loans generally have shorter terms and higher rates than home mortgages. Consumer loans originated by the Bank as of December 31, 1996 comprised 11.0% of total assets, and the Bank will attempt to increase such loans to approximately 15% of assets. In this regard, First Federal has targeted its marketing efforts toward consumer loan originations and provided branch office personnel with specific goals for consumer loan origination. Furthermore, the Bank is actively pursuing the origination, on a selective basis, of loans secured by multi-family dwellings and commercial real estate located in its primary market area. The Bank believes it has an opportunity to selectively originate quality, low loan-to-value, commercial real estate loans in its local market area, which generally yield a higher rate of interest and are at adjustable rates. The success of such strategy will depend on a number of factors, including, but not limited to, consumer demand, pricing of the competition, and general economic conditions.

     Deposits. First Federal Bank will continue to monitor its deposit costs by adjusting the interest rates offered on its deposit accounts in accordance with market conditions. The Bank will continue to stress checking and money market type accounts that are not as interest rate sensitive as certificates of deposit.

     Property. During the past several years, the Bank has invested significant amounts in building new offices and in remodeling several of its existing offices. After constructing two new branch offices in 1995 and opening one new branch office in 1996, First Federal Bank currently has plans to open one new branch office in 1997.

     Profitability. For the year ended December 31, 1996, First Federal Bank had a net interest rate spread of 2.68%. This increased spread over fiscal 1995 resulted in increased profits. Although the net interest rate spread may decrease as the cost of funds rise for deposits and borrowings, the Bank believes that its net interest rate spread will remain favorable as it continues to implement its strategies. The Bank intends to further enhance its profits by further reducing its operating expenses and maintaining asset quality, thereby limiting the need for additional increases in the allowance for loan losses.

     The Bank's ratio of non-interest expenses to average assets was 1.57% for the year ended December 31, 1996, excluding the one-time SAIF special assessment of $7.0 million. An objective of the Bank for 1997 is to maintain and, if possible, reduce this operating ratio. During the past several years, however, the Bank has added additional employees as a result of growth, expansion of services and increased regulatory reporting.

     The  Bank  will  seek to  maintain  asset  quality  through  the  continued
     origination of single family mortgages, underwritten on the same conservative basis as in the past. In connection with commercial real estate loans, the Bank has implemented several changes in an effort to improve asset quality, including: (i) reducing amortization terms while increasing the frequency of requiring balloon payments on new loans, (ii) reducing loan-to-value ratios to an average of approximately 70% and (iii) increasing periodic inspections of collateral with the objective of addressing and resolving any deterioration of the collateral with the borrower as it arises. Profitability is also dependent upon a number of factors beyond the control of the Bank, including general and local economic conditions and governmental regulations.

Net  Portfolio  Value

     OTS regulations require the Bank to measure its interest rate risk ("IRR") by computing the net present value of its cash flows from assets, liabilities and off-balance sheet items ("NPV") in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's NPV of sudden and sustained 1% to 4% increases and decreases in market interest rates. The regulations provide that the OTS will calculate the IRR component quarterly for each institution from the institution's Thrift Financial Reports. A resulting change in NPV of more than 2% of the estimated market of its assets will require an institution to deduct from its capital 50% of the excess change. The OTS has deferred for the present time the date on which savings institutions must deduct the IRR component from capital.

     The following table presents the Bank's NPV as of December 31, 1996, as calculated by the OTS based on information provided to the OTS by the Bank.


                                         Net Portfolio Value
                           ----------------------------------------------------------------
                                        (Dollars in thousands)
                                                                          Change in NPV
Changes in Interest Rates                                                  as a % of
in Basis Points                                                           Estimated Market
  (Rate Shock)                Amount       $ Change         % Change     Value of Assets
----------------------       -------         ------         --------    -------------------
+400                     $   113,259      $ (95,366)            (46)%        (5.59)%
+300                         139,840        (68,786)            (33)         (3.94)
+200                         165,802        (42,824)            (21)         (2.39)
+100                         189,634        (18,991)             (9)         (1.03)
Static                       208,626             --              --             --
-100                         223,349         14,724              +7          +0.76
-200                         233,579         24,893             +12          +1.26
-300                         242,213         33,587             +16          +1.66
-400                         253,713         45,088             +22          +2.21

                                       7

Net Portfolio Value

     As the table shows, increases in interest rates would result in net decreases in the Bank's NPV, while decreases in interest rates will result in relatively smaller net increases in the Bank's NPV. Based upon the above calculations as of December 31, 1996, the Bank would be required to deduct approximately $6.0 million from total capital for purposes of calculating the Bank's risk-based capital requirement. (Bank's NPV decreases by 2.39% if interest rates increase by 200 basis points.) Certain shortcomings are inherent in the methodology used in the table. Modeling changes in NPV requires the making of certain assumptions that may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the model assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the model assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity of repricing of specific assets and liabilities.
Accordingly, although the NPV measurements do provide an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income.

     The Bank also measures interest rate risk by computing estimated changes in its net interest income ("NII") over a four quarter period. These computations estimate the effect on the Bank's NII of sudden and sustained 1% to 4% increases and decreases in market interest rates.(The OTS does not provide estimated changes in the Bank's NII.)

     Computations of prospective effects of hypothetical interest rates changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit runoffs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result in the event of an interest rate increase as the ability of many borrowers to service their debt may deteriorate.

     The Bank's Board of Directors is responsible for reviewing the Bank's asset and liability policies. The Board meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. In connection with NPV and NII calculations, the Bank's Board of Directors has adopted an interest rate risk policy which establishes certain percentage changes in the Bank's NPV and NII that the Board deems to be acceptable in the event of increases or decreases in interest rates. The Bank's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank's asset and liability goals and strategies. Management expects that the Bank's asset and liability policies and strategies will continue as described above so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

Analysis of Net Interest  Income

     General. First Federal Bank's earnings depend primarily on its net interest income. Net interest income is affected by (i) the amount of interest-earning assets and interest-bearing liabilities, and (ii) the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates paid on interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

Rate/Volume  Analysis.

     Changes in net interest income are attributable to three factors: a change in volume of an interest-earning asset or interest -bearing liability, a change in rates or a change caused by a combination of changes in volume and rate. The table on page 9 sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in volume (changes in average volume multiplied by old rate); (2) changes in rates (changes in rate multiplied by old average volume); and (3) changes in rate-volume (changes in rate multiplied by changes in average volume).

Rate Volume Analysis


Rate/Volume Analysis
                                                                          Year Ended December 31,

                                                    1994 vs. 1995                                      1995 vs. 1996
                                               Increase (Decrease) due to:                       Increase (Decrease) due to:
                                         Volume       Rate        Volume      Net        Volume     Rate       Volume        Net
                                         ------       ----        ------     ----        ------     ----       ------       -----
                                                                                 (In thousands)
Interest income:
        Mortgage loan portfolio         $12,964     $    759     $   231    $13,954     $ 7,795    $ 1,124    $    155    $  9,074
        Non-mortgage loan portfolio        1,394          18           3      1,415       2,222        352          75       2,649
        Mortgage/Asset-backed
           securities                     (3,917)      3,905        (661)       (673)     (2,939)       59      (3,332)
        Investment securities/
           FHLB Stock                        (13)        542          (2)        527         958       (26)         (5)        927
        Fed Funds sold and other
           interest-earning assets          (217)          4          (2)       (215)        442       172         433       1,047
                                        --------    --------    --------    --------    --------  --------    --------    --------
        Total change in interest
           income                       $ 10,211    $  5,228   ($    431)   $15,008     $  8,478   $ 1,170    $    717    $ 10,365
                                        ========    ========    ========    ========    ========  ========    ========    ========
Interest expense:
        Time Deposits                   $  2,429    $  6,585    $    648    $  9,662    $  1,245  ($   269)  ($     10)   $    966
        Other Deposits                      (152)      1,956         (24)      1,780         356      (628)        (16)       (288)
        Borrowings                         2,615       1,401         620       4,636      (2,223)       33      (2,347)
                                        --------    --------    --------    --------    --------  --------    --------    --------
        Total change in interest
           expense                      $  4,892    $  9,942    $  1,244    $ 16,078   ($    622) ($ 1,054)   $      7    ($ 1,669)
                                        ========    ========    ========    ========    ========  ========    ========    ========

NET CHANGE IN NET
    INTEREST INCOME:                    $  5,319   ($  4,714)  ($  1,675)  ($ 1,070)    $ 9,100    $ 2,224    $    710    $ 12,034
                                        ========    ========    ========    ========    ========  ========    ========    ========


Comparison of Financial Condition:

1996-1995

     The total assets of the Company increased $31.6 million, or 2.1%, from $1,482.5 million at December 31, 1995 to $1,514.1 million at December 31, 1996. This increase is due primarily to an increase in loans receivable of $130.4 million, or 14.0%, much of it due to the production from the Bank's correspondent lending program. Cash and cash equivalents decreased $64.5 million, or 56.7%, from $113.7 million at December 31, 1995 to $49.2 million at December 31, 1996, primarily as the result of reallocating the net proceeds from the initial public offering consummated December 29, 1995, into other interest earning assets, primarily loans receivable. Investment securities also decreased, from $78.8 million at December 31, 1995, to $72.8 million at December 31, 1996,a decrease of $6.0 million, or 7.7%, as did mortgage-backed and other asset-backed securities, which decreased $29.6 million, or 9.5%, from $310.9 million at December 31, 1995 to $281.3 million at December 31, 1996 as the Bank invested maturing mortgage-backed and other asset-backed securities in loans receivable.

     As of December 31, 1996, non-performing assets totalled $2.9 million, or 0.19% of total assets as compared to $4.0 million, or 0.27% of total assets, as of December 31, 1995. The decrease was due primarily to the sale of real estate property previously held as REO and to the total recovery of a non-performing investment.

     The increase in liabilities primarily occurred in the deposit portfolio, which increased $55.5 million, or 5.1%, from $1,080.3 million at December 31, 1995, to $1,135.8 million at December 31, 1996, due primarily to reinvestment of interest paid on existing deposits. Total advances from the Federal Home Loan Bank ("FHLB") decreased by $3.2 million, or 2.5%, from $125.7 million as of December 31, 1995, to $122.5 million as of December 31, 1996.

     Stockholders' equity decreased $22.1 million, or 9.3%, due to net earnings of $13.4 million for the year ended December 31, 1996, being offset by treasury stock purchases totalling $29.1 million and by dividends declared of $6.3 million. The Company also purchased $3.8 million of stock for the 1996 Management Stock Bonus Plan, which reduced stockholders' equity.

AVERAGE BALANCE SHEET

The following table sets forth for the periods indicated, information regarding the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amount of interest expense on interest bearing liabilities and the resulting average costs, net interest income, interest rate spread, the net yield earned on interest-earning assets, and the ratio of total interest-earning assets to total interest-bearing liabilities.


                                                                                Year ended December 31,
                                              --------------------------------------------------------------------------------------
                                                                1994                                          1995
                                              -------------------------------------------   ----------------------------------------
                                               Average        Average          Average        Average                      Average
                                               Balance       Interest        Yield/Cost      Balance       Interest       Yield/Cost
                                              -------------------------(dollars in thousands)--------------------------------------


Interest-earning assets:
        Mortgage loan portfolio, net (1)      $  568,665    $   42,683           7.51%     $  741,381       $56,637            7.64%
        Non-mortgage loan portfolio, net         110,571         9,067           8.20         127,567        10,482            8.22
        Mortgage/asset backed
                securities, net                  423,941        23,128           5.46         352,148        22,455            6.38
        Investment securities/
                FHLB stock                        80,606         3,986           4.95          80,343         4,513            5.62
        Federal funds sold and other
                interest-earning assets           15,811           391           2.47           7,051           176            2.50
        Interest on property tax
                certificates                          46             0           0.00              27             0            0.00
                                              ----------    ----------           ----      ----------       -------             ----
        Total interest-earning assets         $1,199,640    $   79,255           6.61%     $1,308,517       $94,263            7.20%
                                                            ==========           ====                       =======            ====
Noninterest-earning assets                        58,905                                       61,376
                                              ----------                                   ----------
                   Total assets               $1,258,545                                   $1,369,893
                                              ==========                                   ==========


Interest-bearing liabilities:
        Time deposits                         $  562,631    $   24,670           4.38%     $  618,034       $34,332            5.56%
        Other deposits                           453,879        12,202           2.69         448,234        13,982            3.12
        Borrowings                               112,194         5,913           5.27         161,808        10,549            6.52
                                              ----------    ----------           ----      ----------       -------             ----
                   Total interest-bearing
                     liabilities              $1,128,704    $   42,785           3.79%     $1,228,076       $58,863            4.79%
                                                            ==========           ====                       =======            ====

Noninterest-bearing liabilities                   25,918                                       27,287
                                              ----------                                   ----------
                   Total liabilities          $1,154,622                                   $1,255,363
Retained earnings                                103,923                                      114,530
                                              ----------                                   ----------
                   Total liabilities and
                   retained earnings          $1,258,545                                   $1,369,893
                                              ==========                                   ==========
Net interest income                                         $   36,470                                      $35,400
                                                            ==========                                      =======

Net interest rate spread                                                         2.82%                                         2.41%
                                                                                 ====                                           ====

Net interest margin (2)                                                          3.04%                                         2.71%
                                                                                 ====                                          ====

Ratio of average interest-earning assets
to average interest-bearing liabilities                                       106.28%                                        106.55%
                                                                              ======                                         ======

Ratio of interest-earning assets to interest bearing liabilities















                                                                                                                   At
                                                                  Yea Ended December 31,                       December 31,
                                                          --------------------------------------------
                                                                             1996                                   1996
                                                          --------------------------------------------------------------------------
                                                            Average                           Average
                                                           Balance         Interest        Yield/Cost      Balance      Yield/Cost
                                                          -------------------------------------------------------------------------



Interest-earning assets:
        Mortgage loan portfolio, net (1)                  $  843,414      $   65,711            7.79%     $  894,561        7.69%
        Non-mortgage loan portfolio, net                     154,610          13,131            8.49         166,963        8.59
        Mortgage/asset backed
                securities, net                              306,055          19,123            6.25         281,289        6.50
        Investment securities/
                FHLB stock                                    97,403           5,440            5.59          82,295        5.55
        Federal funds sold and other
                interest-earning assets                       24,746           1,223            4.94          27,783        3.07
        Interest on property tax
                certificates                                      13               0            0.00               6        0.00
                                                          ----------          ------            ----     ----------        ----
        Total interest-earning assets                     $1,426,241     $   104,628            7.34      $1,452,897        7.35
Noninterest-earning assets                                    69.015                                          61,191
                                                          ----------          ------            ----     ----------        ----
                   Total assets                           $1,495,256                                      $1,514,088
                                                          ==========                                      ==========


Interest-bearing liabilities:
        Time deposits                                     $  640,439          35,298            5.51     $  664,216        5.66
        Other deposits                                       459,633          13,694            2.98        471,607        3.02
        Borrowings                                           127,710           8,202            6.42        127,524        6.42
                                                          ----------          ------            ----     ----------        ----
                   Total interest-bearing
                     liabilities                          $1,227,782     $    57,194            4.66     $1,263,347        4.75
                                                                         ===========            ====                       ====

Noninterest-bearing liabilities                              33,864                                          34,117
                                                         ----------                                      ----------
                   Total liabilities                     $1,261,646                                      $1,297,464
Retained earnings                                           233,610                                         216,624
                                                         ----------                                      ----------
                   Total liabilities and
                   retained earnings                     $1,495,256                                      $1,514,088
                                                         ==========                                      ==========
Net interest income                                                   $      47,434
                                                                      =============

Net interest rate spread                                                                      2.68%                        2.60%
                                                                                              ====                         ====

Net interest margin (2)                                                                       3.33%
                                                                                              ====

Ratio of average interest-earning assets
to average interest-bearing liabilities                                                     116.16%
                                                                                            ======

Ratio of interest-earning assets to interest-
  bearing liabilities                                                                                                    115.00%
                                                                                                                         ======

(1)Excludes income earned on loan origination and commitment fees. Average balances include non accrual loans.
(2)Net interest margin represents neet interest income as a percentage of average interest-earning assets.

Comparison of Financial Condition and Operating Results, 1996-1995

Comparison of Operating Results:

  1996-1995

General

     Net earnings for the year ended December 31, 1996, increased $734,000, or 5.8%, to $13.4 million from $12.6 million for the year ended December 31, 1995. The increase was primarily due to an increase in net interest income being significantly offset by an increase in net noninterest expense. The substantial increase in net interest income can be attributed primarily to the increase in capital, as the proceeds from the conversion and reorganization of the Company increased the average balance of interest-earning assets. The increase in net noninterest expense can be attributed primarily to the FDIC premium, specifically a one-time SAIF special assessment. President Clinton signed legislation on September 30, 1996 requiring all banks and savings associations with accounts insured by SAIF (administered by the FDIC) to pay a special assessment to recapitalize the fund. The Bank's assessment was $7.0 million before taxes ($4.3 million after taxes), which was charged to earnings during the third quarter of 1996. As a result of the recapitalization, the Bank believes the SAIF premium it will pay in future years will be reduced significantly from its current assessment, which will have a positive effect on future earnings.

Net  Interest  Income

     Net interest income increased $12.0 million, or 34.0%, from $35.4 million during the year ended December 31, 1995 to $47.4 million during the year ended December 31, 1996. This increase was primarily due to an increase in total interest income of $10.4 million, or 11.0%, from $94.3 million for the year ended December 31, 1995 to $104.6 million for the year ended December 31, 1996. This increase was primarily the result of an increase in interest income on loans receivable from $67.1 million in the year ended December 31, 1995 to $78.8 million in the year ended December 31, 1996, due to an 18 basis point increase in the interest rate earned on loans receivable and to an increase in the average balance of loans receivable of $129.1 million, or 14.9%, to $998.0 million for the year ended December 31, 1996, from $868.9 million for the year ended December 31, 1995. The increase in the average balance of loans receivable resulted primarily from a strong economy in the Company's market area coupled with an aggressive program to attract new loan originations in both the mortgage and nonmortgage portfolios. Interest income on investment securities (including those available for sale) also increased, from $4.5 million in the year ended December 31, 1995 to $5.4 million in the year ended December 31, 1996, due to the increase in the average portfolio balance of $17.1 million, or 21.2%,to $97.4 million for the year ended December 31, 1996, from $80.3 million for the year ended December 31, 1995. The increase in the average investment portfolio balance was primarily due to the investment of proceeds from the offering. These increases in interest income were partially offset by a decrease in interest income on mortgage-backed and other asset-backed securities (including those available for sale) of $3.3 million, or 14.8%, to $19.1 million for the year ended December 31, 1996, from $22.4 million for the year ended December 31, 1995, due to the decrease in the average balance of $46.1 million, or 13.1%, to $306.1 million for the year ended December 31, 1996, from $352.2 million for the year ended December 31, 1995. The decrease in the average balance of mortgage-backed and other asset-backed securities is due to management's decision to reinvest the cash flows from those securities in loans receivable.

     The increase in interest income was combined with a decrease in total interest expense of $1.7 million, or 2.8%, from $58.9 million for the year ended December 31, 1995, to $57.2 million for the year ended December 31, 1996. Interest paid on deposits increased $678,000, or 1.4%, to $49.0 million for the year ended December 31, 1996, from $48.3 million for the year ended December 31, 1995. This increase was primarily due to the increase in the average balance of the deposits of $33.8 million, or 3.2%, to $1,100.1 million for the year ended December 31, 1996, from $1,066.3 million for the year ended December 31, 1995, offset somewhat by a decrease of eight basis points in the cost of deposits. This increase in interest paid on deposits was offset by a decrease in interest paid on borrowed funds of $2.3 million, or 22.2%, to $8.2 million for the year ended December 31, 1996, from $10.5 million for the year ended December 31, 1995, due to a decrease in the average balance of FHLB advances and other borrowed money of $34.1 million, or 21.1%, to $127.7 million for the year ended December 31, 1996, from $161.8 million for the year ended December 31, 1995. This decrease reflects the use of a portion of the proceeds from the Conversion and Reorganization to repay borrowings.

Provision (Credit) for Losses on Loans

     In determining the provision for losses on loans, management analyzes, among other things, the Bank's loan portfolio, market conditions and the Bank's market area. The provision (credit) for losses on loans increased by $1.6 million in 1996 compared to 1995, from a credit of $495,000 for the year ended December 31, 1995 to a provision of $1.1 million for the year ended December 31, 1996. The credit for the year ended December 31, 1995 was due primarily to the favorable market conditions in the Colorado real estate market, resulting in the historical loss factors used for the general loss provision being adjusted downward and the excess reserve being recognized as a credit for losses on loans. The provision for the year ended December 31, 1996 reflects management's recognition of and desire to appropriately reserve for the Bank's loan growth. Management believes that the allowance for loan losses is adequate at December 31, 1996. There can be no assurances that the allowance will be adequate to cover losses which may in fact be realized in the future and that additional provisions will not be required.

Comparison of Financial Condition and Operating Reuslts, cont.

Noninterest Income

     Noninterest income increased by $292,000, or 5.6%, from $5.2 million for the year ended December 31, 1995 to $5.5 million for the year ended December 31, 1996. This increase was primarily the result of an absence of any losses on the sale of mortgage-backed and other asset-backed securities in 1996. During the first quarter of 1995, the Bank sold available-for-sale mortgage-backed securities for a loss of $381,000. Furthermore, the Bank experienced an increase in the gain on the sale of loans of $219,000 due to increased loan activity, and an increase in fees and service charges of $578,000 due to increased transaction account activity, offset by a decrease in net income from real estate operations of $885,000, primarily due to a gain on the sale of real estate owned in the first quarter of 1995. There were no comparable sales of mortgage-backed securities or real estate owned during the year ended December 31, 1996.

Noninterest  Expense

     Noninterest expense increased by $9.2 million, or 43.1% for the year ended December 31, 1996 as compared to the year ended December 31, 1995. The majority of the increase related to the one-time special SAIF assessment expense of $7.0 million, as previously discussed. The other major increases occurred in the other, net, noninterest expense category ($1.5 million) and in compensation expense ($1.5 million). Additional increases in occupancy expense of $102,000 due to depreciation and other office expenses associated with the three new offices opened in 1995 and 1996, in advertising expense of $103,000 due to additional advertising programs in 1996, and in professional fees of $112,000 due primarily to stockholder related matters, were offset by the decrease of $1.2 million in the provision for losses on federal funds sold. The Bank expects additional occupancy expense due to the construction of one new branch office in fiscal 1997.

     During the year ended December 31, 1995, the Bank recognized income of $809,000 in settlement of an IRS audit as an offset to other, net, noninterest expense, which represents the majority of the $1.5 million total increase in other, net, noninterest expense for the year periods ending December 31, 1996 and 1995. Additional items impacting other, net, noninterest expense included an increase in income from a subsidiary, First Savings Insurance Services, of $230,000 in 1996 and a gain on the sale of fixed assets of $180,000 in 1995, which offset 1995 other, net, noninterest expense.

     In addition, the Bank experienced increased compensation costs during the year ended December 31, 1996, primarily due to an increase of $585,000 in employee compensation, resulting from increased staffing due to the added offices, and from an increase of $963,000 related to compensation expense recognized on stock benefit plans due to the price appreciation of the fair market value of common stock of the Company held by such plans. In 1995 the ESOP purchased 1,340,379 shares with a 10 year loan from the Company. Shares are expensed as they are released. In the third quarter of 1996, the Company began experiencing additional compensation expense due to the adoption by shareholders of a Management Stock Bonus Plan ("MSBP") whereby various officers and directors of the Bank were granted restricted stock over a five-year period. The MSBP purchased shares of common stock of the Company for the plan in open market purchases. The MSBP shares are being expensed over a five year period beginning July 24, 1996 based on the fair market value as of that date.

     The provision for losses on federal funds sold booked in 1995 resulted when the Superintendent of Banks of the State of New York took possession of the business and property of Nationar, a New York-chartered trust company. The Bank wrote down its $1.0 million federal funds sold to Nationar to $382,500 and filed a proof of claim for the monies due. A partial payment on the claim totaling $400,000 was received in June, 1996 and resulted in a recovery of $18,000 in the second quarter of 1996. Final payment on the claim totaling $600,000 was received in December, 1996 and resulted in a recovery of $600,000 in the fourth quarter of 1996 and of $618,000 for the year ended December 31, 1996.

Income Tax Expense

     Federal and state income taxes increased by $765,000, or 10.7%, for the year ended December 31, 1996 compared to the year ended December 31, 1995, due primarily to the increase in earnings before income taxes.

Comparison of Financial Condition and Operating Results, cont.

Comparison  of Operating  Results:

  1995-1994

General

     Net earnings for the year ended December 31, 1995 decreased $0.9 million, or 6.7%, to $12.6 million from $13.5 million for the year ended December 31, 1994. The decrease was primarily due to a decrease in net interest income combined with an increase in noninterest expense.

Net Interest

     Income Net interest income decreased $1.1 million, or 2.9%, from $36.5 million during the year ended December 31, 1994 to $35.4 million during the year ended December 31, 1995. This decrease was due primarily to an increase in total interest expense of $16.1 million, or 37.6%, from $42.8 million for the year ended December 31, 1994 to $58.9 million for the year ended December 31, 1995. This increase was the result of an increase in interest paid on deposits from $36.9 million in the year ended December 31, 1994 to $48.3 million in the year ended December 31, 1995, and an increase in other interest expense from $5.9 million in the year ended December 31, 1994 to $10.5 million for the year ended December 31, 1995. These increases resulted from increased interest rates throughout 1994, impacting 1995 interest expense, coupled with a $49.8 million, or 4.9%, increase in the average balance of deposits during the year ended
December 31, 1995 compared to the year ended December 31,1994, and a $49.6 million, or 44.2% increase in the average balance of borrowings during the year ended December 31, 1995 compared to the year ended December 31, 1994.

     The increase in total interest expense was partially offset by an increase in total interest income, which increased by $15.0 million, or 18.9%, from $79.3 million for the year ended December 31, 1994 to $94.3 million for the year ended December 31, 1995. The major interest income category, interest on loans receivable, increased by $15.4 million, or 29.7%, for the year ended December 31, 1995 compared to the year ended December 31, 1994 due to the increases in the interest rate earned on loans receivable and in the average balance of loans receivable, which increased $189.7 million, or 27.9%, to $868.9 million for the year ended December 31, 1995, from $679.2 million for the year ended December 31, 1994. The Bank was able to increase loan originations during the year ended December 31, 1995, primarily due to increased correspondent lending relationships. Interest income on mortgage-backed and other asset-backed securities decreased $673,000, or 2.9%, for the year ended December 31, 1995, compared to the year ended December 31, 1994, due to a decrease of $71.8 million, or 16.9% in the average balance of mortgage-backed and other asset-backed securities, from $423.9 million for the year ended December 31, 1994 to $352.1 million for the year ended December 31, 1995, which was partially offset by the general increase in interest rates.

Provision (Credit) for Losses on Loans

     The provision (credit) for losses on loans decreased by $84,000 from a credit of $411,000 for the year ended December 31, 1994, to a credit of $495,000 for the year ended December 31, 1995. This decrease was due primarily to the favorable market conditions in the Colorado real estate market, resulting in the historical loss factors used for the general loss provision being adjusted downward and the excess reserve being recognized as a credit for losses on loans.

Noninterest Income

     Noninterest income remained stable at $5.2 million for the years ended December 31, 1994 and 1995. Increases in net income from real estate operations of $460,000 and in income from fees and service charges of $377,000 were offset by a $147,000 decrease in income from sales of loans and a $698,000 decrease in income from sales of securities. Net income from real estate operations increased due to the profit recognized on the sale of REO during the period, while the decrease in gain (loss) on sales of securities, net, was due to a gain of $317,000 in 1994 from the sale of FHLMC stock coupled with a loss of $381,000 in 1995 from the sale of mortgage-backed securities.

Noninterest Expense

     Noninterest expense increased by $661,000, or 3.2% for the year ended December 31, 1995 as compared to the year ended December 31, 1994. Increases in compensation expense of $641,000, in occupancy expenses of $292,000, and in the provision for losses on Federal funds sold of $618,000 were offset by decreases in the provision (credit) for losses on REO or in judgement of $543,000 and in other noninterest expense, net, of $591,000 to account for the majority of the increase in noninterest expense. Minor increases in other noninterest expense categories also contributed to the total increase.

     The Bank experienced increased compensation costs during the year ended December 31, 1995 due to an increase of $345,000 in the contributions to employee benefit plans and of $361,000 in employee compensation. Occupancy cost increased primarily due to the depreciation expense and other office expense associated with the five new offices opened in 1994 and 1995.

Comparison of Financial Condition and Operating Results, Cont.

     The provision for losses of Federal funds sold resulted when the Superintendent of Banks of the State of New York took possession of the business and property of Nationar, a New York-chartered trust company. The Bank wrote down its $1.0 million Federal funds sold to Nationar to $382,500 and filed a proof of claim for the monies due. The claim subsequently settled in full. The decrease in the provision (credit) for losses on REO resulted primarily from the $2.6 million decrease in the balance of REO from December 31, 1994 to December 31, 1995.

     Other noninterest expense, net, included the recognition during the year ended December 31, 1995, of $809,000 income in settlement of an IRS audit, representing interest due on an advance payment on taxes made in 1991. Also included during the year ended December 31, 1995 was a profit of $169,000 from the sale of a former branch office site in Montrose. The change in other noninterest expense, net, was offset when compared to the year ended December 31, 1994, because $454,000 was recognized in 1994 as profit from the sale of branch offices. This profit resulted from a sale in 1994 of three outlying offices with a deposit base of $45.6 million, as the Bank consolidated its office network in the Denver metropolitan area.

Income Tax Expense

     Federal and state income taxes decreased by $745,000, or 9.4% for the year ended December 31, 1995 compared to the year ended December 31, 1994, due primarily to the decrease in earnings before income taxes.

Liquidity and Capital Resources

     First Federal Bank's primary sources of funds are deposits, proceeds from principal and interest payments on loans and mortgaged-backed and other asset-backed securities and, to a lesser extent, advances from the FHLB of Topeka. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by interest rates, economic conditions, competition and, most recently, the restructuring of the thrift industry. In 1995 the Company and the Bank accessed the capital markets to raise $117.6 million in funds from an initial public offering.

     The primary investment activity of the Bank is the origination of mortgage loans. During the years ended December 31, 1994, 1995 and 1996, the Bank originated mortgage loans in the amounts of $247 million, $275.6 million, and $299.8 million, respectively. The Bank also purchases loans and mortgage-backed and other asset-backed securities on occasion to reduce liquidity not otherwise required for local loan demand. Purchases of mortgage loans and mortgage-backed and other asset-backed securities in those same periods totalled $155.1 million, $17.9 million, and $34.1 million respectively. Other investment activities include investment in short term certificates of deposits of other financial institutions, FHLB of Topeka stock, consumer loans and, to a lesser extent, U.S. government and federal agency obligations.

     First Federal Bank has other sources of liquidity if a need for additional funds arises. Additional sources of funds include FHLB of Topeka advances which, as of December 31, 1996, totalled $122.5 million. If needed, the Bank has additional borrowing ability with the FHLB of Topeka. The Bank also has borrowing authority with two Colorado commercial banks in an amount up to $8 million. First Federal also established a finance subsidiary in 1988 for the purpose of borrowing funds through participation in a Real Estate Mortgage Investment Conduit ("REMIC"). As of December 31, 1996, $5.2 million of the REMIC bond was outstanding. Other sources of liquidity can be found in the Bank's statement of financial condition, such as investment securities maturing within one year and unencumbered mortgage-backed securities that are readily marketable.

     First Federal Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 5.0%. The Bank's liquidity ratios were 8.7%, 13.0% and 9.7% as of December 31, 1994, 1995 and 1996, respectively.

     The Bank had tangible, core and risk-based capital ratios of 11.87%, 12.03% and 23.84%, respectively, at December 31, 1996, which greatly exceeded the OTS's respective minimum requirements of 1.50%, 3.00% and 8.00%, respectively. The Bank was classified as a "well capitalized" institution at December 31, 1996.

     First Federal Bank's most liquid assets are cash and cash equivalents, which include investments in highly liquid short-term investments. The level of these assets are dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 1994, 1995 and 1996, cash and cash equivalents totalled $30.2 million, $113.7 million and $49.2 million, respectively.

     First Federal Bank anticipates that it will have sufficient funds available to meet its current commitments. As of December 31, 1996, the Bank had commitments to fund loans and standby letters of credit of $52.4 million. Certificates of deposit which are scheduled to mature in one year or less as of December 31, 1996, totalled $407.6 million. Management believes that a significant portion of such deposits will remain with the Bank.

Impact of Inflation and Accounting Standards

Impact of Inflation

     The Consolidated Financial Statements of the Company, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which, with the exception of market value accounting for available-for-sale securities under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, generally require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of New  Accounting  Standards

     Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS No. 125) and SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125 (SFAS No. 127) in June and December 1996, respectively. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. It requires entities to recognize servicing assets and liabilities for all contracts to service financial assets,. unless the assets are securitized and all servicing is retained. The servicing assets will be measured initially at fair values, and will be amortized over the estimated useful lives of the servicing assets. In addition, the impairment of servicing assets will be recognized  through a  valuation  allowance.  SFAS No.  125 also  addresses  the accounting and reporting standards for securities lending, dollar-rolls, repurchase agreements and similar transactions. The Company will prospectively adopt SFAS No. 125 on January 1, 1997. However, in accordance with SFAS No. 127, the Company will defer adoption of the standard as it relates to securities lending, dollar-rolls, repurchase agreements and similar transactions until January 1, 1998. The Company does not expect the adoption of SFAS No. 125 to have a material impact on its consolidated financial statements.

Earnings per Share.

     On March 3, 1997, the FASB issued SFAS No. 128, Earnings per Share (SFAS No. 128) which is effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 replaces APB Opinion 15, Earnings per Share, and simplifies the computation of earnings per share (EPS) by replacing the presentation of primary EPS with a presentation of basic EPS. In addition, the Statement requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted EPS. The computation of EPS will be compatible with international standards, as the International Accounting Standards Committee recently issued a comparable standard.

Common Stock and Related Matters

First Colorado Bancorp, Inc.,
Common Stock and Related Matters

     The Company's offering of common stock closed on December 29, 1995. Shares of common stock were issued and sold in that offering at $10.00 per share.

     As of February 28, 1997, the Company had 4,128 stockholders of record and 16,576,197 outstanding shares of common stock. This does not reflect the number of persons whose stock is in nominee or "street" name accounts through brokers.

     Payment of dividends on the common stock is subject to determination and declaration by the Board of Directors and will depend upon a number of factors, including capital requirements, regulatory limitations on the payment of dividends, the Company's results of operations and financial condition, tax considerations and general economic conditions. No assurance can be given that dividends will be declared or, if declared, what the amount of dividends will be, or whether such dividends, once declared, will continue.

     The Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be, in part, dependent upon the factors enumerated above. The Company is subject, however, to the requirements of Colorado law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its stated capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year. First Colorado Bancorp, Inc., completed the reorganization from a federally chartered mutual holding company to a Colorado stock holding company on December 29, 1995, and only four quarters of historical data can be provided in regard to the common stock of the Company.

Table 1, First Colorado Bancorp, 1996

                  12/31/96          9/30/96         6/30/96         3/31/96
              --------------      ----------      ----------       ----------
# shares          18,184,108      19,030,844      20,134,256       20,096,940
High          $      17.8750         15.6250         13.7500          12.5000

Low           $      14.9375         12.5000         11.7500          11.0000
Dividends
Declared      $         0.09            0.08            0.08            0.075
(per share)

     On December 29, 1995, the Company issued 20,023,337 shares of its common stock, 6,619,539 of which were issued in exchange for Bank common stock and 13,403,798 of which were sold in the conversion offering.

     Prior to December 29, 1995, the common stock of the Bank was traded over-the-counter on the Nasdaq National Market System under the symbol "FFBA." On December 29, 1995, the Company succeeded to the Bank's symbol. Table 2 below sets forth the high and low trading prices for the common stock of the Bank as a capital stock savings bank, for the four quarters ending with and preceding December 29, 1995, together with the cash dividends declared subsequent thereto. First Savings Capital, M.H.C., which owned the majority of the Bank's common stock, waived the receipt of all cash dividends paid by the Bank. The prices and dividends stated below have not been adjusted to reflect the Share Exchange.


Table 2, First Federal Savings Bank of Colorado, 1995

                          12/29/95       9/30/95       6/30/95         3/30/95
                         ----------     ---------      --------       ---------
# shares                 6,371,137      6,360,722      6,356,247      6,346,147

High                       40.0000        35.7500        25.0000        24.5000

Low                        30.7500        23.5000        22.0000        22.0000

Dividends
Declared                      0.22           0.22           0.22           0.22
(per share)

Independent Auditor's Report

                          Independent Auditors' Report



The Board of Directors and Stockholders of
First Colorado Bancorp, Inc.:


We have audited the accompanying consolidated statements of financial condition of First Colorado Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Colorado Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies. The consolidating information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.



/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP


Denver, Colorado
March 7, 1997

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES
Consolidated Statements of Financial Condition
December 31, 1995 and 1996
(Amounts in Thousands, Except Share Data)
-------------------------------------------------------------------------------

Assets                                                                                 1995             1996
------                                                                                 ----             ----
Cash and due from banks                                                            $    27,090         21,449
Federal funds sold, net (note 11)                                                       80,483         15,000
Other interest-earning assets                                                            6,097         12,783
                                                                                   -----------    -----------
         Cash and cash equivalents                                                     113,670         49,232
Investment securities (notes 3 and 11):
  Held-to-maturity, at amortized cost (market value of $54,359 and $61,701 in
    1995 and 1996, respectively)                                                        54,362         61,642
    and 1996, respectively)
  Available-for-sale, at market value                                                   24,417         11,099
                                                                                   -----------    -----------
                                                                                        78,779         72,741
Mortgage-backed and other asset-backed securities (notes 4, 5, 11 and 12):
  Held-to-maturity, at amortized cost (market value of $295,648 and
    $268,043 in 1995 and 1996, respectively)                                           302,380        273,602
  Available-for-sale, at market value                                                    8,506          7,687
                                                                                   -----------    -----------
                                                                                       310,886        281,289
Loans receivable, net (notes 5, 8 and 11)                                              931,159      1,061,524
Accrued interest receivable (note 6)                                                     7,807          8,059
Federal Home Loan Bank stock, at cost (note 11)                                          8,829          9,554
Real estate owned, net (notes 7 and 8)                                                   1,647          1,457
Office properties and equipment, net of accumulated depreciation and
  amortization (note 9)                                                                 21,760         22,930
Real estate held for investment and development                                          2,393          2,025
Income taxes receivable (note 14)                                                          204            589
Investment in property tax certificates, at cost                                            21              6
Other assets                                                                             5,342          4,682
                                                                                   -----------    -----------
         Total assets                                                              $ 1,482,497      1,514,088
                                                                                   ===========    ===========
Liabilities and Stockholders' Equity
Deposits (note 10)                                                                 $ 1,080,289      1,135,823
Advances from Federal Home Loan Bank (note 11)                                         125,670        122,515
Bonds payable (note 12)                                                                  5,543          5,009
Advances by borrowers for taxes and insurance                                            9,348          8,312
Deferred income taxes (note 14)                                                          4,849          5,118
Deferred income                                                                            941            722
Other liabilities                                                                       17,139         19,965
                                                                                   -----------    -----------
         Total liabilities                                                           1,243,779      1,297,464
Stockholders' equity (note 13):
  Preferred stock, $0.10 par value.  25,000,000 shares authorized; none issu-d              --             --
  Common stock, $0.10 par value.  50,000,000 shares authorized; 20,023,337 and
    20,134,256 shares issued at December 31, 1995 and 1996, respectively;
    20,023,337 and 18,184,108 shares outstanding at December 31, 1995
    and 1996, respectively                                                               2,002          2,013
  Additional paid-in capital                                                           149,837        151,581
  Treasury stock (1,950,148 shares at December 31, 1996, at cost)                           --        (28,957)
  Unearned ESOP shares                                                                 (13,404)       (12,063)
  Unearned MRP/MSBP shares                                                                (182)        (3,929)
  Net unrealized gain (loss) on securities available-for-sale (net of tax effect
     of $(34) and $226 in 1995 and 1996, respectively)                                     (54)           365
  Retained earnings, partially restricted (note 14)                                    100,519        107,614
                                                                                   -----------    -----------
         Total stockholders' equity                                                    238,718        216,624
Commitments and contingencies (notes 5, 13, 14 and 16)                             -----------    -----------

         Total liabilities and stockholders' equity                                $ 1,482,497      1,514,088
                                                                                   ===========    ===========

                                       18

See accompanying notes to consolidated financial statements.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Data)

                                                                        Year ended December 31
                                                            -----------------------------------------------
                                                                 1994            1995            1996
                                                            -------------     ---------       -------------

Interest income:
   Interest on loans receivable                             $    51,750         67,119         78,842
   Interest  on mortgage-backed and other asset-backed
     securities                                                  23,128         22,455         19,123
   Interest and dividends on investment securities                3,986          4,513          5,440
   Interest on federal funds sold and
     other interest-earning assets                                  391            176          1,223
                                                            -----------         ------         ------
       Total interest income                                     79,255         94,263        104,628
                                                            -----------         ------         ------

Interest expense:
   Interest on deposits (note 10)                                36,872         48,314         48,992
   Interest on advances from Federal Home Loan Bank               5,114          9,927          7,702
   Other interest expense                                           799            622            500
                                                            -----------         ------         ------
       Total interest expense                                    42,785         58,863         57,194
                                                            -----------         ------         ------

       Net interest income                                       36,470         35,400         47,434

Provision (credit) for losses on loans (note 8)                    (411)          (495)         1,143
                                                            -----------         ------         ------
       Net interest income after provision (credit) for
         losses on loans                                         36,881         35,895         46,291
                                                            -----------         ------         ------

Noninterest income:
   Fees and service charges                                       3,818          4,195          4,773
   Gain (loss) on sale of loans, net                                146             (1)           218
   Gain  (loss)  on  sale  of
     mortgage-backed   and other
     asset-backed securities, net                                   317           (381)            --
   Income from real estate operations, net                          762          1,222            337
   Rental income                                                    169            171            170
                                                            -----------         ------         ------
                                                                  5,212          5,206          5,498
                                                            -----------         ------         ------

Noninterest expense:
   Compensation (note 13)                                        10,025         10,666         12,215
   Occupancy                                                      3,411          3,703          3,805
   Provision  (credit) for losses on real estate owned
     (note 8)                                                       448            (95)             3
   Provision (credit) for losses on federal funds sold               --            618           (618)
   Professional fees                                                642            667            779
   Advertising                                                      837            899          1,002
   Printing, supplies and postage                                 1,038          1,095          1,093
   FDIC premiums (note 2)                                         2,291          2,391          9,392
   Other, net                                                     1,964          1,373          2,835
                                                            -----------         ------         ------
                                                                 20,656         21,317         30,506
                                                            -----------         ------         ------

       Earnings before income taxes                              21,437         19,784         21,283

Income tax expense (note 14):
   Current                                                        6,906          5,817          7,902
   Deferred                                                         985          1,329              9
                                                            -----------         ------         ------
                                                                  7,891          7,146          7,911
                                                            -----------         ------         ------

       Net earnings                                         $    13,546         12,638         13,372
                                                            ===========         ======         ======

Earnings per common and common equivalent share (note 13)          2.11           1.96           0.72
                                                            ===========         ======         ======
Weighted  average  common  and  common
  shares outstanding                                          6,426,948      6,440,876     18,643,327
                                                            ===========         ======         ======


See accompanying notes to consolidated financial statements.

      FIRST COLORADO BANCORP, INC.
      AND SUBSIDIARIES
      Consolidated Statements of Stockholders' Equity

      For the Three-Year Period Ended December 31, 1996

      (Amounts in Thousands, Except Share Amounts)
--------------------------------------------------------------------------------



                                          Common stock,               Common stock,                  Common
                                         $.100 par value             $0.10 par value   Additional    stock      Unearned
                                       --------------------      ---------------------   paid-in    treasury      ESOP
                                        Shares      Amount       Shares        Amount    capital     shares      shares
                                       ---------  ---------      ------        -------  ---------    ------      -------


        Balance, January 1, 1994       6,269,972     $  6,270           -          -     10,024           -          (729)
        Exercise of employee
         stock options (note 13)          61,650           62           -          -        390           -             -
        Payment of ESOP liability
         (note 13)                             -            -           -          -          -           -           283
        Employees' vesting in
          MRP (note 13)                        -            -           -          -        200           -             -
        Dividends ($1.80 per
          share):
          Declared for minority
           interest                            -            -           -          -          -           -             -
          Waived by Parent                     -            -           -          -      7,537           -             -
        Net unrealized loss on
          securities available-
          for-sale                             -            -           -          -          -           -             -
        Net earnings                           -            -           -          -          -           -             -
                                     -----------    ---------  ----------    -------   --------    --------      --------
        Balance, December 31,
          1994                         6,331,622        6,332           -          -     18,151           -          (446)
        Exercise of employee
          stock options (note 13)         39,515           40           -          -        224           -             -
        Payment of ESOP liability
          (note 13)                            -            -           -          -          -           -           446
        Contribution by First Savings
          Capital, M.H.C                       -            -           -          -         31           -             -
        Exchange of common stock
          (note 13)                   (6,371,137)      (6,372)  6,619,539        662      5,710           -             -
        Common stock issued for cash,
          net of offering costs
          (note 13)                            -            -  12,063,419      1,206    116,414           -             -
        Common stock issued to ESOP
          for note receivable (note
          13)                                  -            -   1,340,379        134     13,270           -       (13,404)
        Employees' vesting in MRP
          (note 13)                            -            -           -          -        224           -             -
        Dividends declared ($0.88
          per share)                           -            -           -          -          -           -             -
        Reversal of dividends
          previously waived by
          First Savings Capital,
          M.H.C.                               -            -           -          -     (4,187)          -             -
        Change in net unrealized
          gain/loss on securities
          available-for-sale                   -            -           -          -          -           -             -
        Net earnings                           -            -           -          -          -           -             -
                                     -----------    ---------  ----------    -------   --------    --------      --------
        Balance, December 31, 1995             -            -  20,023,337      2,002    149,837           -       (13,404)
        Exercise of employee stock
         options (note 13)                     -            -     110,919         11         78         183             -

        Additional offering costs
          on common stock issued
          for cash                             -            -           -          -       (175)          -             -
        Payment of ESOP liability
          (note 13)                            -            -           -          -          -           -         1,341
        Common stock purchased by
          MSBP (note 13)                       -            -           -          -          -           -             -
        Employees' vesting in
        ESOP/MRP/MSBP (note 13)                -            -           -          -      1,841           -             -
        Purchase of treasury stock             -            -  (1,950,148)         -          -     (29,140)            -
        Dividends declared ($0.325
          per share)                           -            -           -          -          -           -             -
        Change in net unrealized
          gain/loss on securities
          available-for-sale                   -            -           -          -          -           -             -
        Net earnings                           -                        -          -          -           -             -
        Balance, December 31,
          1996                                 -            -  18,184,108    $ 2,013   $151,581     (28,957)      (12,063)
                                     ===========    =========  ==========    =======   ========    ========      ========

                                                Unearned      Net unrealized
                                                   MRP/       gain (loss) on
                                                   MSBP         securities           Retained
                                                  shares     available-for-sale      earnings         Total
                                                  -------    ------------------      ---------        -----

        Balance, January 1, 1994                     (328)            -               83,453        98,690
        Exercise of employee
         stock options (note 13)                        -             -                    -           452
        Payment of ESOP liability
         (note 13)                                      -             -                    -           283
        Employees' vesting in
          MRP (note 13)                                70             -                    -           270
        Dividends ($1.80 per
          share):
          Declared for minority
           interest                                     -            -                (3,857)       (3,857)
          Waived by Parent                              -            -                (7,537)            -
        Net unrealized loss on
          securities available-
          for-sale                                      -       (1,370)                    -        (1,370)
        Net earnings                                    -            -                13,546        13,546
                                                ---------     --------              --------      --------
        Balance, December 31,
          1994                                       (258)      (1,370)               85,605       108,014
        Exercise of employee
          stock options (note 13)                       -            -                     -           264
        Payment of ESOP liability
          (note 13)                                     -            -                     -           446
        Contribution by First Savings
          Capital, M.H.C                                -            -                     -            31
        Exchange of common stock
          (note 13)                                     -            -                     -             -
        Common stock issued for cash,
          net of offering costs
          (note 13)                                     -            -                     -       117,620
        Common stock issued to ESOP
          for note receivable (note
          13)                                           -            -                     -             -
        Employees' vesting in MRP
          (note 13)                                    76            -                     -           300
        Dividends declared ($0.88
          per share)                                    -            -                (1,911)       (1,911)
        Reversal of dividends
          previously waived by
          First Savings Capital,
          M.H.C.                                        -            -                 4,187             -
        Change in net unrealized
          gain/loss on securities
          available-for-sale                            -        1,316                     -          1,316
        Net earnings                                    -            -                12,638         12,638
                                                ---------     --------              --------      --------
        Balance, December 31, 1995                   (182)         (54)              100,519        238,718
        Exercise of employee stock
         options (note 13)                              -            -                     -            272
        Additional offering costs
          on common stock issued
          for cash                                      -            -                     -           (175)
        Payment of ESOP liability
          (note 13)                                     -            -                     -          1,341
        Common stock purchased by
          MSBP (note 13)                           (3,848)           -                     -         (3,848)
        Employees' vesting in
        ESOP/MRP/MSBP (note 13)                       101            -                     -          1,942
        Purchase of treasury stock                      -            -                     -        (29,140)
        Dividends declared ($0.325
          per share)                                    -            -                (6,277)        (6,277)
        Change in net unrealized
          gain/loss on securities
          available-for-sale                            -          419                     -            419
        Net earnings                                    -            -                13,372         13,372
                                                ---------     --------              --------      ---------
        Balance, December 31, 1996                 (3,929)         365               107,614        216,624
                                                =========     ========              ========      =========

See accompanying notes to consolidated financial statements.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in Thousands)
-------------------------------------------------------------------------------

                                                                Year ended December 31
                                                             ------------------------------
                                                             1994          1995        1996
                                                             ----          ----        ----



Cash flows from operating activities:

  Interest and dividends from loans receivable,
    mortgage-backed, other-asset backed
    and investment securities                             $  81,577       92,154      103,767

  Fees and service charges received                           6,118        5,519        6,457
  Rental income received                                        169          171          171
  Proceeds from sale of loans held for sale                  23,820        6,468       25,258
  Originations of loans held for sale                       (21,150)      (7,493)     (25,276)
  Interest paid                                             (10,236)     (15,475)     (13,175)
  Cash paid to suppliers and employees                      (18,962)     (20,270)     (30,020)
  Income taxes paid                                          (7,223)      (4,745)      (8,286)
                                                          ---------    ---------    ---------
       Net cash provided by operating activities             54,113       56,329       58,896
                                                          ---------    ---------    ---------


Cash flows from investing activities:

  Proceeds from sales of investment and mortgage-
    backed securities available-for-sale                        565       24,469           --
  Proceeds from maturities of investment and
    mortgage-backed securities available-for-sale            15,000        8,000       12,000
  Proceeds from maturities of investment and
    mortgage-backed securities held-to-maturity              44,890       38,500       84,450
  Purchase of investment securities available-for-sale      (15,982)      (2,027)          --
  Purchase of investment securities held-to-maturity        (25,040)     (59,578)     (90,023)
  Principal repayments of mortgage-backed and
    asset-backed securities                                 135,620       68,370       63,959
  Purchase of mortgage-backed and other asset-backed
    securities available-for-sale                           (10,032)          --           --
  Purchase of mortgage-backed and other asset-backed
    securities held-to-maturity                             (99,908)          --      (35,066)
  Origination of loans receivable                          (291,681)    (331,692)    (358,245)
  Net increases in customers' lines of credit                  (200)      (2,663)     (11,357)
  Principal repayments of loans receivable                  178,615      182,529      238,232
  Purchase of loans receivable                              (45,137)     (17,932)          --
  Purchase of Federal Home Loan Bank stock                   (1,052)        (941)        (136)
  Proceeds from sales of real estate owned                      712        3,875          906
  Disbursements for real estate owned                           (21)          --           (1)
  Proceeds from sale of office properties
    and equipment                                             4,126          274            4
  Purchase of office properties and equipment                (6,593)      (3,725)      (2,940)
  Proceeds from sale of real estate held for investment
    and development                                             478          622          344
  Purchase of real estate held for investment and
    development                                                  --          (11)          --
  Proceeds from redemption of property tax certificates          17           15           15
  Other, net                                                    237          335          280
                                                          ---------    ---------    ---------
       Net cash used by investing activities               (115,386)     (91,580)     (97,578)
                                                          ---------    ---------    ---------


                                                               (Continued)

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows, Continued

(Amounts in Thousands)
--------------------------------------------------------------------------------

                                                            Year ended December 31
                                                         --------------------------------
                                                         1994         1995         1996
                                                         ----         ----         ----

Cash flows from financing activities:

  Net increase (decrease) in deposits                 $ (45,633)      18,236       11,533
  Proceeds of advances from Federal Home Loan Bank      333,200      403,700      146,300
  Repayment of advances from Federal Home Loan Bank    (250,702)    (419,978)    (149,455)
  Repayment of bonds payable                             (3,545)      (1,005)        (553)
  Repayment of note payable                                (283)        (446)          --
  Net increase (decrease) in advances by borrowers
    for taxes and insurance                                 722        1,216       (1,036)
  Proceeds from issuance of common stock                     --      120,634         --
  Purchase of treasury shares                                --           --      (29,140)
  Cash paid for stock offering and conversion costs          --       (3,014)      (2,310)
  Proceeds from exercised stock options                     452          264          272
  Cash paid for MRP/MSBP                                     --           --       (1,906)
  Proceeds from ESOP for repayment of debt                  283          446        1,341
  Dividends paid                                         (3,428)      (1,859)      (5,121)
  Other, net                                              3,202          488        4,319
                                                      ---------    ---------    ---------
      Net cash provided (used) by financing
         activities                                      34,268      118,682      (25,756)
                                                      ---------    ---------    ---------
      Net increase (decrease) in cash and cash
         equivalents
                                                        (27,005)      83,431      (64,438)
Cash and cash equivalents at beginning of year           57,244       30,239      113,670
                                                      ---------    ---------    ---------
Cash and cash equivalents at end of year              $  30,329      113,670       49,232
                                                      =========    =========    =========


                                                                 (Continued)

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows, Continued

(Amounts in Thousands)
-------------------------------------------------------------------------------



                                                              Year ended December 31
                                                           ----------------------------
                                                           1994        1995        1996
                                                           ----        ----        ----



Reconciliation of net earnings to net cash provided by operating activities:

    Net earnings                                         $ 13,546      12,638      13,372
    Adjustments to reconcile net earnings to net
      cash provided by operating activities:
         Amortization of premiums and discounts
           on investment and mortgage-backed
           securities, net                                  3,755         256       1,597
         Loss (gain) on sale of loans, net                   (146)          1        (218)
         Loss (gain) on sale of mortgage-backed and
           other asset-backed securities                     (317)        381          --
         Amortization of deferred loan origination
           fee income                                      (1,046)       (896)       (777)
         Deferred loan origination fee income, net
           of  deferred costs                               1,355         362         332
         Provision for losses on loans receivable,
           federal funds sold and real estate owned            37          28         528
         Gain on sale of real estate owned, net              (246)       (976)       (172)
         Loss (gain) on sale of real estate held
           for investment and development                      44        (357)        (24)
         Stock dividends from Federal Home Loan
           Bank                                                --        (143)       (589)
         Depreciation and amortization                      1,361       1,607       1,794
         Loss (gain) on sale of office properties
           and equipment                                     (213)          6          --
         Increase in deferred income taxes                    985       1,329           9
         Interest expense credited to deposit
           accounts                                        32,537      43,366      44,001
         Amortization of unearned discounts and
           deferred income                                   (462)       (127)       (225)
         Decrease (increase) in loans held for sale         2,670        (907)        (18)
         Decrease (increase) in accrued interest
           receivable                                          75      (1,232)       (252)
         Decrease (increase) in other assets                  174        (182)        369
         Increase in income taxes receivable                 (316)       (128)       (385)
         Increase (decrease) in other liabilities             237         315        (516)
         Other, net                                            83         988          70
                                                         --------    --------    --------
             Net cash provided by operating activities   $ 54,113      56,329      58,896
                                                         ========      ======      ======
Noncash investing and financing transactions:
  Foreclosure of collateral securing loans, net of          2,598         948         546
     reserve                                              =======      ======      ======
  Dividends waived (reversed) by parent                     7,537      (4,187)         --
                                                         ========    ========    ========
  Change in net unrealized loss on securities
    available-for-sale, net of tax effect                  (1,370)      1,316         419
                                                         ========    ========    ========
  Deferred tax effect of change in unrealized loss
    on securities available-for-sale                     $   (849)        813         260
                                                         ========    ========    ========


See accompanying notes to consolidated financial statements.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1994, 1995 and 1996
-------------------------------------------------------------------------------


 (1)  Summary of Significant Accounting Policies

      Business and Basis of Presentation

      The accompanying consolidated financial statements include the accounts of First Colorado Bancorp, Inc. (FCB) and its wholly owned subsidiary, First Federal Bank of Colorado (FFB). The accounts of FFB include its three wholly owned subsidiaries, First Savings Investment Corporation (FSIC), First Savings Insurance Services (FSIS), and First Savings Securities Corporation (FSSC) (collectively, the Bank). All entities together are collectively referred to as the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

      As discussed more fully in note 13, the Company is a Colorado stock corporation organized in September 1995 to facilitate the conversion of the Bank's holding company (formerly First Savings Capital, M.H.C.) from the mutual to stock form of ownership and to acquire and hold all of the capital stock of the Bank. In connection with the conversion, First Savings Capital, M.H.C., which had owned 66% of the Bank's common stock, was merged with and into the Bank, and its shares of the Bank were canceled. On December 29, 1995, the Company issued 6,619,539 shares of its common stock for all of the remaining outstanding shares of the Bank. In 1995 and 1996, the Company engaged in no significant business activity other than its ownership of the Bank's common stock.

      FFB provides a full range of banking and thrift-related services to customers through its home office and branch facilities in Colorado. FFB is subject to competition from other financial institutions and is subject to regulations of certain federal agencies, including periodic examinations by those regulatory agencies. FFB is also subject to minimum regulatory capital requirements as described more fully in note 2 to the consolidated financial statements.

      FSIC develops, leases and sells real estate property. FSIS sells health, life and credit life insurance products and also offers mutual funds and annuity products to customers. FSSC was formed expressly to participate in a real estate mortgage investment conduit issue.

      In preparing the accompanying consolidated financial statements, the Company is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Those estimates and assumptions are described in the following significant accounting policies.

      Cash and Cash Equivalents

      For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------


 (1)  Summary of Significant Accounting Policies (continued)

      Cash equivalents include uninsured deposits in other financial institutions approximated $7,654,000 and $1,903,000 at December 31, 1995 and 1996, respectively, other than amounts on deposit at the Federal Home Loan Bank of Topeka and the Federal Reserve Bank.

      The Federal Reserve Board requires banks to maintain certain average reserve balances composed of cash on hand and balances maintained at the Federal Reserve Bank. These reserve balances are based primarily on deposit level.

      Investment, Mortgage-Backed, and Other Asset-Backed Securities

      The Company classifies its investment, mortgage-backed, and other asset-backed securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale. The Company has no securities classified as trading.

      Held-to-maturity   securities   are   recorded  at  cost,   adjusted   for
      amortization or accretion of premiums or discounts. Trading and available-for-sale securities are recorded at fair value. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity. Transfers of securities between categories are recorded at fair value at the date of transfer.

      Realized gains and losses for securities classified as available-for-sale and held-to-maturity are recognized in earnings upon sale or redemption at maturity. The specific identification method is used to determine the cost of securities sold. Discounts or premiums are accreted or amortized using the level-interest-yield method to the earlier of call date or maturity of the related held-to-maturity security.

      Loans Receivable, Real Estate Owned, and Provisions for Losses

      Effective January 1, 1995 the Company prospectively adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures (collectively referred to as Statement 114). Statement 114 addresses the accounting treatment of certain impaired loans, excluding large groups of smaller-balance, homogenous loans.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------


 (1)  Summary of Significant Accounting Policies (continued)

      Loans within the scope of Statement 114 (primarily multi-family residential and commercial real estate loans) are considered impaired when it is probable that the Company will not collect all amounts due in accordance with the contractual terms of the loan. For these loans, the Company measures the amount of impairment using discounted cash flows, except when it is determined that the sole source of repayment for the loan is operation or liquidation of the collateral. In such case, the current fair value of the collateral, reduced by estimated selling costs, is used in place of discounted cash flows. If the measurement of the impaired loan is less than the recorded investment in the loan, impairment is recognized by creating or adjusting an existing allocation of the allowance for losses on loans.

      The allowance for losses on impaired loans pursuant to Statement 114 is one component of the methodology for determining the allowance for losses on loans. The remaining components of the allowance for losses on loans provide for estimated losses on problem mortgages and loans and a general allowance for estimated losses on loans not specifically identified as problem loans which is based on factors such as historical loss experience and business and economic conditions.

      Prior to the adoption of Statement 114, the Company measured its allowance for losses on loans using methods similar to those prescribed by Statement
      114. As a result of adopting Statement 114, no adjustment to the allowance for losses on loans was required as of January 1, 1995.

      Interest on loans is accrued only if deemed collectible and is credited to income as earned. Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, at which time payments received are recorded as reductions of loan principal. The Company stops accruing interest on loans for which payments are more than 90 days past due as well as any other loans for which it is probable that the Company will not collect all of its outstanding principal.

      Various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and real estate. These agencies may require the Company to record additional provisions for losses based upon their evaluation of information available at the time of their examination.

      The Company calculates gains or losses on sales of participating interests in loans receivable by determining the difference between the weighted average yield of the loans sold and the yield rate guaranteed to the purchaser, adjusted for the estimated cost of servicing the loans receivable. The resulting premium or discount is amortized or accreted to interest income using the level-interest-yield method over the contractual life of the loans. Loans held for sale are recorded at the lower of cost or estimated market value.

      Loan Origination Income and Costs

      Loan fees and certain direct loan origination costs are deferred and recognized as an adjustment of yield using the level-interest-yield method over the contractual life of the loans.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued



 (1)  Summary of Significant Accounting Policies (continued)

      Effective January 1, 1996, the Company prospectively adopted SFAS No. 122, Accounting for Mortgage Servicing Rights an amendment of FASB Statement No. 65 (Statement 122). SFAS 65, Accounting for Certain Mortgage Banking Activities, requires the capitalization and subsequent amortization of mortgage servicing rights which are acquired through purchase transactions. Statement 122 eliminates the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. Any costs of acquiring mortgage loans, either through origination or purchase, are allocated between the loans and the related mortgage servicing rights. Consistent with Statement 65, mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. In addition, the rights are evaluated based on their fair value. Implementation of SFAS 122 did not have a significant impact on the Company's consolidated financial statements.

      In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which is effective as of January 1, 1997 and will supersede Statement 122. Statement 125 requires entities to recognize servicing assets and liabilities for all contracts to service financial assets, unless the assets are securitized and all servicing is retained. The servicing assets will be initially measured at fair value, and will be amortized consistent with the method proscribed by Statement 122. In addition, the impairment of the servicing assets and liabilities will be assessed by strata and recognized through a valuation allowance. The Company does not expect implementation of Statement 125 to have a significant impact on its financial statements. Implementation of this statement for transactions involving repurchase agreements, dollar rolls, securities lending or similar transactions have been deferred to be effective as of January 1, 1998 in accordance with SFAS 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125.

      Real Estate Owned

      Real estate owned is accounted for at the lower of cost (principal balance of former mortgage loan) or estimated fair value. Fair value is determined primarily by discounted cash flow calculations. Expenses of holding foreclosed properties, net of rental income, are generally charged to operations as incurred. Costs incurred in connection with improvements to the properties are capitalized unless such costs result in an amount in excess of net realizable value. Gains and losses on dispositions of these properties are recognized in the year in which the sales occur.

      Office Properties and Equipment

      Land, buildings and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the remaining terms of the leases.

      Estimated useful lives are as follows: furniture and equipment - 4 to 12 years; automobiles - 4 years; buildings - 20 to 40 years.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------


 (1)  Summary of Significant Accounting Policies (continued)

      Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

      The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (Statement 121), on January 1, 1996. Statement 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of Statement 121 did not have a significant impact on the Company's financial position, results of operations, or liquidity.

      Real Estate Held for Investment and Development

      Real estate held for investment and development is recorded at the lower of cost or estimated net realizable value.

      Concentrations of Credit Risk

      Concentrations of credit risk arise when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic of other conditions. The Company's loan portfolio consists primarily of residential mortgages located in Colorado, making the value of the portfolio more susceptible to declines in real estate values and other changes in economic conditions in Colorado and the Rocky Mountain region. The Company does not have a significant exposure to any individual customer.

      Disclosures of Fair Value of Financial Instruments

      SFAS No. 107, Disclosures about Fair Value of Financial Instruments (Statement 107), requires the Company to disclose estimated fair values of its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------

 (1)  Summary of Significant Accounting Policies (continued)

      Fair value estimates are based on financial instruments owned at December 31, 1996 without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments, including deferred tax assets and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in these estimates.

      The Company uses derivative financial instruments to a limited extent to meet the objectives of the investment policy and for management of interest rate risk. As of December 31, 1995 and 1996, the Company held one derivative security, a Federal National Mortgage Association Swap Trust with an outstanding principal balance of $8,723,000 and $7,708,000, respectively. The security, which is classified as available-for-sale, had a market value of $8,506,000 and $7,687,000 as of December 31, 1995 and 1996, respectively (note 4). The structure of the instrument integrates a fixed-rate bond with an amortizing rate swap. If principal repayments on the fixed-rate bond equal those scheduled in the swap, then the Company will earn interest of the one-month LIBOR rate plus 30 basis points. The Company is exposed to interest rate risk if repayment of the bond precedes the amortizing swap.

      Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

      Earnings Per Share

      Earnings per common and common equivalent share are computed by dividing net earnings by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. The number of common shares was increased by the number of shares issuable on the exercise of outstanding stock options. This increase was reduced by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of the warrants, calculated based on the average price of the common stock during the year. The weighted average number of shares of common stock and common stock equivalents outstanding at December 31, 1995 have not been adjusted to reflect the December 29, 1995 stock offering and exchange of the outstanding common shares of the Bank for common shares of the Company because of the immaterial effect of consummating the transaction at December 29, 1995 (see note 13).

      Reclassifications

      Certain previously reported amounts have been reclassified to conform to the Company's 1996 presentation.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------

 (2)  Regulatory Matters

      The Company is subject to assessment by the Savings Association Insurance Fund (SAIF). In 1996, the Federal Deposit Insurance Corporation (FDIC) assessed a special premium on deposits insured by the SAIF. The Company's assessment approximated $7 million and is included in FDIC premiums in the accompanying consolidated statements of operations.

      The  Bank  is   subject  to  various   regulatory   capital   requirements
      administered by federal agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-statement of financial condition items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I and tangible capital to adjusted total assets. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

      At December 31, 1996, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total capital (to risk weighted assets), Tier I capital (to risk weighted assets), Tier I capital (to adjusted total assets) and tangible capital (to adjusted total assets) ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's regulatory capital category.

      The Bank's actual capital amounts and ratios are presented in the following table (dollars in thousands):

                                                                                    To be well
                                                                                    capitalized
                                                                For capital        under prompt
                                                                  adequacy          corrective
                                                   Actual          purposes      action provisions
                                             --------------     ---------------  -----------------
                                             Amount   Ratio     Amount    Ratio   Amount   Ratio
                                             ------   -----     ------    -----   ------   -------
As   of   December 31, 1996:
Total  capital (to risk weighted assets)     $183,728  23.84%   $61,654    8.0% $ 77,067   10.0%
Tier I capital (to risk weighted assets)      181,733  23.58     30,827    4.0    46,240    6.0
Tier I capital (to adjusted total assets)     181,733  12.03     60,427    4.0    75,533    5.0
Tangible capital (to adjusted total assets)   178,976  11.87     22,625    1.5    22,625    1.5


                                                                   (Continued)

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------




                                                                           To be well
                                                                           capitalized
                                                          For capital      under prompt
                                                           adequacy         corrective
                                           Actual          purposes      action provisions
                                     -----------------------------------------------------------
                                     Amount     Ratio      Amount     Ratio     Amount     Ratio
                                     ------     -----      ------     -----     --------   ------
As   of   December 31, 1995:
   Total  capital  (to
     risk weighted assets)         $ 171,765      24.14%   $56,923      8.0%    $71,154     10.0%
   Tier I capital  (to
     risk weighted assets)           171,132      24.05     28,462      4.0      42,692      6.0
   Tier I capital  (to
     adjusted total assets)          171,132      11.56     59,215      4.0      74,019      5.0
     total assets)
   Tangible capital (to
     adjusted total assets)          168,114      11.38     22,163      1.5      22,163      1.5

 (3)  Investment Securities

      Investment securities at December 31 consist of (amounts in thousands):

                                                      1995        1996
                                                      ----        ----
           Held-to-maturity, at amortized cost     $ 54,362      61,642
           Available-for-sale, at market value       24,417      11,099
                                                     ------      ------

                                                   $ 78,779      72,741
                                                     ======      ======

      As of December 31, 1995 and 1996, gross unrealized gains and losses of investment securities are as follows (amounts in thousands):

                                                    Gross       Gross
                                        Amortized  unrealized unrealized  Market
                                           cost       gains     losses     value
                                           ----       -----     ------     -----
       1995
       ----
       Held-to-maturity
       U.S. government and agency
         securities                      $ 54,362         82      (85)    54,359
       Available-for-sale
       U.S. government and agency
         securities                        24,011          5     (285)    23,731
       Equity securities                      277        409        -        686
                                         --------        ---     ----     ------
                                         $ 78,650        496     (370)    78,776
                                         ========        ===     ====     ======


       1996
       ----
       Held-to-maturity
       U.S. government and agency
       securities                        $ 61,642        88       (29)    61,701
       Available-for-sale
       U.S. government and agency
       securities                           9,999         1       (13)     9,987
       Equity securities                      488       624         -      1,112
                                         --------       ---       ---     ------

                                         $ 72,129       713       (42)    72,800
                                         ========       ===       ===     ======

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------


     Maturities of investment securities at December 31, 1996 are as follows (amounts in thousands):
                                                            Amortized  Market
                                                              cost     value
                                                              ----     -----
       Held-to-maturity
       Obligations of the U.S. government and its
        agencies:
          Due within one year                               $ 49,091    49,157
          Due after one year to five years                    12,551    12,544
                                                              ------    ------

                                                            $ 61,642    61,701
                                                              ======    ======
       Available-for-sale
       Obligations of the U.S. government and its
        agencies:
          Due within one year                               $  4,999     5,000
          Due after one year to five years                     5,000     4,987
          Equity securities                                      488     1,112
                                                              ------    ------

                                                            $ 10,487    11,099
                                                              ======    ======

 (4)  Mortgage-Backed and Other Asset-Backed Securities

      Mortgage-backed and other asset-backed securities at December 31 consist of (amounts in thousands):
                                                     1995        1996
                                                     ----        ----
           Held-to-maturity, at amortized cost    $ 302,380     273,602
           Available-for-sale, at market value        8,506       7,687
                                                    -------     -------

                                                  $ 310,886     281,289
                                                    =======     =======

      As of December 31, 1995 and 1996, gross unrealized gains and losses of mortgage-backed and other asset-backed securities are as follows (amounts in thousands):

                                                     Gross      Gross
                                        Amortized  unrealized unrealized  Market
                                           cost      gains     losses     value
                                           ----      -----     ------     -----
      1995
      Held-to-maturity
      Federal Home Loan Mortgage
         Corporation                    $  40,130      333      (693)    39,770
      Federal National Mortgage
        Association                        15,097       27      (137)    14,987
      Government National
         Mortgage Association                 520       31         -        551
      Collateralized mortgage
        obligations and other
        mortgage-backed securities        244,347      211    (6,520)   238,038
      Asset-backed securities               2,286       16      -         2,302
                                          -------    -----    ------    -------
                                          302,380      618    (7,350)   295,648

                                       32
                                                                   (Continued)

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------


 (4)  Mortgage-Backed and Other Asset-Backed Securities (continued)

                                                     Gross      Gross
                                        Amortized  unrealized unrealized  Market
                                           cost      gains     losses     value
                                           ----      -----     ------     -----
      Available-for-sale
      Federal National Mortgage
        Association                     $   8,723       -       (217)    8,506
                                          -------   ------     -----   -------
         (note 1)
                                        $ 311,103      618    (7,567)  304,154
                                          =======    =====     =====   =======
      1996
      ----
      Held-to-maturity
      Federal Home Loan Mortgage
         Corporation                    $  48,584      953    (1,597)   47,940
      Federal National Mortgage
        Association                        23,795      388      (249)   23,934
      Government National
         Mortgage Association                 419       12         -       431
      Collateralized mortgage
        obligations and other
        mortgage-backed securities        200,804      153    (5,219)  195,738
                                          -------   ------     -----   -------
                                          273,602    1,506    (7,065)  268,043
      Available-for-sale
      Federal National Mortgage
        Association                         7,708     -          (21)    7,687
                                          -------   ------     -----   -------
         (note 1)
                                        $ 281,310    1,506    (7,086)  275,730
                                          =======    =====     =====   =======

      Expected maturities of mortgage-backed and other asset-backed securities at December 31, 1996 are as follows (amounts in thousands):

                                                        Amortized    Market
                                                          cost        value
      Held-to-maturity
      Federal Home Loan Mortgage Corporation:
           Due after five years to ten years           $     979         970
           Due after ten years                            47,605      46,970
      Federal National Mortgage Association:
           Due after ten years                            23,795      23,934
      Government National Mortgage Association:
           Due after ten years                               419         431
      Collateralized mortgage obligations and other
         mortgage-backed securities:
           Due after one year to five years               15,677      15,368
           Due after five years to ten years             134,761     131,971
           Due after ten years                            50,366      48,399
                                                         -------     -------

                                                       $ 273,602     268,043
                                                         =======     =======
      Available-for-sale
      Federal National Mortgage Association:
           Due after five to ten years                 $   7,708       7,687
                                                         =======     =======

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued



      At December 31, 1996, the Company held collateralized mortgage obligations
      (CMOs) with an aggregate carrying amount of $208,491,000 which consisted of $28,821,000 federal agency CMOs and $179,670,000 private issue CMOs.

 (5)  Loans Receivable

      Loans receivable consist of (amounts in thousands):

                                                              December 31
                                                           ----------------
                                                           1995        1996
                                                           ----        ----
      First mortgage loans:
         Conventional                                   $ 682,826     798,608
         Partially guaranteed by the Veterans
          Administration or insured by the
          Federal Housing
          Administration                                    4,560       3,706
         Real estate construction loans                    30,731      27,931
         Purchased  loans and equity in  participation
           loans                                           94,487      79,087
                                                           ------      ------
              Total first mortgage loans, net             812,604     909,332

      Home improvement, home equity, commercial,
         and consumer loans                               136,074     167,820
                                                          -------   ---------
                                                          948,678   1,077,152
      Less:
         Undisbursed proceeds of loans in process          11,440       9,758
         Unearned discounts, net                              584          10
         Deferred loan origination fees, net                2,569       2,010
         Allowance for losses on loans (see note 8)         2,926       3,850
                                                          -------   ---------

                                                        $ 931,159   1,061,524
                                                          =======   =========

      First mortgage loans secured by one-to-four family residences approximated $736,240,000 and $855,992,000 at December 31, 1995 and 1996, respectively.

      Under certain economic or legal circumstances, the Company may grant concessions to a borrower. These concessions may include restructuring loans to change payment terms, reduce the stated interest rate, reduce the amount of interest due, or extend the maturity date. The new or modified loan constitutes a troubled debt restructuring under SFAS No. 15. The Bank had no troubled debt restructurings at December 31, 1995 and 1996, respectively. Loans, net of allowances for losses, on nonaccrual status approximated $1,960,000 and $1,457,000 at December 31, 1995 and 1996,
      respectively.

      Interest income that would have been recorded for nonaccrual loans and troubled debt restructurings had they been performing in accordance with their contractual requirements approximated $862,000, $858,000 and
      $883,000 for the years ended December 31, 1994, 1995 and 1996, respectively. Actual interest income recorded for these loans totaled $469,000, $576,000 and $617,000 for the years ended December 31, 1994,
      1995 and 1996, respectively.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-----------------------------------------------------



      Loans receivable and mortgage-backed securities with combined carrying values of $14,173,000 and $18,341,000 at December 31, 1995 and 1996,
      respectively, are pledged to secure uninsured public deposits approximating $10,031,000 and $7,878,000 at December 31, 1995 and 1996,
      respectively.

      Loans  serviced by the  Company for the benefit of others at December  31,
      1994,  1995  and  1996   approximated   $156,533,000,   $144,105,000   and
      $145,563,000, respectively.

      At December 31, 1995 and 1996, the Company had outstanding commitments to fund loans and standby letters of credit approximating $33,127,000 and $52,355,000, respectively. Of the total outstanding commitments, fixed rate commitments at December 31, 1995 and 1996 approximated $2,761,000 and $3,179,000, respectively, having weighted average interest rates of 7.1% and 7.3%, respectively. These commitments are generally at the market rate of interest at the time of closing. The Company's policy is to require customers to provide collateral prior to the disbursement of approved loans.

      At December 31, 1995 and 1996, loans held for sale approximated $907,000 and $925,000, respectively.

 (6)  Accrued Interest Receivable

      Accrued   interest   receivable  is  summarized  as  follows  (amounts  in
thousands):

                                                         December 31
                                                    --------------------
                                                      1995        1996
                                                    --------    --------

           Loans receivable                         $ 4,805       5,166
           Investment securities                      1,023       1,065
           Mortgage-backed and other
              asset-backed securities                 1,979       1,828
                                                      -----       -----

                                                    $ 7,807       8,059
                                                      =====       =====

 (7)  Real Estate Owned

      Real estate owned consists of (amounts in thousands):

                                                        December 31
                                                   --------------------
                                                     1995        1996
                                                   --------    --------

           Real estate acquired by foreclosure     $ 2,559       2,148
           Less  allowance for  estimated  losses
           see note 8)                                 912         691
                                                     -----       -----
                                                   $ 1,647       1,457
                                                     =====       =====

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------



      Prior to the adoption of Statement 114 effective January 1, 1995, in-substance foreclosure was an accounting classification of certain loans that were accounted for as if they had been foreclosed, because in management's judgment they represented substantive repossessions of the underlying collateral. In addition, the borrower was considered to have little or no equity in the collateral considering its current fair value. Proceeds for the repayment of the loan was expected to come only from the operation or sale of the collateral and the borrower had either formally or effectively abandoned control of the property, or retained control but had little or no opportunity to rebuild equity in the collateral.

      In accordance with Statement 114, a loan is classified as an in-substance foreclosure only when the Company has taken possession of the collateral. Loans classified as in-substance foreclosure prior to adoption of Statement 114 but for which the Company had not taken possession of the collateral were immaterial to the consolidated financial statements taken as a whole and, therefore, were not reclassified to loans receivable upon adoption.

 (8)  Allowances for Losses on Loans Receivable and Real Estate Owned

      The Company provides allowances for potential losses associated with its lending and real estate activities. Changes in these allowances are summarized as follows (amounts in thousands):

                                                     Loans       Real estate
                                                  receivable        owned
                                                  -----------    ------------
      Balance, January 1, 1994                     $ 3,575           1,159
      Provision (credit) for losses                   (411)            448
      Charge-offs                                      (57)           (502)
      Recoveries                                       203               -
                                                   -------           -----
      Balance, December 31, 1994                     3,310           1,105
      Credit for losses                               (495)            (95)
      Charge-offs                                     (121)            (98)
      Recoveries                                       232               -
                                                   -------           -----
      Balance, December 31, 1995                     2,926             912
      Provision for losses                           1,143               3
      Charge-offs                                     (305)           (224)
      Recoveries                                        86               -
                                                   -------           -----
      Balance, December 31, 1996                   $ 3,850             691
                                                   =======           =====

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------


      The recorded investment in impaired loans and the related impairment allowance determined under Statement 114 (included within the allowance for losses on loans receivable) at December 31 are summarized as follows (amounts in thousands):

                                                                   Statement
                                                                      114
                                                      Recorded      impairment
      1995                                           investment     allowance
      ----                                           ----------     ----------
      Impaired loans:
         Statement 114 allowance required             $ 3,126           728
         Statement 114 allowance not required             811             -
                                                      -------           ---

      Total impaired loans                            $ 3,937           728
                                                      =======           ===

      1996

      Impaired loans:
         Statement 114 allowance required             $ 1,906           529
         Statement 114 allowance not required           1,815             -
                                                      -------           ---

      Total impaired loans                            $ 3,721           529
                                                      =======           ===

      The majority of impaired loans requiring a Statement 114 allowance are measured using the fair value of the underlying collateral since these loans are considered collateral dependent.

      The average recorded investment in impaired loans for the years ended December 31, 1995 and 1996 was $6,440,000 and $3,160,000, respectively.
      Interest recorded on impaired loans for the years ended December 31, 1995 and 1996 was $98,000 and $102,000, respectively.

 (9)  Office Properties and Equipment

      Office properties and equipment and related accumulated depreciation and amortization are summarized as follows (amounts in thousands):

                                                               December 31
                                                             --------------
                                                             1995      1996
                                                             ----      ----
      Land                                                 $  6,015     7,068
      Buildings                                              18,070    18,483
      Furniture, equipment, leasehold improvements and
         automobiles                                          9,437    10,790
      Construction-in-progress                                   36       115
                                                             ------    ------
                                                             33,558    36,456
      Less accumulated depreciation and amortization         11,798    13,526
                                                             ------    ------
                                                           $ 21,760    22,930
                                                             ======    ======

      Depreciation and amortization expense approximated $1,361,000, $1,607,000 and $1,794,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------


(10)  Deposits

      Deposits are summarized as follows (amounts in thousands):

                                                     December  31
                                        ---------------------------------------
                                              1995                 1996
                                        -------------------  ------------------
                                                  Weighted             Weighted
                                                  average              average
                                        Amount      rate     Amount      rate
                                        ------      ----     ------      ----
      NOW Accounts and Money
      Market Demand Deposits
         Money fund savings           $   136,042   3.50%  $   139,990   3.50%
         Checking with interest            89,819   1.99       100,306   1.99
         Commercial demand deposits        23,683   0.76        23,124   0.74
         Retirement accounts               78,444   5.33        81,834   5.31
         Non-interest-bearing
           checking accounts               31,968      -        33,408      -
      Savings Accounts
         Regular savings accounts          92,100   2.71        92,945   2.71
      Time Deposits
         Fixed rate and fixed
           term certificates              532,435   5.48       572,626   5.43
         Retirement accounts               90,443   6.20        83,495   6.08
         Jumbo certificates                 5,355   5.37         8,095   5.24
                                        ---------            ---------
             Total deposits           $ 1,080,289   4.49%  $ 1,135,823   4.58%
                                        =========   ====     =========   ====

      Time  deposits  of  $100,000  and  over   approximated   $54,290,000   and
      $47,245,000 at December 31, 1995 and 1996, respectively. Deposit balances in excess of $100,000 are not federally insured.

      At December 31, 1996, scheduled maturities of time deposits are as follows (amounts in thousands):

                                     Year ending December 31
                           -------------------------------------------------
                           1997      1998    1999    2000     2001     Total
                           ----      ----    ----    ----     ----     -----
      Fixed rate and
        fixed term
        certificates     $ 354,072  169,986  19,410  16,454  12,704   572,626
      Retirement
        accounts            46,046    8,448   3,438  14,739  10,824    83,495
      Jumbo certificates     7,497      300      -      200      98     8,095
                           -------  ------- -------  ------  ------   -------

                         $ 407,615  178,734  22,848  31,393  23,626   664,216
                           =======  =======  ======  ======  ======   =======

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------


      Interest expense on deposits consists of the following (amounts in thousands):

                                                    Year ended December 31
                                                 ----------------------------
                                                   1994      1995       1996
                                                 --------   ------     ------
      Time deposits                              $ 28,368   39,029     39,573
      NOW accounts and money market demand
         deposits                                   6,234    6,709      6,878
      Savings accounts                              2,270    2,576      2,541
                                                   ------   ------     ------

                                                 $ 36,872   48,314     48,992
                                                   ======   ======     ======

(11)  Advances from Federal Home Loan Bank

      Advances from the FHLB are secured by the Company's FHLB stock and by qualifying loans receivable, investment securities and mortgage-backed securities.

      Advances from the FHLB at December 31, 1996 are as follows (amounts in thousands):

                                     Weighted average
                    Maturity           interest rate         Amount
                    --------           -------------         ------
                       1997                6.05%           $  50,105
                       1998                6.17               36,410
                       1999                7.96                4,000
                       2000                6.58               32,000
                                                           ---------

                                                           $ 122,515
                                                           =========

      As a member of the FHLB system, the Bank is required to maintain an investment in stock of the FHLB equal to the greater of 1% of certain residential mortgages or 5% of FHLB advances. The Bank has a blanket pledge with the FHLB and has pledged all of its stock in the FHLB, and all otherwise unpledged or unencumbered federal funds sold, U.S. agency securities, certain qualifying loans, and mortgage-backed securities.

(12)  Bonds Payable

      Bonds payable of $5,543,000  and $5,009,000 at December 31, 1995 and 1996,
      respectively, consist of Ryland Acceptance Corporation Four's Collateralized Mortgage Bonds, Series 63, issued in March 1988 with a fixed interest rate of 8.75%. FSSC's original principal amount was $22,009,000 with stated final maturities through 2019. Bond issue costs with a remaining unamortized balance of $195,000 and $176,000 at December 31, 1995 and 1996, respectively, are netted against the bond principal balance in the accompanying consolidated financial statements.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------


      The bonds are secured by mortgage-backed securities with carrying values and market values approximating $5,579,000 and $5,755,000, respectively, at December 31, 1996. Scheduled final maturities of the remaining bonds outstanding are as follows (amounts in thousands):

                Maturity
                  2011                                       $ 2,263
                  2019                                         2,922
                                                             -------
                                                               5,185
                  Less unamortized debt issue costs              176
                                                             -------
                                                             $ 5,009
                                                             =======

(13)  Stockholders' Equity

      On December 29, 1995, the Company completed its conversion from a mutual holding company to a savings institution holding company and acquired all of the capital stock of the Bank by exchanging all outstanding shares of the Bank for 6,619,539 shares of the Company. In connection with the conversion, the Company issued and sold 13,403,798 shares of common stock at a price of $10 per share. Net proceeds received from the conversion and costs associated with the conversion approximated $117,620,000 and $3,014,000, respectively. Included in the number of shares sold are 1,340,379 shares purchased by the employee stock ownership plan in exchange for a note payable to the Company.

      For the purpose of granting eligible members of the Bank a priority in the event of future liquidation, the Bank established a liquidation account equal to the aggregate amount of the dividends waived by First Savings Capital, M.H.C. plus 67.08% of the Bank's total stockholders' equity as of September 30, 1995. In the event (and only in such event) of future liquidation of the converted Bank, an eligible savings account holder who continues to maintain a savings account shall be entitled to receive a distribution from the liquidation account, in the proportionate amount of the then-current adjusted balance of the savings deposits then held, before any distributions may be made with respect to capital stock.

      Present regulations provide that the Bank may not declare or pay a cash dividend on or repurchase any of its capital stock if the result thereof would be to reduce the regulatory capital of the Bank below the amount required for the liquidation account or the regulatory capital requirement. Further, any dividend declared or paid on, or repurchase of the Bank's capital stock shall be in compliance with the rules and regulations of the Office of Thrift Supervision, or other applicable regulations.

      All references to options and option prices below have been adjusted to reflect the December 29, 1995 exchange of the outstanding common shares of the Bank for common shares of the Company.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------


(13)  Stockholders' Equity (continued)

      (a)Stock Option Plans

         In 1992, the Company established a stock option plan for certain employees and reserved 631,325 shares of common stock for issuance under the plan. As of December 31, 1996, all 631,325 options had been granted at $2.20 per option which represented fair market value at the date of grant. Of the options granted, 622,232 are considered incentive stock options and 9,093 are nonincentive. All options became exercisable on November 1, 1993 and expire ten years from the date of grant. During 1994, 1995 and 1996, respectively, 186,851, 119,770 and
         123,875 options were exercised. As of December 31, 1996, 200,829 options remain exercisable.

         In 1996, the Company established an additional stock option plan for certain employees and directors and reserved 1,340,379 shares of common stock under the plan. At December 31, 1996, 1,304,000 options had been granted at $13.563 per option and 30,000 options had been granted at $17.188, which represented fair market value at the date of grant. Of the options granted to date, 1,113,055 are considered incentive stock options and 220,945 are nonincentive. Options vest at the rate of 20% per year over five years, beginning July 24, 1997 and expire ten years from grant date. Awards vest immediately upon death, disability, or change in control of the Company. During 1996, no options were exercised.

      (b)Employee Stock Ownership Plan

         In 1992,  the Company  established  an employee  stock  ownership  plan
         (ESOP) covering all employees with more than one year of service with the Company. Participant benefits become 30% vested after three years of service, increasing to 40% vested after four years of service, and by 20% annually thereafter until benefits are 100% vested after 7 years. Contributions to the plan are determined by the Company's Board of Directors and approximated $72,000, $359,000 and $1,021,000 in 1994, 1995 and 1996, respectively.

         The ESOP borrowed $972,000 to fund the purchase of the ESOP shares in 1992. This loan was repaid by the end of 1995. On December 29, 1995, the ESOP purchased 10 percent of the common shares sold by the Company in connection with its conversion with a $13,404,000 loan extended by the Company. The principal balance of the note, which matures on December 28, 2005, is payable in 10 equal installments of $1,340,379. The note bears interest at the prime rate, payable quarterly. The borrowing is to be repaid by contributions by the Bank and dividends on common shares held by the ESOP. The shares are released to the ESOP as the debt is repaid. ESOP shares that have been committed to be released are considered outstanding for purposes of computing earnings per common and common equivalent share.

         During 1994, 1995 and 1996, the ESOP received dividends from the Company approximating $261,000, $122,000 and $315,000, respectively, which were used to fund debt repayments.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------


(13)  Stockholders' Equity (continued)

      (c)Management Recognition Plan

         Effective July 14, 1992, the Company established a Management Recognition Plan (MRP) to reward certain key employees with an equity interest in the Company as compensation for their future professional service. The Company contributed 182,208 shares of common stock to the Plan and, accordingly, recorded no proceeds for the issuance of the common stock. Shares are granted at the discretion of a committee appointed by the Board of Directors and vest at the rate of 20% per year over 5 years. The Company records compensation expense and an increase in equity as individual employees vest in allocated shares. At December 31, 1996, the MRP has granted 168,045 shares to employees, of which 133,633 shares have vested. Compensation expense recorded for vesting of MRP shares approximated $270,000, $300,000 and $418,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

      (d)Management Stock Bonus Plan

         In 1996, the Company established a Management Stock Bonus Plan (MSBP) to reward directors, officers, and key employees with an equity interest in the Company as compensation for their future professional service. The Company contributed 268,075 shares of common stock through purchases in the open market. Shares are granted at the discretion of a committee appointed by the Board of Directors and vest at a rate of 20% per year over 5 years. All awards become immediately 100% vested upon death, disability, or termination of service following a change in control of the Company. The Company records compensation expense and an increase in equity as individual employees vest in allocated shares. At December 31, 1996 the MSBP has granted 189,000 shares, of which 1,000 shares have vested. Compensation expense recorded for vesting of MSBP shares approximated $14,000 for the year ended December 31, 1996.

      (e)Purchase Rights

         On July 24, 1996, the Board of Directors of the Company declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of common stock. The rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the common stock.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------


      During 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation (Statement 123), which provides an alternative to APB Opinion No. 25, Accounting for Stock Issued to Employees (Opinion No. 25), in accounting for stock-based compensation issued to employees. Statement 123 allows for a fair value-based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock-based compensation arrangements under Opinion No. 25, Statement 123 requires disclosure of the pro forma effect on net income and earnings per share as if the fair value-based method of accounting defined in Statement 123 had been applied. The Company will continue to use the accounting prescribed by Opinion No. 25, and provide the required disclosures of Statement 123.

      The per share weighted-average fair value of stock options granted during 1996 was $5.11 on the dates of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk free interest rate of 6.57% and an expected life of 7.1 years, and expected volatility of 22%. No stock options were granted in 1995. It was assumed that quarterly dividends of $0.10 per share and dividend growth will be 10% per year.

      As noted  above,  the  Company  applies  the  intrinsic  value  method  in accounting for its equity incentive plans and, accordingly, no compensation cost has been recognized for such plans in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options, the Company's net earnings and earnings per common and common equivalent share would have been reduced to the pro forma amounts indicated below:

                                                         1996
                                                    (In thousands,
                                                      except per
                                                     share amounts)
                                                     --------------

                Net earnings             As reported   $ 13,372
                                           Pro forma     12,493
                Earnings per common
                and common equivalent
                share                    As reported       0.72
                                           Pro forma       0.67

      The effects of applying SFAS 123 for providing pro forma disclosures may not be representative of the effects on reported net earnings for future years.

(14)  Income Taxes

      The Company files consolidated federal and state income tax returns. Prior to 1996, the Company computed its bad debt deduction for income tax purposes pursuant to the thrift bad debt reserve method of Internal Revenue Code Section 593. Effective for taxable years beginning after December 31, 1995, the Section 593 reserve method was repealed by Congress. The Company is now required to compute its bad debt deduction for income tax purposes using the specific charge-off method. The change in method will result in the

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------


(14)  Income Taxes (continued)

      Company recapturing approximately $7,491,000 into income for taxable years 1998 through 2001. Retained earnings at December 31, 1996 include approximately $11,974,000 of accumulated tax bad debt deductions for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, then federal income taxes may be imposed at the then applicable tax rates.

      Income tax expense for the years ended December 31, 1994, 1995 and 1996 consists of (amounts in thousands):

                                                 Current   Deferred    Total
                                                 -------   --------    -----

      Year ended December 31, 1994:

         Federal                                  $ 6,100    856        6,956
         State and local                              806    129          935
                                                    -----  -----        -----

                                                  $ 6,906    985        7,891
                                                    =====  =====        =====

      Year ended December 31, 1995:

         Federal                                  $ 5,188  1,156        6,344
         State and local                              629    173          802
                                                    -----  -----        -----

                                                  $ 5,817  1,329        7,146
                                                    =====  =====        =====

      Year ended December 31, 1996:

         Federal                                  $ 7,064      8        7,072
         State and local                              838      1          839
                                                    -----  -----        -----

                                                  $ 7,902      9        7,911
                                                    =====  =====        =====

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1995 and 1996 are presented below (amounts in thousands):

                                                          1995        1996
                                                          ----        ----

      Deferred tax assets:
         Net unrealized loss on securities available-
           for-sale                                     $    34         -
         Allowance for losses on federal funds sold         219         -
                                                         ------     -----

              Total gross deferred tax assets               253         -
                                                         ------     -----

                                                                   (Continued)

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------



(14)  Income Taxes (continued)

                                                          1995        1996
                                                          ----        ----
      Deferred tax liabilities:
         Loans  receivable  due primarily to
         deferred loan fees                             $ 1,881        1,938
         Allowance for losses on loans receivable         1,476        1,332
         Net unrealized gain on securities                    -          226
         available-for-sale
         FHLB stock, due to stock dividends               1,137        1,362
         Prepaid FDIC premiums                              237           15
         Deferred premiums on loan sales                    147          112
         Other, net                                         224          133
                                                          -----        -----

              Total gross deferred tax liabilities        5,102        5,118
                                                          -----        -----
              Net deferred tax liability                $ 4,849        5,118
                                                          =====        =====

      Income tax expense differs from the amounts computed by applying the U.S. federal income tax rate to earnings before income taxes as a result of the following (dollar amounts in thousands):

                                                 Year ended December 31
                                --------------------------------------------------------------
                                     1994                 1995                   1996
                                --------------------------------------------------------------
                                           % of                 % of                   % of
                                          pretax               pretax                 pretax
                                Amount   earnings   Amount    earnings     Amount    earnings
                                ------   --------   ------    --------    -------    --------
      Computed statutory
         federal tax
         expense               $ 7,503    35.0%    $ 6,924     35.0%     $ 7,449      35.0%
      Change in tax expense
         resulting from:
          State income taxes,
            net of federal
            income tax effect      608     2.8         521      2.6          553       2.6
          Employee benefit
            deductions not
            expensed  for
            book purposes          (91)    (.4)       (120)     (.6)        (193)      (.9)
          Tax-exempt interest
            income                 (55)    (.3)        (42)     (.2)         (45)      (.2)
          Other, net               (74)    (.3)       (137)     (.7)         147        .7
                               -------    ----     -------     ----      -------      ----

      Total income tax
        expense                $ 7,891    36.8 %   $ 7,146     36.1 %    $ 7,911      37.2 %
                               =======    ====     =======     ====      =======      ====


FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------



(15)  Profit Sharing Plan

      The Company had a profit sharing plan covering all employees after one year of service. In 1996, the structure of the plan was changed to a 401(k) plan format. The Company made no contributions to the 401(k) plan in 1996. The contributions to the profit sharing plan for the years ended December 31, 1994 and 1995 approximated $756,000 and $817,000, respectively.

(16)  Contingencies

      In the normal course of business, the Company is involved in various legal actions arising from its lending and collection activities. In the opinion of management, the outcome of these legal actions will not significantly affect the consolidated financial position of the Company.

(17)  Fair Value of Financial Instruments

      The following table presents the carrying amounts and estimated fair values of financial instruments at December 31, 1995 and 1996. Statement 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale (amounts in thousands):

                                              1995                   1996
                                   ------------------------   ------------------
                                                  Estimated            Estimated
                                     Carrying       fair      Carrying    fair
                                      amount        value      amount    value
                                   ------------  ----------   ---------  -------

      Financial assets:
         Cash and cash             $   113,670     113,670     49,232     49,232
      equivalents
         Investment securities          78,779      78,776     72,741     72,800
         Mortgage-backed and
           other asset-backed
           securities                  293,874     295,648    265,915    268,043
         Mortgage-backed
           derivatives                   8,506       8,506      7,687      7,687
         Loans receivable, net         931,159     958,238  1,061,524  1,080,881
         FHLB stock                      8,829       8,829      9,554      9,554

      Financial liabilities:
         Deposits                    1,080,289    1,085,085  1,135,823 1,165,576
         Advances from Federal
           Home Loan Bank              125,670      127,931    122,515   123,478
         Bonds payable                   5,543        5,211      5,009     5,582
         Advances  by   borrowers
           for taxes and insurance       9,348        9,348      8,312     8,312

      The following summarizes the major methods and assumptions used in estimating the fair values of financial instruments.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
-------------------------------------------------------------------------------


(17)  Fair Value of Financial Instruments (continued)

      Cash and cash equivalents are valued at their carrying amounts, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments.

      The carrying amounts for federal funds sold, Federal Home Loan Bank (FHLB) overnight deposits, and other interest-earning assets approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The carrying amount for the Company's investment in FHLB stock approximates fair value because excess stock held can be sold for par value to the FHLB.

      Investment, mortgage-backed and other asset-backed securities are valued based on bid prices published in financial newspapers or bid quotations received from securities dealers or brokers. Statement 107 specifies that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs.

      Fair values of loans are estimated in accordance with Statement 107 for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgages, nonresidential mortgages, and other loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories. Fair values of loans, except performing residential mortgage loans, are calculated by discounting scheduled cash flows through the estimated maturity, based on the Company's historical experience with repayments for each loan classification, modified as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates based on industry averages. The estimated market discount rates used in the calculations are the new loan rates offered by the Company on similar types of loans.

      Fair values of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings accounts and advances by borrowers for taxes and insurance, are determined to be the amount payable on demand. The fair values of certificates of deposit, advances from the Federal Home Loan Bank, and bonds payable are based on the discounted value of contractual cash flows. The discount rates are estimated using the rates currently offered for similar instruments with similar remaining maturities.

      Unrecorded financial instruments consist of commitments to fund loans and standby letters of credit. The fair value of these commitments, based on fees currently charged for similar commitments, is not significant.

      FIRST COLORADO BANCORP, INC.
      AND SUBSIDIARIES

      Notes to Consolidated Financial Statements, Continued

      -------------------------------------------------------------------------

      (18)  Selected Quarterly Financial Data (Unaudited)

            Selected quarterly financial data of the Company for the eight quarters ended December 31, 1996 are as follows (amounts in thousands, except per share data):





                                                  1995                                                1996
                                ------------------------------------------------    ------------------------------------------------

                                March 31    June 30  September 30    December 31    March 31    June 30   September 30   December 31
                                --------    -------  ------------    -----------    --------    -------   ------------   -----------

Total interest income            $22,273     23,367       24,035        24,588        25,525     26,111       26,320        26,672
Net interest income                8,673      8,432        8,854         9,441        11,517     12,188       11,803       11 ,926
Provision (credit) for losses
  on loans                            59        134         (140)         (548)          230         77          218           618
Net interest income after
  provision credit for losses
  on loans                         8,614      8,298        8,994         9,989        11,287     12,111       11,585        11,308
Earnings  (loss)  before
  income taxes                     5,081      4,603        5,054         5,046         6,854      7,711         (333)        7,051
Net earnings (loss)                2,982      3,030        3,356         3,270         4,337      4,927         (172)        4,280
Earnings (loss) per common and
  common equivalent share            .47        .48          .53           .48           .23        .26         (.01)          .25



FIRST COLORADO BANCORP, INC. AND SUBSIDIARIES

Consolidating Schedule - Financial Condition

December 31, 1996

(Amounts in thousands)
-------------------------------------------------------------------------------

                                                                                  Consolidated                        Consolidated
       Assets                        FFB      FSIC   FSIS     FSSC  Eliminations      FFB        FCB     Eliminations     FCB
       ------                        ---      ----   ----     ----  ------------      ---        ---     ------------     ---

Cash and due from banks        $    21,446     278    187      27       (491)        21,447        44         (42)        21,449
Federal funds sold                  15,000      --     --      --         --         15,000        --          --         15,000
Other interest-earning
  assets                            12,777      --     --      --         --         12,777         6          --         12,783
                               -----------   -----    ---   -----     ------      ---------    -------  --------      ---------
        Cash and cash
         equivalents                49,223     278    187      27       (491)        49,224         50        (42)        49,232

Investment securities               72,506      --     --      --         --         72,506        235         --         72,741
Mortgage-backed and other
  asset-backed securities          275,710      --     --   5,579         --        281,289         --         --        281,289
Loans receivable, net            1,061,524      --     --      --         --      1,061,524     33,593    (33,593)     1,061,524
Accrued interest receivable          7,985      --     --      74         --          8,059         --         --          8,059
Federal Home Loan Bank stock,
  at cost                            9,554      --     --      --         --          9,554         --         --          9,554
Real estate owned, net               1,457      --     --      --         --          1,457         --         --          1,457
Office properties and
  equipment, net of
  accumulated depreciation
  and amortization                  22,907      --     23      --         --         22,930         --         --        22,930
Real estate held for
  investment and development            --   2,038     --      --        (13)         2,025         --         --         2,025
Investment in subsidiaries           3,022      --     --      --     (3,022)            --    184,330   (184,330)           --
Income taxes receivable                511       4      5       7         --            527         62         --           589
Investment in property tax
  certificates, at cost                 --       6     --      --         --              6         --         --             6
Other assets                         4,627      53      2      --         --          4,682         --         --         4,682
                               -----------   -----    ---   -----     ------      ---------    -------  --------      ---------

               Total assets    $ 1,509,026   2,379    217   5,687     (3,526)     1,513,783    218,270  (217,965)     1,514,088)
                               ===========   =====    ===   =====     ======      =========    =======  ========      =========

Liabilities and Stockholders'
  Equity
Deposits                       $ 1,136,356      --     --      --       (491)     1,135,865         --       (42)     1,135,823
Advances from Federal Home
  Loan Bank                        122,515      --     --      --         --        122,515         --        --        122,515
Bonds payable                           --      --     --   5,009         --          5,009         --        --          5,009
Note payable to FCB                 33,593      --     --      --         --         33,593         --   (33,593)            --
Advances by borrowers for
  taxes and insurance                8,312      --     --      --         --          8,312         --        --          8,312
Advances from FCB                       --      --     --   1,530     (1,530)            --         --        --             --
Deferred income taxes
  (receivable)                       4,969     141     (1)     --         --          5,109          9        --          5,118
Deferred income (loss)                 735      --     --      --        (13)           722         --        --            722
Other liabilities                   18,217      30     47      38         (3)        18,329      1,636        --         19,965
                               -----------   -----    ---   -----     ------      ---------    -------  --------      ---------
                                 1,324,697     171     46   6,577     (2,037)     1,329,454      1,645   (33,635)     1,297,464

   Common stock                        100   3,821     50      10     (3,881)           100      2,013      (100)         2,013
   Additional paid-in-capital       87,951      --     --      --         --         87,951    236,460  (172,830)       151,581
   Treasury stock                       --      --     --      --         --             --    (28,957)       --        (28,957)
   Unearned ESOP shares            (12,063)     --     --      --         --        (12,063)        --        --        (12,063)
   Unearned MRP/MSBP shares         (3,929)     --     --      --         --         (3,929)        --        --         (3,929)
   Net unrealized gain on
    securities available-for-
    sale                               351      --     --      --         --            351         14        --            365
   Retained earnings (deficit),
    partially restricted           111,919  (1,613)   121    (900)     2,392        111,919      7,095   (11,400)       107,614
                               -----------   -----    ---   -----     ------      ---------    -------  --------      ---------
          Total liabilities and
           stockholders' equity    184,329   2,208    171    (890)    (1,489)       184,329    216,625  (184,330)       216,624
                               -----------   -----    ---   -----     ------      ---------    -------  --------      ---------

                               $ 1,509,026   2,379    217   5,687     (3,526)     1,513,783    218,270  (217,965)     1,514,088
                               ===========   =====    ===   =====     ======     =========    =======  ========       ========

See accompanying independent auditors' report.
                                       49

FIRST COLORADO BANCORP, INC. AND SUBSIDIARIES
Consolidating Schedule-Operations and Retained Earnings
Year Ended December 31, 1996
(Amounts in thousands)
-------------------------------------------------------------------------

                                                                                       Consolidated                     Consolidated
                                             FFB       FSIC   FSIS  FSSC Eliminations      FFB        FCB  Eliminations      FCB
                                             ---       ----   ----  ---- ------------      ---        ---  ------------     ----


 Interest income:
  Interest on loans receivable             $ 78,842      --    --    --       --         78,842      3,574   (3,574)      78,842
  Interest on mortgage-backed and
   other asset-backed securities             18,656      --    --   467       --         19,123         --       --       19,123
  Interest and dividends on investment
   securities                                 5,435       2    --     6       (3)         5,440          1       (1)       5,440
  Interest on federal funds sold and
   other interest-earning assets                 --      --    --    --       --             --         --       --           --
   interest-earning assets                    1,222      --    --    --       --          1,222          1       --        1,223
                                          ---------  ------   ---  ----    -----        -------      -----  ------      -------
      Total interest income                 104,155       2    --   473       (3)       104,627      3,576   (3,575)     104,628

Interest expense:
 Interest on deposits                        48,996      --    --    --       (3)        48,993         --      (1)       48,992
 Interest on advances from Federal
    Home Loan Bank                           10,110      --    --    --       --         10,110         --   (2,408)       7,702
 Other interest expense                          --      --    --   501       --            501         --       (1)         500
                                          ---------  ------   ---  ----    -----        -------      -----  ------      -------
      Total interest expense                 59,106      --    --   501       (3)        59,604         --   (2,410)      57,194
                                          ---------  ------   ---  ----    -----        -------      -----  ------      -------

      Net interest income (expense)          45,049       2    --   (28)      --         45,023      3,576   (1,165)      47,434

Provision for losses on loans                 1,143      --    --    --       --          1,143         --       --        1,143
                                          ---------  ------   ---  ----    -----        -------      -----  ------      -------

      Net interest income (expense)
         after provision for losses on
         loans                               43,906       2    --   (28)      --         43,880      3,576  (1,165)       46,291

Noninterest income:
 Fees and service charges                     4,773      --    --    --       --          4,773         --      --         4,773
 Gain on sale of loans, net                     218      --    --    --       --            218         --      --           218
 Equity in income of subsidiaries               180      --    --    --     (180)            --     11,400  11,400)           --
 Income from real estate operations,
   net                                          137     200    --    --       --            337         --      --           337
 Rental income                                  181      --    --    --      (11)           170         --      --           170
                                          ---------  ------   ---  ----    -----        -------      -----  ------      -------
                                              5,489     200    --    --     (191)         5,498     11,400  11,400)       5,498

Noninterest expense:
 Compensation                                13,131       1   247     1       --         13,380         --  (1,165)      12,215
 Occupancy                                    3,799      --    11    --       (5)         3,805         --      --        3,805
 Provision for losses on real
   estate owned                                   3      --    --    --       --              3         --      --            3
 Credit for losses on federal
   funds sold                                  (618)     --    --    --       --           (618)        --      --         (618)
 Professional fees                              655       3    --    36       --            694         85      --          779
 Advertising                                    996      --     6    --       --          1,002         --      --        1,002
 Printing, supplies and postage               1,068      --    10    --       --          1,078         15      --        1,093
 FDIC premiums                                9,392      --    --    --       --          9,392         --      --        9,392
 Other, net                                   3,026      18  (469)    2       (4)         2,573        262      --        2,835
                                          ---------  ------   ---  ----    -----        -------      -----  ------      -------
                                             31,452      22  (195)   39       (9)        31,309        362  (1,165)      30,506
                                          ---------  ------   ---  ----    -----        -------      -----  ------      -------
      Earnings (loss) before income
       taxes                                 17,943     180   195   (67)    (182)        18,069     14,614  11,400)      21,283

Income tax expense (benefit):
 Current                                      6,545      43    79    (7)      --          6,660      1,242      --        7,902
 Deferred                                        (2)     26    (5)  (10)      --              9         --      --            9
                                          ---------  ------   ---  ----    -----        -------      -----  ------      -------
      Total income tax expense
       (benefit)                              6,543      69    74   (17)      --          6,669      1,242      --        7,911
                                          ---------  ------   ---  ----    -----        -------      -----  ------      -------
      Net earnings (loss)                    11,400     111   121   (50)    (182)        11,400     13,372  11,400)      13,372

Retained earnings (deficit), beginning
   of year                                  100,519  (1,724)   43  (850)   2,531        100,519         --      --      100,519
                                          ---------  ------   ---  ----    -----        -------      -----  ------      -------

Dividends declared                               --      --   (43)   --       43             --     (6,277)     --       (6,277)
                                          ---------  ------   ---  ----    -----        -------      -----  ------      -------

Retained earnings (deficit), end of
  year                                    $ 111,919  (1,613)  121  (900)   2,392        111,919      7,095  11,400)     107,614
                                          =========  ======   ===  ====    =====        =======      =====  ======      =======

See accompanying independent auditors' report.
                                      50

                                                            Board of Directors


Malcolm E. Collier, Jr., has been a director of the Bank since 1966 and has been Chief Executive Officer and Chairman of First Federal Bank since 1972 and 1989 respectively, and President, Chairman, and C.E.O. of First Colorado Bancorp since its formation in September, 1995. He has served in various officer capacities with the Bank since 1962.

Robert W. Richards began his service on the Board of Directors shortly after his appointment as President and Chief Operating Officer of First Federal Bank in 1996. A First Federal Bank employee since 1976, Mr. Richards has served as a branch office manager, manager of commercial loans and, as Executive Vice President, headed the lending operations of the bank.

Leeon E. Hayden has been a director of the Bank since 1956 and of the Company since its formation in September, 1995. Mr. Hayden is a retired attorney from the firm of Leeon E. Hayden, P.C.

John J. Nicholl has been a director of the Bank since 1969 and of the Company since its formation in September, 1995. Mr. Nicholl served as a Commissioner of Arapahoe County from 1989 until his retirement in January of 1997. He also served in that position from 1965 to 1980. He was self-employed (semi-retired) from 1981 to 1988. Prior to that time, he owned and operated Arapahoe Surveys, a land survey company.

E. William Foerster, Jr., has been a director of the Bank since 1973 and of the Company since its formation in September, 1995. Mr. Foerster is the President and majority stockholder of EZT Fastener Co, Inc., Englewood, Colorado, and three other companies, all of which engage in manufacturing and distributing.

Robert T. Person, Jr., has been a director of the Bank since 1975 and of the Company since its formation in September, 1995. Mr. Person has been the sole owner of Robert Person Communications, a management consulting practice in Denver, Colorado, commencing in 1991. He was Vice President of the Public Service Company of Colorado, a gas and electric utility in Denver, Colorado, from 1978 to 1991.

Stephen A. Burkholder has been a director of the Bank since 1987 and of the Company since its formation in September, 1995. Mr. Burkholder has been the sole owner of the A&S Group, a marketing and distribution firm in Lakewood, Colorado since April of 1994. He was a long term care specialist with AMEX Life Assurance Company since August, 1993. Prior to that time, he served as Western Regional Manager for Hirsch USA, a watch company, commencing in 1991, Western Regional Sales Manager for CSC Time Corporation commencing in 1990, and Sales Representative for Seiko Time Corporation from 1973 to 1990.

Polly Baca has been a director of the Bank since 1990 and of the Company since its formation in September, 1995. Ms. Baca is presently the Regional Administrator of the United States General Services Administration Rocky Mountain Region. In 1994 she served as a Special Assistant to President Clinton and Director of the United States Office of Consumer Affairs. She was Executive Director of the Colorado Institute for Hispanic Education from 1989 to 1993, President and Sole Proprietor of the consulting firm Sierra Baca Systems from 1985 to 1989, and served as Colorado State Senator from 1979 to 1986.

James R. Wexels has been a director of the Bank since 1993 and of the Company since its formation in September, 1995. Mr. Wexels has been employed by Public Service Company of Colorado, a gas and electric utility, since 1966 and currently serves as Manager, Governmental Affairs.

In  memoriam...

In 1996 all of us at First Colorado Bancorp and First Federal Bank were saddened by the sudden death of John R. Newman at the age of 63. Mr. Newman retired in June of 1995 as President and Chief Operating Officer of First Federal, having been an active employee of the Bank for 36 years. He continued as a member of the Board of Directors, and was Vice-Chairman at the time of his death. During his three-plus decades at First Federal, he served in many capacities. He was elected to the Board in 1980, and became President of the Bank in 1989. Mr. Newman volunteered his time and talents in the Jeffco school system, service related projects at his church, and elsewhere. He was a nationally recognized triathlete in his age group, and frequently competed in national and world competitions, most notably the Boston Marathon.

We were also saddened this past year at the death of Kay McGuire. Kay was a senior programmer/analyst and programming coordinator in the Information Systems department at First Federal Bank. She designed many of First Federals accounting programs, federal reporting and lending systems, and had been a part of First Federals family of employees since 1979.

Corporate Information and Officers

Corporate Information

EXECUTIVE OFFICES

First Colorado Bancorp, Inc.
215 S. Wadsworth Blvd.
Lakewood, Colorado  80226
(303) 232-2121  FAX: (303) 237-2494

STOCK TRANSFER AGENT

American Securities Transfer
938 Quail Street, Suite 101
Lakewood, Colorado  80215-5513
(303) 234-5300

NATIONAL MARKET SYSTEM

NASDAQ

STOCK SYMBOL

FFBA

FINANCIAL PAPER LISTING

FtColoBcp

LEGAL COUNSEL

Malizia, Spidi, Sloane & Fisch, P.C.
1301 K Street, NW
Washington, D.C.  20005

AUDITORS

KPMG Peat Marwick LLP
707 17th St.
Denver, Colorado  80202

ANNUAL MEETING

The annual meeting of stockholders of First Colorado Bancorp will be held on Wednesday, April 30, 1997, at 3:00 p.m. at the Arvada Center for the Arts and Humanities, 6901 Wadsworth Blvd., Arvada, Colorado.

FORM 10-K

A copy of the 1996 Form 10-K, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to the Secretary, First Colorado Bancorp, Inc., 215 S. Wadsworth Blvd., Lakewood, Colorado 80226.

Officers of the Company
Malcolm E. Collier, Chairman, President /C.E.O.
Brian L. Johnson, Vice President/Treasurer
Elaine M. Samuelson, Secretary

Officers of the Bank

Malcolm E. Collier, Chairman/C.E.O.
Robert W. Richards, President/C.O.O.
Brian L. Johnson, Executive Vice President/C.F.O.
James M. Rooney, Executive Vice President
Robert P. Easterly, Senior Vice President
Robert A. Francis, Senior Vice President
Elaine M. Samuelson, Senior Vice President/Secretary
Ken Boggs, Vice President
Cecil L. Cooksey, Vice President
Linda Erickson, Vice President/Controller
George E. Hamblin, Jr., Vice President
John H. Johnson, Vice President
William Marcoux, Vice President/Treasurer
Patricia McMillan, Vice President
Annette Spreier, Vice President
Jim Burkey, Vice President/Regional Manager
Lew deSpain, Vice President/Regional Manager
Jennifer L. Swanson, Vice President/Regional Manager
Barbara D. Timson, Vice President/Regional Manager
Linda Chavez, Vice President/Branch Manager
J.W. Edwards, Vice President/Branch Manager
Leroy Binder, Assistant Vice President
Jackie Brown, Assistant Vice President
Tom Deitemeyer, Assistant Vice President
David Esmoer, Assistant Vice President
Julie Haynes, Assistant Vice President
Jill Kennedy, Assistant Vice President
Tracy Law, Assistant Vice President
Jeanne Nelson, Assistant Vice President
Jean Orr, Assistant Vice President
Lori Siegling, Assistant Vice President
Veronica Ware, Assistant Vice President

ARVADA
        5805 Carr St., 80004                                      202-5478
          Virginia Hoskins, Asst. Vice President/Manager
        12880 W. 64th Avenue, 80004                               202-5529
          Jennifer Swanson, Vice President/Regional Manager

AURORA
        1389 S. Havana, 80012                                     202-5306
          Tracy Wich, Asst. Vice President/Manager
        13781 E. Yale Avenue, 80014                               202-5539
          Kay Pugh, Asst. Vice President/Manager
        16778 Smoky Hill Road, 80015                              202-5480
          Lew deSpain, Vice President/Regional Manager

BRIGHTON
        1795 E. Bridge St., 80601                                 202-5330
          J.W. Edwards, Vice President/Manager

COMMERCE CITY
        7326 Magnolia St., 80022                                  202-5333
          Kathleen Tipton, Asst. Vice President/Manager

DELTA
        564 Main St., 81416                                       874-8636
         Bob Calloway, Asst. Vice President/Manager

DENVER
        216 16th St., Denver, 80202                               202-5535
          Barbara Timson, Vice President/Regional Manager
        750 S. University, 80209                                  202-5452
          Vivienne Alvarez, Asst. Vice President/Manager
        3610 E. 1st Ave., Denver, 80206                           202-5445
          Steve Kessler, Asst. Vice President/Manager
        3460 W. 38th Ave., 80211                                  202-5307
          Lawrence L. Lucero, Asst. Vice President/Manager
        2050 S. Downing, 80210                                    202-5521
          Melinda Anderson, Asst. Vice President/Manager
        4850 Chambers Rd., 80239                                  202-5537
          Dennis Young, Asst. Vice President/Manager

ENGLEWOOD
        4301 S. Broadway, 80110                                   202-5479
          Linda Chavez, Vice President/Manager

GOLDEN
        701 13th St., 80401                                       202-5533
          Brenda Kottke, Asst. Vice President/Manager
GRAND JUNCTION
        130 N. 4th St., 81502                                     242-6642
          Terri Stang, Asst. Vice President/Manager
        2452 Patterson Rd., 81502                                 245-5234
          Jim Burkey, Vice President/Regional Manager

HIGHLANDS RANCH
        7120 E. County Line Road, 80126                           202-5412
          Kathy Buck, Asst. Vice President/Manager

LAKEWOOD
        215 S. Wadsworth, 80226                                   202-5536
         Bill Christopher, Asst. Vice President/Manager

LITTLETON
        6775 W. Ken Caryl, 80123 (Columbine)                      202-5534
          Wally Sackett, Asst. Vice President/Manager

LOUISVILLE
        865 S. Boulder Rd., 80027                                 202-5455
          Joe Dawson, Asst. Vice President/Manager

GREENWOOD VILLAGE
        6050 S. Holly St., 80121                                  202-5472
          Barry Hill, Asst. Vice President/Manager

MONTROSE
        1105 S. Townsend Ave., 81401                              249-9667
          Bill Clanton, Asst. Vice President/Manager

THORNTON
        12080 Colorado Blvd., 80241                               202-5303
          Tanya Rudman, Asst. Vice President/Manager

WESTMINSTER
9150 N. Sheridan, 80030 202-5545
Cindy Lauffenberger, Asst. Vice President/Manager

OPENING SUMMER OF 97...

Highlands Ranch West
9285 S. Broadway, 80126                                           202-5420
Terry Miller, Asst. Vice President/Manager