Form 10-K, Exhibit 13
period 1997-12-31
FIRST COLORADO BANCORP INC
filed 1998-03-31
CIK 1001287

EXHIBIT 13


                          ANNUAL REPORT TO STOCKHOLDERS

First Colorado Bancorp, Inc.
1997 Annual Report

                       First Colorado Bancorp Stock Price
                                   By Quarter

                              3/31/96   6/30/96   9/30/96   12/31/96  3/31/97   6/30/97   9/30/97   12/31/97
                              -------   -------   -------   --------  -------   -------   -------   --------

Low Stock Price by Quarter    $11.00    $11.750   $12.50    $14.9375  $16.375   $15.75    $17.25    $19.25
High Stock Price by Quarter   $12.50    $13.75    $15.625   $17.875   $19.00    $19.875   $21.50    $26.125




                               FCB First Colorado
                                  Bancorp, Inc.

                       Consolidated Financial Highlights


                              3/31/96   6/30/96   9/30/96   12/31/96  3/31/97   6/30/97   9/30/97   12/31/97
                              -------   -------   -------   --------  -------   -------   -------   --------

Dividends                     $0.075    $0.08     $0.08    $0.09     $0.10     $0.11     $0.12     $0.13

Table of Contents

A Letter from the Chairman                                          2

Business of the Company                                             3

Selected Consolidated Financial and Other Data                      4

Key Operating Ratios                                                5

Management's Discussion of 1997 Results                             6

Common Stock and Related Matters                                    17

Independent Auditor's Report                                        19

Consolidated Statements of Financial Condition                      20

Consolidated Statements of Operations                               21

Consolidated Statements of Stockholders' Equity                     22

Consolidated Statements of Cash Flows                               23

Notes to Consolidated Financial Statements                          26

Consolidating Schedule - Financial Condition                        54

Consolidating Schedule - Operations and Retained Earnings           55

Boards of Director                                                  56

Corporate Information                                               57

Officers                                                            57

Branch Locations                                                    58

To our stockholders and friends:

First Colorado Bancorp, Inc. completed a very successful year in 1997.

Our deposits totaled $1.2 billion at year end, a 4.1% increase from 1996.

Lending activity was also very strong as our loans receivable increased 9.7% in 1997. Loans closed were $355 million for the year, of which 66% were single family mortgage loans, 20% were consumer loans, and the balance commercial real estate and construction loans.

The company's net income was a record $1.25 per share, and stockholders' equity increased to $12.45 per share. Return on assets was 1.31% and return on equity was 9.92%. We were able to increase our declared dividend each quarter during 1997, from $0.09 per share in fourth quarter 1996 to $0.13 per share in fourth quarter 1997.

Expansion also continued for the bank as we added a new branch in Highlands Ranch in the southern metro Denver area. Our Montbello office was relocated and expanded as well. In addition, First Federal acquired the assets of Delta Federal Savings in Delta, Colorado, and we're serving those new customers at our Delta branch at 564 Main Street.

Colorado's economy remains one of the strongest in the nation as we move into 1998. The real estate market for both new and previously occupied homes is very strong and suggests a strong source of business and increased revenue for First Federal and First Colorado Bancorp in 1998.

This strong economy also suggested that 1998 would be a time to look for other opportunities in banking. That is why, on March 8th of this year, First Colorado Bancorp entered into an agreement to merge with Commercial Federal Corporation. Commercial Federal is an $8.5 billion bank with branches in Iowa, Nebraska, Kansas, Oklahoma, and Colorado. When the merger with First Colorado is completed, Commercial Federal will have $2.5 billion in Colorado deposits and 48 branches. This larger combined bank will be a major force in this market.

The merger allows us to combine with a larger organization, offer a wider product line, and undergo minimal change in our branch network and employees. We feel it is a good deal for our shareholders and will ask for their approval at a special meeting later this year. All of us at First Colorado Bancorp thank you for your continued support.

Sincerely,

/s/ Malcolm E. Collier,

Malcolm E. Collier,
Chairman and Chief Executive Officer
                                        2

Business of the Company

         First Colorado Bancorp, Inc. (the "Company") is a Colorado corporation organized in September 1995 to facilitate the conversion of First Savings Capital, M.H.C. (the "Mutual Holding Company") from the mutual to stock form of ownership and to acquire and hold all of the capital stock of First Federal Bank of Colorado (the "Bank" or "First Federal Bank"), (collectively, the "Conversion and Reorganization"). The Mutual Holding Company previously was the majority stockholder of the Bank and upon consummation of the conversion and Reorganization on December 29, 1995, the Mutual Holding Company was merged with and into the Bank and the Company acquired the Bank as a wholly owned subsidiary. In connection with the Conversion and Reorganization, the Company sold 13,403,798 shares of its common stock to the public in an initial public offering and issued 6,619,539 shares in exchange for the outstanding shares of the Bank held by persons other than the Mutual Holding Company. As of December 31, 1997, the Company had total assets of $1.6 billion, total deposits of $1.2 billion, and stockholders' equity of $209.3 million, or 13.5% of total assets.

         The Company is a unitary savings and loan holding company and has no significant assets or activities other than holding all of the outstanding shares of the Bank and a note evidencing the Company's $10.5 million loan to the Bank's Employee Stock Ownership Plan ("ESOP"), and investing the portion of the net proceeds from the offering retained by the Company, which as of December 31, 1997, was invested in a loan to the Bank and in deposits in the Bank. Since the conversion, the Company has utilized $58.9 million of the net proceeds from the offering to repurchase its common stock (3.7 million shares) in the open market. The Company neither owns nor leases any property, but instead uses the premises, equipment and furniture of the Bank. Currently, the Company does not intend to employ any persons other than executive officers who are also executive officers of the Bank, and the Company will utilize the support staff of the Bank from time to time.

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

         First Federal Bank primarily serves the Colorado counties of Denver, Adams, Arapahoe, Jefferson, Douglas, Boulder, Mesa, Delta and Montrose through a network of 27 offices, providing a full range of retail banking services.

                                                         As of and for the years ended December 31,

Selected financial condition data                            1993            1994           1995            1996            1997*
                                                          --------------------------      --------------------------   ------------

                                                                                   (Dollars in thousands)

Assets                                                    $1,224,119      $1,302,879      $1,482,497      $1,514,088   $1,556,026

Mortgage loans receivable, net                               510,319         641,545         795,691         894,561      994,788(4)

Non-mortgage loans receivable, net                            96,224         118,398         135,468         166,963      169,814(4)

Mortgage-backed and other asset-backed securities, net:

Available-for-sale, net at market value                          N/A          29,145           8,506           7,687        6,839(4)

  Held-to-maturity, at amortized cost                        433,870         374,549         302,380         273,602      209,543

Investment securities/FHLB stock:

  Available-for-sale, net at market value                        N/A          39,068          33,246          20,653       17,228

  Held-to-maturity, at amortized cost                         89,605          31,018          54,362          61,642       73,944

Deposits                                                   1,031,783(1)    1,018,687(2)    1,080,289       1,135,823    1,182,727(4)

FHLB advances                                                 59,450         141,948         125,670         122,515      122,410(4)

Other borrowed money                                          10,688           6,929           5,543           5,009        4,479

Stockholders' equity                                          98,690         108,014         238,718(3)      216,624      209,309

(1)      Deposits in the amount of $162.2 million were purchased in 1993.
(2)      Deposits in the amount of $45.6 million were sold in 1994.
(3) Includes $117,620,000 form the net proceeds from the sale of common stock in December, 1995, in connection with the conversion and reorganization.
(4) Mortgage loans in the amount of $28.9 million,non-mortgage loans in the amount of $6.2 million, mortgage-backed securities in the amount of $0.5 million, deposits in the amount of $30.0 million, and FHLB advances in the amount of $6.9 million, were acquired in 1997.

Selected operating data

Interest income                                         $  73,841   $  79,255    $  94,263    $ 104,628    $ 107,948
Interest expense                                           37,392      42,785       58,863       57,194       60,014
                                                        ---------   ---------    ---------    ---------    ---------
  Net interest income                                      36,449      36,470       35,400       47,434       47,934
Provision (credit) for losses on loans                        193        (411)        (495)       1,143         (739)
                                                        ---------   ---------    ---------    ---------    ---------
  Net interest income after provision (credit)
    for losses on loans                                    36,256      36,881       35,895       46,291       48,673
                                                        ---------   ---------    ---------    ---------    ---------
Noninterest income:
  Fees and service charges                                  3,704       3,818        4,195        4,773        5,336
  Gain (loss) on sale of loans, net                           961         146           (1)         218          251
  Gain (loss) on sale of securities, net                       --         317         (381)          --        1,260
  Net income from real estate operations                      214         762        1,222          337        1,148
  Rental income                                               159         169          171          170          187
                                                        ---------   ---------    ---------    ---------    ---------
    Total noninterest income                                5,038       5,212        5,206        5,498        8,182
                                                        ---------   ---------    ---------    ---------    ---------
Noninterest expense:
  Compensation                                              8,651      10,025       10,666       12,215       14,708
  Occupancy                                                 2,977       3,411        3,703        3,805        4,118
  Provision (credit) for losses
    on real estate owned                                      172         448          (95)           3         (114)
  Provision (credit) for losses on federal funds sold          --          --          618         (618)          --
  Professional fees                                           692         642          667          779          710
  Advertising                                                 733         837          899        1,002          995
  Printing, supplies and postage                            1,022       1,038        1,095        1,093        1,136
  FDIC premiums                                             1,820       2,291        2,391        9,392          729
  Other, net                                                1,522       1,964        1,373        2,835        2,834
                                                        ---------   ---------    ---------    ---------    ---------
    Total noninterest expense                              17,589      20,656       21,317       30,506       25,116
                                                        ---------   ---------    ---------    ---------    ---------
Earnings before income taxes                               23,705      21,437       19,784       21,283       31,739
Income tax expense                                          8,850       7,891        7,146        7,911       11,825
                                                        ---------   ---------    ---------    ---------    ---------

NET EARNINGS                                            $  14,855   $  13,546    $  12,638    $  13,372    $  19,914
                                                        =========   =========    =========    =========    =========


-------------------
* All information prior to 1995 relates to the Bank. Information for 1995 represents consolidated financial information for the Company and the Bank as a result of the Conversion and Reorganization completed December 29, 1995. Information for 1996 and 1997 represents consolidated financial information for the Company.

                                     Selected Financial and Key Operating Ratios
--------------------------------------------------------------------------------
Key Operating Ratios

                                                                        At or for the year ended December 31,
                                                            1993          1994          1995              1996             1997
                                                            ----          ----          ----              ----             ----
Return on average assets (net earnings
  divided by average total assets)                          1.33%         1.08%         0.92%             0.89%            1.31%
                                                              --            --            --              1.18(1)            --
Return on average equity (net earnings
  divided by average equity)                               16.25         13.03         11.03              5.72             9.92
                                                              --            --            --              7.57(1)            --
Average equity to average assets ratio
  (average equity divided by average
    total assets)                                           8.20          8.26          8.36             15.62            13.19
Equity to assets at year end                                8.06          8.29         16.10             14.31            13.46
Net interest rate spread                                    3.21          2.82          2.41              2.68             2.74
Net interest margin (net interest income as a
  percentage of average interest-earning assets)            3.43          3.04          2.71              3.33             3.29
Net interest income to average assets                       3.27          2.90          2.58              3.17             3.15
Non-performing loans to total loans(2)                      0.24          0.16          0.21              0.14             0.18
Non-performing assets to total assets                       0.32          0.42          0.27              0.19             0.15
Allowance for loan losses to total loans(2)                 0.59          0.44          0.31              0.36             0.40
Average interest-earning assets to
  average interest-bearing liabilities                    106.21        106.28        106.55            116.16           113.29
Noninterest expense/average assets                          1.58          1.64          1.56              2.04             1.65
                                                              --            --            --              1.57(1)            --
Net interest income after provision (credit)
  for loan losses to noninterest expenses                 206.13        178.55        168.39            151.74           193.79
                                                              --            --            --            197.11(1)            --
Number of:
  Mortgage loans serviced                                  8,991         9,001         9,753            10,285           11,060
  Non-mortgage loans serviced                              8,637         9,998        11,986            14,561           14,471
  Deposit accounts                                       124,607       122,481       129,482           135,763          139,661
  Offices (all full service)                                  23            23            25                26               27

Per Share Data
  Book value per share                                       NM             NM            NM         $   11.91       $    12.45
  Earnings per common share                                  NM             NM            NM              0.74             1.29
  Earnings per common share, assuming dilution               NM             NM            NM              0.73             1.25
  Dividends declared per share                               NM             NM            NM             0.325             0.46
  Dividend payout ratio                                      NM             NM            NM              46.94%          38.37%

------------------
(1) Excluding the one-time SAIF Special Assessment of $7.0 million before taxes.
(2) Total loans exclude mortgage-backed and other asset-backed securities.

NM -- Not meaningful as a result of the Conversion and Reorganization completed December 29, 1995.

FCBI----------------------------------------------------------------------------

General

         Since the Conversion and Reorganization was completed until December 29,1 995, the consolidated results of operations of the Company for years ended prior to December 31, 1996 essentially relate solely to the results of operations for First Federal Bank. Since the Company is a unitary savings and loan holding company and First Federal Bank is the primary asset of the Company, in the discussion to follow the terms "Company" and "Bank" are used interchangeably.

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

         The Company and the Bank accessed the capital markets in December 1995 and raised $117.6 million of equity through the initial public offering. These additional funds were initially used to decrease borrowings and to increase short-term investments, specifically Federal funds sold. Throughout 1996 and 1997, those short-term investments have bene reallocated to other interest-earning assets, specifically loans receivable.

         On March 8, 1998, the company entered into a Reorganization and Merger Agreement ("the agreement") to be acquired by Commercial Federal Corporation ("Commercial Federal"). Under the terms of the agreement, Commercial Federal will acquire through a tax-free reorganization all of the outstanding shares of the Company's common stock in exchange for Commercial Federal's common stock. The exchange ratio will be determined based upon the average closing price of Commercial Federal's common stock during a twenty consecutive trading day period ending five trading days prior to closing. Based on Commercial Federal's closing price prior to March 8, 1998, First Colorado shareholders would receive .8807 shares of Commercial Federal common stock for each share of First Colorado Bancorp, Inc. common stock. The acquisition is subject to regulatory approvals, the Company's and Commercial Federal's shareholder approval and other conditions and is expected to close in the third quarter of 1998. Regardless of whether the proposed acquisition is consummated, the following discussion addresses the financial condition, results of operation, liquidity and capital resources and ongoing strategy of the Company.

Management Strategy

         First Federal Bank's management strategy has been to maintain profitability and a strong capital position through growth at a rate that does not exceed its ability to generate earnings. The Bank's lending strategy has historically focused on the origination of traditional one-to-four family mortgages and, to a lesser extent, multi-family residential and commercial real estate loans. This focus and relatively conservative underwriting standards are designed to reduce the risk of losses on its loan portfolio. This lack of diversification in its asset structure does, however, make the portfolio more susceptible to declines in real estate values in its market area. The risk has been mitigated in part through investments in mortgage-backed securities.

         First Federal Bank, like most other financial institutions, is subject to interest rate risk as a result of the difference in the maturity on interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Due to their shorter terms to maturity, most deposit accounts react more quickly to market interest rate movements than do traditional mortgage loans. Therefore, sharp increases in interest rates, such as occurred in 1994, will generally adversely affect the Bank's earnings. Conversely, the Bank will generally benefit during periods of declining or stable interest rates such as existed in 1995, 1996, and 1997.

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

                                    Management's Discussion of Financial Results
--------------------------------------------------------------------------------

Other aspects of management's current strategy include the following:

         Loan diversification. First Federal Bank will continue to actively seek to originate consumer loans at its branch offices, most of which have historically consisted of home equity loans. Consumer loans generally have shorter terms and higher rates than first mortgage loans. Consumer loans comprised 10.9% of total assets as of December 31, 1997, and the Bank will attempt to increase such loans to approximately 15% of assets. In this regard, First Federal Bank has targeted its marketing efforts toward consumer loan originations and provided branch office personnel with specific goals for consumer loan origination. Furthermore, the Bank is actively pursuing the origination, on a selective basis, of loans secured by multi-family dwellings and commercial real estate located in its primary market area. The Bank believes it has an opportunity to selectively originate quality, low loan-to-value, commercial real estate loans in its market area, which generally yield a higher rate of interest and are at adjustable rates. The success of such strategy will depend on a number of factors, including, but not limited to, consumer demand, pricing of the competition, and general economic conditions.

         Deposits. First Federal Bank will continue to monitor its deposit costs by adjusting the interest rates offered on its deposit accounts in accordance with market conditions. The Bank will continue to stress checking and money market type accounts that are not as interest rate sensitive as certificates of deposit.

         Property. During the past several years, the Bank has invested significant amounts in building new offices and in remodelling several of its existing offices. After constructing two branch offices in 1995, one in 1996, and one in 1997, First Federal Bank currently has plans to open one new branch office in 1998.

         Profitability. For the year ended December 31, 1997, First Federal Bank had a net interest rate spread of 2.74%. This increased spread over fiscal 1996 resulted in increased profits. Although the net interest rate spread may decrease as the cost of funds rise for deposits and borrowings, the Bank believes that its net interest rate spread will remain favorable as it continues to implement its strategies. The Bank intends to further enhance its profits by further reducing its operating expenses and maintaining asset quality, thereby limiting the need for additional increases in the allowance for loan losses.

         The Bank's ratio of non-interest expenses to average assets was 1.65% for the year ended December 31, 1997. An objective of the Bank for 1998 is to maintain and, if possible, reduce this operating ratio. During the past several years, however, the Bank has added additional employees as a result of growth, expansion of services and increased regulatory reporting.

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

Net Portfolio Value - Market Risk

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

         The table on page 8 presents the Bank's NPV as of December 31, 1997, as calculated by the OTS based on information provided to the OTS by the Bank.

         As the table shows, increases in interest rates would result in net decreases in the Bank's NPV, while decreases in interest rates will result in relatively smaller net increases in the Bank's NPV. Based upon the above calculations as of December 31, 1997, the Bank would not be required to make a deduction from total capita for purposes of calculating the Bank's risk-based capital requirement. (Bank's NPV decreases by 1.85% if interest rates increase by 200 basis points.) Certain shortcoming are inherent in the methodology used in the table. Modeling changes in NPV requires the making of certain assumptions that may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the model

FCBI----------------------------------------------------------------------------

assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the model assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity of repricing of specific assets and liabilities.
Accordingly, although the NPV measurements do provide an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income.

         The Bank also measures interest rate risk by computing estimated changes in its net interest income ("NII") over a four quarter period. These computations estimate the effect on the Bank's NII of sudden and sustained 1% to 4% increases and decreases in market interest rates. (The OTS does not provide estimated changes in the Bank's NII.)

         Computations of prospective effects of hypothetical interest rates changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit runoffs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result in the event of an interest rate increase as the ability of many borrowers to service their debt may deteriorate.

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

                                            Net Portfolio Value
                       --------------------------------------------------------------------
                                                          (Dollars in thousands)
                                                                           Change in NPV
Change in Interest                                                           as a % of
Rates in Basis Points                                                      Estimated Market
(Rate Shock)(1)         $ Amount         $ Change         % Change         value of Assets
---------------        ----------        ----------       --------         ----------------
                                         (Dollars in Thousands)
   +400 bp              $ 148,204        $ (83,365)           (36)%             (4.56)%
   +300 bp                172,897          (58,673)           (25)              (3.13)
   +200 bp                195,966          (35,604)           (15)              (1.85)
   +100 bp                215,990          (15,579)            (7)              (0.79)
   Static                  231,569               --             --                  --
   -100 bp                242,499           10,929             +5               +0.52
   -200 bp                250,383           18,814             +8               +0.86
   -300 bp                258,427           26,857            +12               +1.20
   -400 bp                271,196           39,626            +17              + 1.78

                                                 Analysis of Net Interest Income
--------------------------------------------------------------------------------

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

         Rate/Volume Analysis. Changes in net interest income are attributable to three factors: a change in volume of an interest-earning asset or interest-bearing liability, a change in rates or a change caused by a combination of changes in volume and rate. The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to
(1) changes in volume (changes in average volume multiple by old rate); (2) changes in rates (changes in rate multiplied by old average volume); and (3) changes in rate-volume (changes in rate multiplied by changes in average volume).

Rate/Volume Analysis

                                                                  Year Ended December 31,
                                              1995 vs 1996                                       1996 vs 1997
                                        Increase (Decrease) due to:                       Increase (Decrease) due to:
                                               Rate/                                                     Rate/
                                 Volume        Rate     Volume         Net      Volume        Rate       Volume        Net
                                 ------        ----     ------         ---      ------        ----       ------        ---
                                                                                                    (In thousands)
Interest income:
  Mortgage loan portfolio       $  7,795    $  1,124    $    155    $  9,074    $  7,404    ($   404)   ($    46)   $  6,954
  Non-mortgage loan portfolio      2,222         352          75       2,649       1,467          63           7       1,537
  Mortgage/Asset-backed
    securities                    (2,939)       (452)         59      (3,332)     (3,471)       (750)        136      (4,085)
  Investment securities/
    FHLB Stock                       958         (26)         (5)        927        (410)        217         (16)       (209)
  Fed Funds old and other
    interest-earning assets          442         172         433       1,047        (820)       (174)        117        (877)
                                --------    --------    --------    --------    --------    --------    --------    --------
  Total change in interest
    income                      $  8,478    $  1,170    $    717    $ 10,365    $  4,170    ($ 1,048)   $    198    $  3,320
                                ========    ========    ========    ========    ========    ========    ========    ========
Interest expense:
  Time Deposits                 $  1,245    ($   269)   ($    10)   $    966    $  1,911    $     48    $      3    $  1,962
  Other Deposits                     356        (628)        (16)       (288)        571        (267)        (11)        293
  Borrowings                      (2,223)       (157)         33      (2,347)        400         157           8         565
                                --------    --------    --------    --------    --------    --------    --------    --------
  Total change in interest      $   (622)   ($ 1,054)   $      7    ($ 1,669)   $  2,882    ($    62)   $      0    $  2,820
                                ========    ========    ========    ========    ========    ========    ========    ========
    expense
NET CHANGE IN NET
  INTEREST INCOME               $  9,100    $  2,224    $    710    $ 12,034    $  1,288    ($   986)   $    198    $    500
                                ========    ========    ========    ========    ========    ========    ========    ========

The following table sets forth for the periods indicated, information regarding the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amount of interest expense on interest bearing liabilities and the resulting average costs, net interest income, interest rate spread, the net yield earned on interest-earned on interest-earning assets, and the ratio of total interest-earning assets to total interest-bearing liabilities.


                              Year Ended December 31,         Year Ended December 31,       Year Ended December 31,  At December 31,
                                       1995                             1996                        1997                    1997
                         --------------------------------  ----------------------------- --------------------------         -----
                                               Average                       Average                    Average
                         Average               Yield/    Average             Yield/  Average             Yield/              Yield/
                         Balance   Interest    Cost      Balance   Interest  Cost    Balance   Interest   Cost    Balance     Cost
                         -------   --------    ----      -------   --------  ----    -------   --------   ----    -------    ------

Interest-
earning
assets:
  Mortgage
  loan
  portfolio,
  net                  $  741,381  $56,637      7.64%  $  843,414 $ 65,711    7.79% $ 938,456 $ 72,666    7.74% $  994,788    7.70%
  Non-mortgage
    loan
    portfolio,
    net                   127,567   10,482      8.22      154,610   13,131    8.49%   171,880   14,668    8.53%    169,814    8.68
  Mortgage/
    asset
    backed
    securities,
    net                   352,148   22,455      6.38      306,055   19,123    6.25%   250,498   15,038    6.00     216,382    6.64
  Investment
    securities/
    FHLB stock             80,343    4,513      5.62       97,403    5,440    5.59     90,070    5,231    5.81      91,172    6.01
  Federal funds
    sold and
    other
    interest-
    earning
    assets                  7,078      176      2.49       24,759    1,223    4.94      8,168     346     4.24      16,687    3.44
                         --------   ------               --------   ------           -------- -------             --------
      Total
        interest-
        earning
        assets         $1,308,517  $94,263      7.20%  $1,426,241 $104,628    7.34%$1,459,072$107,949     7.40% $1,488,843    7.50%
                       ----------  =======  ========              ========   =====           ========     ====
Non interest-
  earning assets           61,376                          69,015                      62,537                       67,183
                       ----------                      ----------                    --------                    ---------
      Total assets     $1,369,893                      $1,495,256                  $1,521,609                   $1,556,026
                       ==========                      ==========                    ========                    =========
Interest-
bearing liabilities:
    Time deposits      $  618,034  $34,332      5.56%  $  640,439  $35,298    5.51%$  657,121 $37,260     5.52%    687,866    5.75%
    Other deposits        448,234   13,982      3.12      459,633   13,694    2.98    478,810 $13,987     2.92     494,861    2.89
    Borrowings            161,808   10,549      6.52      127,710    8,202    6.42    133,937   8,767     6.55     126,889    6.47
                       ----------  -------              --------- -------            -------  ------           ----------
      Total interest-
        bearing
        liabilities    $1,228,076  $58,863      4.79%  $1,227,782  $57,194    4.66%$1,287,868 $60,014     4.66% $1,309,616    4.74%
                                   =======                         =======         ========== =======     ====                ====
Non interest-
  bearing liabilities      27,287                          33,864                      33,006                       37,101
                       ----------                      ----------                  ----------                   ----------
     Total liabilities $1,255,363                      $1,261,646                  $1,320,874                   $1,346,717
Stockholders' equity      114,530                         233,610                     200,735                      209,309
                       ----------                      ----------                  ----------                   ----------
     Total liabilities
       and Stockholders'
       equity          $1,369,893                      $1,495,256                  $1,521,609                   $1,556,026
                       ==========                      ==========                  ==========                   ==========
Net interest income                $35,400                         $47,434                    $47,935
                                   =======                         =======                    =======
Interest rate
  spread                                        2.41%                         2.68%                       2.74%               2.76%
                                                ====                          ====                        ====                ====
Net interst
  margin(2)                                     2.71%                         3.33%                       3.29%
                                                ====                          ====                        ====

Ratio of average
  interest-earning
  assets to
  average interest-
  bearing
  liabilities                                 106,55%                       116.16%                     113,29%
                                              ======                        ======                      ======

Ratio of interst-
  earning assets
  to interest-
  bearing
  liabilities                                                                                                               113.69%
                                                                                                                            ======

(1) Excludes income earned on loan origination and commitment fees. Average balances include non accrual loans.
(2) Net interest margin represents net interest income as a percentage of average interest-earning assets.

                                              Comparison of Financial Condition:
--------------------------------------------------------------------------------
Comparison of Financial Condition:

         1997-1996

         The total assets of the Company increased $41.9 million, or 2.8%, from $1,514.1 million at December 31, 1996 to $1,556.0 million at December 31, 1997. A major factor in this increase was the acquisition, effective October 1, 1997, of Delta Federal Savings, F.S.B. ("Delta") which had total assets of $40.5 million as of September 30, 1997. The increase is also due to an increase in loan receivable of $103.1 million, or 9.7%, with $35.1 million being acquired from Delta and much of the remaining increase due to the production from the Bank's correspondent lending program. Investment securities also increased, from $72.8 at December 31, 1996, to $79.9 million at December 31, 1997, an increase of $7.1 million, or 9.8%. Cash and cash equivalents decreased $4.6 million, or 9.3%, from $49.2 million at December 31, 1996 to $44.6 million at December 31, 1997, and mortgage-backed and other asset-backed securities into loans receivable.

         As of December 31, 1997, non-performing assets totaled $2.3 million, or 0.15% of total assets as compared to $2.9 million, or 0.19% of total assets, as of December 31, 1996. The decrease was due primarily to the sale of real estate property previously held as REO and to the recovery of a non-performing investment.

         Total liabilities increase $49.3 million, or 3.8%, from $1,297.4 million at December 31, 1996, to $1,346.7 million at December 31, 1997. The increase in liabilities primarily occurred in the deposit portfolio, which increased $46.9 million, or 4.1%, from $1,135.8 million at December 31, 1996, to $1,182.7 million at December 31, 1997, due primarily to the acquisition of Delta with a $30.0 million deposit portfolio and to the interest credited to the existing portfolio. Total advances from the Federal Home Loan Bank ("FHLB") decreased by $105,000, or 0.1%, from $122.5 million as of December 31, 1996, to $122.4 million s of December 31, 1997.

         Stockholders' equity decreased $7.3 million, or 3.4%, from $216.6 million at December 31, 1996 to $209.3 million at December 31, 1997, due to net earnings of $19.9 million for the year ended December 31, 1997, being offset by treasury stock purchases totaling $29.7 million and by dividends declared of $7.6 million.

Comparison of Operating Results

         1997-1996

General

         Net earnings for the year ended December 31, 1997, increased $6.5 million, or 48.9%, to $19.19 million from $13.4 million or the year ended December 31, 1996. The increase was primarily due to a decrease in non-interest expense and to increases in noninterest income and in the provision (credit) for losses on loans, as well s to one-time gains on sale of equity securities and real estate. The decrease in net noninterest expense can be attributed primarily to the FDIC premium, specifically a one-time SAIF special assessment that occurred in 1996. President Clinton signed legislation on September 30,,1996 requiring all banks and savings association with accounts insured by SAID (administered by the FDIC) to pay a special assessment to recapitalize the fund. The Bank's assessment was $7.0 million before taxes ($4.3 million after taxes), which was charged to earnings during the third quarter of 1996. As a result of the recapitalization, the Bank believes the SAIF premium it will pay in future years will be reduced significantly from its current assessment, which will have a positive effect on future earnings.

Net Interest Income

         Net interest income increased $500,000, or 1.1%, from $47.4 million during the year ended December 31, 1996 to $47.9 million during the year ended December 31, 1997. This increase was primarily due to an increase in total interest income of $3.3 million, or 3.2%, from $104.6 million for the year ended December 31, 1996 to $107.9 million for the year ended December 31, 1996. This increase was primarily the result of an increase in interest income on loans receivable from $78.8 million in the year ended December 31, 1996 to $87.3 million in the year ended December 31, 1997, due to a three basis point decrease in the interest rate earned on loans receivable being offset by an increase in the average balance of loans receivable of $112.3 million, or 11.3 %, to $1,110.3 million for the year ended December 31, 1997, from $998.0 million for the year ended December 31, 1996. The increase in the average balance of loans receivable resulted primarily from a strong economy in the

FCBI----------------------------------------------------------------------------

Company's market area coupled with an aggressive program to attract new loan originations in both the mortgage and non-mortgage portfolios, as well as from the acquisition of Delta. This increase in interest income on loans receivable was partially offset by decreases in other interest income categories. Interest income on investment securities (including those available for sale) decreased from $5.4 million in the year ended December 31, 1996 to $5.2 million in the year ended December 31, 1997, from $97.4 million for the year ended December 31, 1996. The decrease in the average investment portfolio balance was primarily due to the reallocation of funds to loans receivable. Interest income on mortgage-backed and other asset-backed securities (including those available for sale) decreased $4.1 million, or $21.4%, to $15.0, million for the year ended December 31, 1997, from $19.1 million for the year ended December 31, 1996, due primarily to the decrease in the average balance of $55.6 million, o 18.2%, to $250.5 million for the year ended December 31, 1997, from $306.1 million for the year ended December 31, 1996. The decrease in the average balance of mortgage-backed and other asset-backed securities is due to management's decision to reinvest the cash flows from those securities in loans receivable.

         The increase in interest income was combined with an increase in total expense of $2.8 million, or 4.9%, from $57.2 million for the year ended December 31, 1996, to $60.0 million for the year ended December 31, 1997. Interest paid on deposits increased $2.2 million, or 4.6%, to $51.2 million for the year ended December 31, 1996, from $49.0 million for the year ended December 31, 1996. This increase was primarily due to the increase in the average balance of the deposits of $53.8 million, or 4.9%, to $1,253.9 million for the year ended December 31, 1997, from $1,100.1 million for the year ended December 31, 1996, offset slightly by a decrease of one basis point in the cost of deposits. This increase in interest paid on deposits was accompanied by an increase in interest paid on borrowed funds of $565,000, or 6.9%, to $8.8 million for the year ended December 31, 1997, from $8.2 million for the year ended December 31, 1996, due to an increase in the average balance of FHLB advances and other borrowed money of $6.2 million, or 4.9%, to $133.9 million for the year ended December 31, 1997, from $127.7 million for the year ended December 31, 1996. This increase reflects the use of borrowings to fund loans receivable.

Provision (Credit) for Losses on Loans

         In determining the provision for losses on loans, management analyzes, among other things, the Bank's loan portfolio, market conditions and the Bank's market area. The provision (credit) for losses on loans decreased by $1.9 million in 1997 compared to 1996, from a provision of $1.1 million for the year ended December 31, 1996 to a credit of $739,000 for the year ended December 31, 1997. That credit was due primarily to the recovery of $1.5 million on one loan that had previously been written off. Taking that recovery into account, the credit for the year ended December 31, 1997 reflects management's recognition of and desire to appropriately reserve the Bank's loan growth. Management believes that the allowance for loan losses is adequate at December 31, 1997. There can be no assurances that the allowance will be adequate to cover losses which may in fact be realized in the future and that additional provisions will not be required.

Noninterest Income

         Noninterest income increased by $2.7 million, 48.8%, from $5.5 million for the year ended December 31, 1996 to $8.2 million for the year ended December 31, 1997. This increase was primarily the result of gains on the sale of investment in 1997 and an increase in net income from real estate operations. Gains on the sale of loans and of investment, combined, increased $1.3 million, or 593.1%, for 1997, primarily due to gains on the sale of equities of $1.3 million in fourth quarter 1997. Net income from real estate operations increased $811,000, or 240.7%, in 1997, primarily due to the sale of real estate in a service corporation, First Savings Investment Corporation, resulting in a profit of $832,000 in the fourth quarter of 1997. Fees and service charges increased $63,00, or 11.8%, due to increased transaction account activity in 1997.

Noninterest Expense

         Noninterest expense decreased by $5.4 million, or 17.7% for the year ended December 31, 1997 as compared to the year ended December 31, 1996. The majority of the decrease related to the 1996 one-time special SAIF assessment expense of 47.0 million, as previously discussed. The major increases occurred in compensation expense ($2.5 million), and in the credit for losses on federal funds sold ($618,000). Additional increases in occupancy expense ($2.5 million), and in the credit for losses on federal funds sold ($618,00). Additional increases in occupancy expense of $313,000 due to depreciation and other office expenses associated with the two new offices opened in 1996 and 1996, and in printing, supplies and postage of $3,000 due primarily to stockholder related matters, were offset by decreases of $117,000 in the provision (credit) for losses on real estate owned and of $69,000 in professional fees to contribute to the net increase in noninterest expense.

         The Bank experienced increased compensation costs during the year ended December 31, 1997, primarily due to an increase of $710,000 in employee compensation, resulting from increased staffing due to the added offices, and from an

--------------------------------------------------------------------------------

increase of $1.7 million related to compensation expense recognized on stock benefit plans due to the price appreciation of the fair market value of common stock of the Company held by such plans. In 1995 the ESOP purchased 1,340,379 shares with a 10 year loan from the Company. Shares are expensed at fair market value as they are released. In the third quarter of 1996, the Company began experiencing additional compensation expense due to the adoption by shareholders of a Management Stock Bonus Plan ("MSBP") whereby various officers and directors of the Bank were granted restricted stock over a five-year period. The MSBP purchased shares of common stock of the Company for the plan in open market purchases. The MSBP shares are being expensed over a five year period beginning July 24, 1996 based on the fair market value as of that date.

         The credit for losses on federal funds sold booked in 1996 resulted from the actions of the Superintendent of Banks of the State of New York, who took possession of the business and property of Nationar, a New York-chartered trust company in 1995. The Bank wrote down its $1.0 million federal funds sold to Nationar to $382,500 and filed a proof of claim for the monies due. A partial payment on the claim totaling $400,000 was received in June, 1996 and resulted in a recovery of $18,000 in the second quarter of 1996. Final payment on the claim totaling $600,000 was received in December, 1996 and resulted in a recovery of $600,000 in the fourth quarter of 1996 and of $618,000 for the year ended December 31, 1996.

Income Tax Expense

         Federal and state income taxes increased by $3.9 million, or 49.5%, for the year ended December 31, 1997 compared to the year ended December 31, 1996, due primarily to the increase in earnings before income taxes.


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

Net Interest Income

         Net interest income increased $12.0 million, or 34.0%, from $35.4 million during the year ended December 31, 1995 to $47.4 million during the year ended December 31, 1996. This increase was primarily due to an increase in total interest income of $10.4 million, or 11.0%, from $94.3 million for the year ended December 31, 1995 to $104.6 million for the year ended December 31, 1996. This increase was primarily the result of an increase in interest income on loans receivable from $67.1 million in the year ended December 31, 1995 to $78.8 million in the year ended December 31, 1996, due to an 18 basis point increase in the interest rate earned on loans receivable and to an increase in the average balance of loans receivable of $129.1 million, or 14.9%, to $998.0 million for the year ended December 31, 1996, from $868.9 million for the year ended December 31, 1995. The increase in the average balance of loans receivable resulted primarily from a strong economy in the Company's market area coupled with an aggressive program to attract new loan originations in both the mortgage and nonmortgage portfolios. Interest income on investment securities (including those available for sale) also increased, from $4.5 million in the year ended December 31, 1995 to $5.4 million in the year ended December 31, 1996, due to the increase in the average portfolio balance of $17.1 million, or 21.2%, to $97.4 million for the year ended December 31, 1996, from $80.3 million for the year ended December 31, 1995. The increase in the average investment portfolio balance was primarily due to the investment of proceeds from the offering. These increases in interest income were partially offset by a decrease in interest income on mortgage-backed and other asset-backed securities (including those available for sale) of $3.3 million, or 14.8%, to $19.1 million for the year ended December 31, 1996, from $22.4 million for the year ended December 31, 1995, due to the decrease in the average balance of $46.1 million, or $13.1%, to $306.1 million for the year ended December 31, 1996, from $352.2 mil-

FCBI----------------------------------------------------------------------------

lion for the year ended December 31, 1995. The decrease in the average balance of mortgage-backed and other asset-backed securities is due to management's decision to reinvest the cash flows from those securities in loans receivable.

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

Provision (Credit) for Losses on Loans

         In determining the provision for losses on loans, management analyzes, among other things, the Bank's loan portfolio, market conditions and the Bank's market area. The provision (credit) for losses on loans increased by $1.6 million in 1996 compared to 1995, from a credit of $495,000 for the year ended December 31 1995 to a provision of $1.1 million for the year ended December 31, 1996. The credit for the year ended December 31, 1995 was due primarily to the favorable market conditions in the Colorado real estate market, resulting in the historical loss factors used for the general loss provision being adjusted downward and the excess reserve being recognized as a credit for losses on loans. The provision for the year ended December 31, 1996 reflects management's recognition of and desire to appropriately reserve for the Bank's loan growth. Management believes that the allowance for loan losses is adequate at December 31, 1996. There can be no assurances that the allowance will be adequate to cover losses which may in fact be realized in the future and that additional provisions will not be required.

Noninterest Income

         Noninterest income increased by $292,000, or 5.6%, from $5.2 million for the year ended December 31, 1995 to $5.5 million for the year ended December 31, 1996. This increase was primarily the result of an absence of any losses on the ale of mortgage-backed and other asset-backed securities in 1996. During the first quarter of 1995, the Bank sold available-for-sale mortgage-backed securities for a loss of $381,000. Furthermore, the Bank experienced an increase in the gain on the sale loans of $219,000 due to increased loan activity, and an increase in fees and service charges of $578,000 due to increased transaction account activity, offset by a decrease in net income from real estate operations of $885,000, primarily due to a gain on the sale of real estate owned in the first quarter of 1995. There were no comparable sales of mortgage-backed securities or real estate owned during the year ended December 31, 1996.

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

         During the year ended December 31, 1995, the Bank recognized income of $809,000 in settlement of an IRS audit as an offset to other, net noninterest expense, which represents the majority of the $1.5 million total increase in other, net noninterest expense for the year periods ending December 31, 1996 and 1995. Additional items impacting other, net, noninterest expense included an increase in income from a subsidiary, First Savings Insurance Services, of $230,000 in 1996 and a gain on the sale of fixed assets of $180,000 in 1995, which offset 1995 other, net, noninterest expense.

         In addition, the Bank experienced increased compensation costs during the year ended December 31, 1996, primarily due to an increase of $585,000 in employee compensation, resulting from increased staffing due to the added offices, and from an increase of $963,000 related to compensation expense recognized on stock benefit plans due to the price appreciation of the

--------------------------------------------------------------------------------

fair market value of common stock of the Company held by such plans. In 1995 the ESOP purchased 1,340,379 shares with a 10 year loan from the Company. Shares are expended as they are released. In the third quarter of 1996, the Company began experiencing additional compensation expense due to the adoption by shareholders of a Management Stock Bonus Plan ("MSBP") whereby various officers and directors of the Bank were granted restricted stock over a five-year period. The MSBP purchased shares of common stock of the Company for the plan in open market purchases. The MSBP shares are being expended over a five year period beginning July 24, 1996 based on the fair market value as of that date.

         The provision for losses on federal funds sold booked in 1995 resulted when the Superintendent of Banks of the State of New York took possession of the business and property of Nationar, a New York- chartered trust company. The Bank wrote down its $1.0 million federal funds sold to Nationar to $382,500 and filed a proof of claim for the monies due. A partial payment on the claim totaling $400,000 was received in June, 1996 and resulted in a recovery of $18,000 in the second quarter of 1996. Final payment on the claim totaling $600,000 was received in December, 1996 and resulted in a recovery of $600,000 in the fourth quarter of 1996 and of $618,000 for the year ended December 31, 1996.

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

         The primary investment activity of the Bank is the origination of mortgage loans. During the years ended December 31, 1995, 1996 and 1997, the Bank originated mortgage loans in the amounts of $275.6 million, $299.8 million, and $283.0 million, respectively. The Bank also purchases loans and mortgage-backed and other asset-backed securities on occasion to reduce liquidity not otherwise required for local loan demand. Purchases of mortgage loans and mortgaged-backed and other asset-backed securities in those same periods totalled $17.9 million, $34.1 million, and $1.7 million respectively. Other investment activities include investment in short term certificates of deposits of other financial institutions, FHLB of Topeka stock, consumer loans and, to a lesser extent, U.S. government and federal agency obligations.

         First Federal Bank has other sources of liquidity if a need for additional funds arises. Additional sources of funds include FHLB of Topeka advances which, as of December 3, 1997, totalled $122.4 million. If needed, the Bank has additional borrowing ability with the FHLB of Topeka. The Bank also has borrowing authority with two Colorado commercial banks in an amount up to $8.0 million. First Federal also established a finance subsidiary in 1988 for the purpose of borrowing funds through participation in a Real Estate Mortgage Investment Conduit ("REMIC"). As of December 31, 1997, $4.5 million of the REMIC bond was outstanding. Other sources of liquidity can be found in the Bank's statement of financial condition, such as investment securities maturing within one year and unencumbered mortgage-backed securities that are readily marketable.

         First Federal Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 4.0%. The Bank's liquidity ratios were 13.0%, 9.7% and 9.6% as of December 31, 1995, 1996 and 1997, respectively.

         The Bank had tangible, core and risk-based capital ratios of 12.25%, 12.49% and 23.76%, respectively, at December 31, 1997, which greatly exceeded the OTS's respective minimum requirements of 1.50%, 3.00% and 8.00%, respectively. The Bank was classified as "well capitalized" institution at December 31, 1997.

         First Federal Bank's most liquid assets are cash and cash equivalents, which include investments in highly liquid short-term investments. The level of these assets are dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 1995, 1996, and 1997, cash and cash equivalents totalled $113.7 million, $49.2 million and $44.7 million, respectively.

         First Federal Bank anticipates that it will have sufficient funds available to meet its current commitments. As of December 31, 1997, the Bank had commitments to fund loans and standby letters of credit of $55.7 million. Certificates of deposit which

FCBI----------------------------------------------------------------------------

are scheduled to mature in one year or less as of December 31, 1997, totalled $498.4 million. Management believes that a significant portion of such deposits will remain with the Bank.

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

Impact of New Accounting Standards

         The Financial Accounting Standard Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 125) and SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125 (SFAS 127) in June and December 1996, respectively, SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. It requires entities to recognize servicing assets and liabilities for all contracts to service financial assets, unless the assets is securitized and all servicing is retained. The servicing assets are measured initially at fair values and are amortized over the estimated useful lives of the servicing assets. In addition, the impairment of servicing assets is recognized through a valuation allowance. SFAS 125 also addresses the accounting and reporting standards for securities lending, dollar-rolls, repurchase agreements and similar transactions. The Company prospectively adopted SFAS 125 on January 1, 1997. However, in accordance with SFAS 127, the Company deferred adoption of the standard as it relates to securities lending, dollar-rolls, repurchase agreements and similar transactions until January 1, 1998. The adoption of SFAS 125 did not have a material impact on its 1997 consolidated financial statements.

         In March 1997,  the FASB issued SFAS No. 128,  Earnings Per Share (SFAS
128) which replaced APB Opinion No. 15 related to standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. Also, SFAS 128 requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, SFAS 128 also requires restatement of all prior period EPS data presented. The Company adopted SFAS 128 in December 1997, and restated all per share amounts for prior periods. The adoptions of SFAS 128 did not have a material impact on the Company's reported earnings per share.

         In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income (SFAS 130). SFAS 130, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components in a full set of general- purchase financial statements. Comprehensive income represents the change in equity of a business enterprise during a period from transitions and other events from nonowner sources. Comprehensive income is comprised of net income and other comprehensive income. SFAS 130 does not change the classifications currently comprising net income. Other comprehensive income is classified into foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. All components of comprehensive income shall be reported in the period in which they are recognized and be displayed in the financial statements. The total of other comprehensive income for a period shall be transferred to a component of equity on a separate line-item. As such, net unrealized gain (loss) on securities available for-sale will become a component of other comprehensive income upon implementation of SFAS 130. The Company will adopt SFAS 130 in 1998.

         In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131). This Statement establishes standards relating to public business enterprises' reporting of information about operating segments in financial reports issued to shareholders. It also established standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restat-

                                                Common Stock and Related Matters
--------------------------------------------------------------------------------

ed. This Statement need not be applied to interim financial statements in the initial year of application. SFAS 131 is not expected to change the reporting requirements of the Company.

         In January 1997, the SEC issued Release No. 33-7386, which requires enhanced descriptions of accounting policies for derivative financial instruments and derivative commodity instruments in the footnotes to financial statements. The release also requires certain quantitative and qualitative disclosures outside financial statements about market risks inherent in market risk sensitive instruments and other financial instruments. The requirements regarding accounting policy descriptions were effective for any fiscal period ending after June 15, 1997. However, because derivative financial and commodity instruments have not materially affected the Company's consolidated financial position, cash flows or results of operations, this part of the release does not affect the Company's 1997 financial statements disclosures. The quantitative and qualitative disclosures required by the release will be initially provided in the Company's annual report on Form 10-K for the year ending December 31, 1998.

Impact of Year 2000 Issue

         As issue exists for all companies that rely on computers as the year 2000 approaches. The "Year 2000" problems is the result of past practices in the computer industry of using two digits rather than four to identify the application year. This practice will result in incorrect results when computers perform arithmetic operations, comparisons or data field sorting involving years later than 1999. The Company anticipates that it will be able to test its entire system using its internal programming staff and outside computer consultants and intends to make any necessary modifications to prevent disruption to its operations. Costs in connection with any such modifications are not expected to be material.


First Colorado Bancorp, Inc.
Common Stock and Related Matters

         The Company's offering of common stock closed on December 29, 1995. Shares of common stock were issued and sold in that offering at $10.00 per share.

         As of February 28, 1998, the Company had 4,090 stockholders of record and 16,826,798 outstanding shares of common stock. The number of stockholders does not reflect those whose stock is in nominee or "street" name accounts through brokers.

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

         The Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be, in part, dependent upon the factors enumerated above. The Company is subject, however, to the requirements of Colorado law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its stated capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year. First Colorado Bancorp, Inc., completed the reorganization from a federally chartered mutual holding company to a Colorado stock holding company on December 29, 1995, and only eight quarters of historical data can be provided in regard to the common stock of the Company.

First Colorado Bancorp, 1996-1997

--------------------------------------------------------------------------------
               12/31/97         9/30/97        6/30/97       3/31/97        12/31/96        9/30/96         6/30/96        3/31/96
               --------         -------        -------       -------        --------        -------         -------        -------

# shares      16,808,372      16,484,530     16,561,425    16,555,197     18,184,108      19,030,844      20,134,256     20,096,940

High         $   26.1250          21.500         19.875        18.875       17.8750           15.625          13.750         12.500

Low          $   19.8125          17.375         16.000        16.500       14.9375           12.500          11.750         11.000

Dividends
Declared     $      0.13            0.12           0.11          0.10          0.09             0.08            0.08          0.075
(per share)
--------------------------------------------------------------------------------

                      This page is intentionally left blank

                          Independent Auditors' Report
                          ----------------------------




The Board of Directors and Stockholders
First Colorado Bancorp, Inc.:


We have audited the accompanying consolidated statements of financial condition of First Colorado Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Colorado Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

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



                                              /s/KPMG Peat Marwick LLP
                                              ------------------------
                                              KPMG Peat Marwick LLP


Denver, Colorado
March 9, 1998

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Consolidated Statements of Financial Condition

December 31, 1996 and 1997

(Amounts in Thousands, Except Share Data)
--------------------------------------------------------------------------------

Assets                                                                                                    1996              1997
------                                                                                             -------------       ------------

Cash and due from banks                                                                            $      21,449            27,970
Federal funds sold, net (note 11)                                                                         15,000             8,100
Other interest-earning assets                                                                             12,783             8,587
                                                                                                   -------------       ------------
              Cash and cash equivalents                                                                   49,232            44,657
Investment securities (notes 3 and 11):
    Held-to-maturity, at amortized cost (market value of $61,701 and 73,952 in 1996
       and 1997, respectively)                                                                            61,642            73,944
    Available-for-sale, at market value (amortized cost of $10,487 and $5,959 in 1996
       and 1997, respectively)                                                                            11,099             5,951
                                                                                                   -------------       ------------
                                                                                                          72,741            79,895
                                                                                                   -------------       ------------
Mortgage-backed  and  other  asset-backed  securities  (notes  4, 5, 11 and 12):
    Held-to-maturity,  at amortized  cost (market value of $268,043 and $208,228
    in 1996 and 1997, respectively)                                                                      273,602           209,543
    Available-for-sale, at market value (amortized cost of $7,708 and $7,168 in 1996
       and 1997, respectively)                                                                             7,687             6,839
                                                                                                     -----------       ------------
                                                                                                         281,289           216,382
                                                                                                     -----------       ------------
Loans receivable, net (notes 5, 8 and 11)                                                              1,061,524         1,164,602
Accrued interest receivable (note 6)                                                                       8,059             8,356
Federal Home Loan Bank stock, at cost (note 11)                                                            9,554            11,277
Real estate owned, net (notes 7 and 8)                                                                     1,457               225
Office properties and equipment, net of accumulated depreciation and
    amortization (note 9)                                                                                 22,930            23,606
Real estate held for investment and development                                                            2,025             1,197
Income taxes receivable (note 14)                                                                            589                 -
Other assets                                                                                               4,688             5,829
                                                                                                     -----------       ------------
              Total assets                                                                           $ 1,514,088         1,556,026
                                                                                                     ===========       ===========
Liabilities and Stockholders' Equity
------------------------------------
Deposits (note 10)                                                                                   $ 1,135,823         1,182,727
Advances from Federal Home Loan Bank (note 11)                                                           122,515           122,410
Bonds payable (note 12)                                                                                    5,009             4,479
Advances by borrowers for taxes and insurance                                                              8,312             8,369
Deferred income taxes (note 14)                                                                            5,118             4,720
Deferred income                                                                                              722               604
Other liabilities                                                                                         19,965            23,408
                                                                                                     ----------       ------------
              Total liabilities                                                                        1,297,464         1,346,717
Stockholders' equity (note 13):
    Preferred stock, $0.10 par value.  25,000,000 shares authorized; none issued                               -                 -
    Common stock, $0.10 par value.  50,000,000 shares authorized; 20,134,256 shares issued at December 31, 1996 and 1997; 18,184,108 and 16,808,372 shares
       outstanding at December 31, 1996 and 1997, respectively                                             2,013             2,013
    Additional paid-in capital                                                                           151,581           155,047
    Treasury stock (1,950,148 and 3,325,884 shares at December 31, 1996 and
       1997, respectively, at cost)                                                                      (28,957)          (53,562)
    Unearned ESOP shares                                                                                 (12,063)          (10,523)
    Unearned MRP/MSBP shares                                                                              (3,929)           (3,338)
    Net unrealized gain (loss) on securities available-for-sale (net of tax effect of $226 and
       $(122) in 1996 and 1997, respectively)                                                                365              (215)
    Retained earnings, partially restricted (note 14)                                                    107,614           119,887
                                                                                                     -----------       ------------
              Total stockholders' equity                                                                 216,624           209,309

Commitments and contingencies (notes 5, 13, 14, 16 and 18)
                                                                                                     -----------       ------------
              Total liabilities and stockholders' equity                                             $ 1,514,088         1,556,026
                                                                                                     ===========         =========

See accompanying notes to consolidated financial statements.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Data)
--------------------------------------------------------------------------------

                                                                                              Year ended December 31
                                                                                  ----------------------------------------------
                                                                                     1995              1996              1997
                                                                                  --------          ---------          --------
Interest income:
    Interest on loans receivable                                                  $ 67,119             78,842            87,333
    Interest on mortgage-backed and other asset-backed securities                   22,455             19,123            15,038
    Interest and dividends on investment securities                                  4,513              5,440             5,231
    Interest on federal funds sold and other interest-earning assets                   176              1,223               346
                                                                                  --------           --------          --------
          Total interest income                                                     94,263            104,628           107,948
                                                                                  --------           --------          --------

Interest expense:
    Interest on deposits (note 10)                                                  48,314             48,992            51,247
    Interest on advances from Federal Home Loan Bank                                 9,927              7,702             8,226
    Other interest expense                                                             622                500               541
                                                                                  --------           --------          --------
          Total interest expense                                                    58,863             57,194            60,014
                                                                                  --------           --------          --------

          Net interest income                                                       35,400             47,434            47,934

Provision (credit) for losses on loans (note 8)                                       (495)             1,143              (739)
                                                                                  --------           --------          --------
          Net interest income after provision (credit) for
              losses on loans                                                       35,895             46,291            48,673
                                                                                  --------           --------          --------

Noninterest income:
    Fees and service charges                                                         4,195              4,773             5,336
    Gain (loss) on sale of loans, net                                                   (1)               218               251
    Gain on sale of investment securities available-for-sale                             -                  -             1,260
    Loss on sale of mortgage-backed and other asset-backed
       securities, net                                                                (381)              -                    -
    Income from real estate operations, net                                          1,222                337             1,148
    Rental income                                                                      171                170               187
                                                                                  --------           --------          --------
                                                                                     5,206              5,498             8,182
                                                                                  --------           --------          --------
Noninterest expense:
    Compensation (note 13)                                                          10,666             12,215            14,708
    Occupancy                                                                        3,703              3,805             4,118
    Provision (credit) for losses on real estate owned (note 8)                        (95)                 3              (114)
    Provision (credit) for losses on federal funds sold                                618               (618)                -
    Professional fees                                                                  667                779               710
    Advertising                                                                        899              1,002               995
    Printing, supplies and postage                                                   1,095              1,093             1,136
    FDIC premiums (note 2)                                                           2,391              9,392               729
    Other, net                                                                       1,373              2,835             2,834
                                                                                  --------           --------          --------
                                                                                    21,317             30,506            25,116
                                                                                  --------           --------          --------
          Earnings before income taxes                                              19,784             21,283            31,739

Income tax expense (benefit) (note 14):
    Current                                                                          5,817              7,902            11,875
    Deferred                                                                         1,329                  9               (50)
                                                                                  --------           --------          --------
                                                                                     7,146              7,911            11,825
                                                                                  --------           --------          --------
          Net earnings                                                            $ 12,638             13,372            19,914
                                                                                  ========           ========          ========

Earnings per common share (note 13)                                               $   2.00                .74              1.29
                                                                                  ========                ===              ====

Earnings per common share, assuming dilution (note 13)                            $   1.96                .73              1.25
                                                                                  ========                ===              ====

See accompanying notes to consolidated financial statements.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Three-Year Period Ended December 31, 1997

(Amounts in Thousands, Except Share Amounts)
--------------------------------------------------------------------------------



                                                        Common stock,        Common stock,
                                                       $1.00 par value      $0.10 par value
                                                       ---------------      ---------------
                                                       Shares    Amount     Shares   Amount
                                                       ------    ------     ------   ------
Balance, December 31, 1994                           6,331,622  $ 6,332        --    $ --
Exercise of employee stock options                      39,515       40        --      --
Payment of ESOP liability                                 --       --          --      --
Contribution by First Savings Capital, M.H.C              --       --          --      --
Exchange of common stock (note 13)                  (6,371,137)  (6,372)  6,619,539     662
Common stock issued for cash, net of
    offering costs (note 13)                              --       --    12,063,419   1,206
Common stock issued to ESOP for note
    receivable (note 13)                                  --       --     1,340,379     134
Employees' vesting in MRP (note 13)                       --       --          --      --
Dividends declared ($0.88 per share)                      --       --          --      --
Reversal of dividends previously waived by
    First Savings Capital, M.H.C                          --       --          --      --
Change in net unrealized gain/loss on
    securities available-for-sale                         --       --          --      --
Net earnings                                              --       --          --      --
                                                  ------------  -------  ----------  ------
Balance, December 31, 1995                                --       --    20,023,337   2,002
Exercise of employee stock options (note 13)              --       --       123,875      11
Additional offering costs on common
    stock issued for cash                                 --       --          --      --
Payment of ESOP liability (note 13)                       --       --          --      --
Common stock purchased by MSBP (note 13)                  --       --          --      --
Employees' vesting in ESOP/MRP/MSBP
    (note 13)                                             --       --          --      --
Purchase of treasury stock                                --       --    (1,963,104)   --
Dividends declared ($0.325 per share)                     --       --          --      --
Change in net unrealized gain/loss on
    securities available-for-sale                         --       --          --      --
Net earnings                                              --       --          --      --
                                                  ------------  -------  ----------  ------
Balance, December 31, 1996                                --       --    18,184,108   2,013
Exercise of employee stock options (note 13)              --       --        61,162    --
Acquisition of financial institution (note 1)             --       --       301,952    --
Payment of ESOP liability (note 13)                       --       --          --      --
Employees' vesting in ESOP/MRP/MSBP (note 13)             --       --          --      --
Purchase of treasury stock                                --       --    (1,738,850)   --
Dividends declared ($0.46 per share)                      --       --          --      --
Change in net unrealized gain/loss on securities
    available-for-sale                                    --       --          --      --
Net earnings                                              --       --          --      --
                                                  ------------  -------  ----------  ------
Balance, December 31, 1997                                --    $  --    16,808,372  $2,013
                                                  ============  =======  ==========  ======


                                                                                          Net
                                                                                       unrealized
                                                             Common          Unearned  gain (loss)
                                                  Additional stock   Unearned  MRP/   on securities
                                                   paid-in  treasury   ESOP    MSBP     available-    Retained
                                                   capital   shares   shares  shares    for-sale      earnings   Total
                                                   -------   ------   ------  ------    --------      --------   -----
Balance, December 31, 1994                          18,151     --       (446)   (258)   (1,370)        85,605   108,014
Exercise of employee stock options                     224     --       --      --        --             --         264
Payment of ESOP liability                             --       --        446    --        --             --         446
Contribution by First Savings Capital, M.H.C            31     --       --      --        --             --          31
Exchange of common stock (note 13)                   5,710     --       --      --        --             --        --
Common stock issued for cash, net of
    offering costs (note 13)                       116,414     --       --      --        --             --     117,620
Common stock issued to ESOP for note
    receivable (note 13)                            13,270     --    (13,404)   --        --             --        --
Employees' vesting in MRP (note 13)                    224     --       --        76      --             --         300
Dividends declared ($0.88 per share)                  --       --       --      --        --           (1,911)   (1,911)
Reversal of dividends previously waived by
    First Savings Capital, M.H.C                    (4,187)    --       --      --        --            4,187      --
Change in net unrealized gain/loss on
    securities available-for-sale                     --       --       --      --       1,316           --       1,316
Net earnings                                          --       --       --      --        --           12,638    12,638
                                                   -------  -------  -------  ------   -------        -------   -------
Balance, December 31, 1995                         149,837     --    (13,404)   (182)      (54)       100,519   238,718
Exercise of employee stock options (note 13)            78      183     --      --        --             --         272
Additional offering costs on common
    stock issued for cash                             (175)    --       --      --        --             --        (175)
Payment of ESOP liability (note 13)                   --       --      1,341    --        --             --       1,341
Common stock purchased by MSBP (note 13)              --       --       --    (3,848)     --             --      (3,848)
Employees' vesting in ESOP/MRP/MSBP
    (note 13)                                        1,841     --       --       101      --             --       1,942
Purchase of treasury stock                            --    (29,140)    --      --        --             --     (29,140)
Dividends declared ($0.325 per share)                 --       --       --      --        --           (6,277)   (6,277)
Change in net unrealized gain/loss on
    securities available-for-sale                     --       --       --      --         419           --         419
Net earnings                                          --       --       --      --        --           13,372    13,372
                                                   -------  -------  -------  ------   -------        -------   -------
Balance, December 31, 1996                         151,581  (28,957) (12,063) (3,929)      365        107,614   216,624
Exercise of employee stock options (note 13)          (661)     866     --      --        --             --         205
Acquisition of financial institution (note 1)        1,646    4,278     --      --        --             --       5,924
Payment of ESOP liability (note 13)                   --       --      1,540    --        --             --       1,540
Employees' vesting in ESOP/MRP/MSBP (note 13)        2,481     --       --       591      --             --       3,072
Purchase of treasury stock                            --    (29,749)    --      --        --             --     (29,749)
Dividends declared ($0.46 per share)                  --       --       --      --        --           (7,641)   (7,641)
Change in net unrealized gain/loss on securities
    available-for-sale                                --       --       --      --        (580)          --        (580)
Net earnings                                          --       --       --      --        --           19,914    19,914
                                                   -------  -------  -------  ------   -------        -------   -------
Balance, December 31, 1997                         155,047  (53,562) (10,523) (3,338)     (215)       119,887   209,309
                                                   =======  =======  =======  ======   =======        =======   =======

See accompanying notes to consolidated financial statements.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in Thousands)
--------------------------------------------------------------------------------

                                                                                            Year ended December 31
                                                                              --------------------------------------------------
                                                                                 1995                1996                1997
                                                                              -----------        -----------         -----------
Cash flows from operating activities:
   Interest and dividends from loans receivable, mortgage-backed,
     other-asset backed and investment securities                             $  92,154             103,767             106,940
   Fees and service charges received                                              5,519               6,457               6,717
   Rental income received                                                           171                 171                 187
   Proceeds from sale of loans held for sale                                      6,468              25,258              15,283
   Originations of loans held for sale                                           (7,493)            (25,276)            (14,950)
   Interest paid                                                                (15,475)            (13,175)            (13,233)
   Cash paid to suppliers and employees                                         (20,270)            (28,078)            (21,244)
   Income taxes paid                                                             (4,745)             (8,286)            (11,265)
                                                                             ----------           ---------            --------
       Net cash provided by operating activities                                 56,329              60,838              68,435
                                                                             ----------           ---------            --------
Cash flows from investing activities, net of effect of business combination:
     Proceeds from sales of investment and mortgage-
       backed securities available-for-sale                                      24,469                -                  1,028
     Proceeds from maturities of investment and mortgage-backed
       securities available-for-sale                                              8,000              12,000               5,950
     Proceeds from maturities of investment and mortgage-backed
       securities held-to-maturity                                               38,500              84,450              68,613
     Purchase of investment securities available-for-sale                        (2,027)               -                 (2,025)
     Purchase of investment securities held-to-maturity                         (59,578)            (90,023)            (79,857)
     Principal repayments of mortgage-backed and
       asset-backed securities                                                   68,370              63,959              65,345
     Purchase of mortgage-backed and other asset-backed
       securities held-to-maturity                                                    -             (35,066)               (293)
     Origination of loans receivable                                           (331,692)           (358,245)           (338,854)
     Net increases in customers' lines of credit                                 (2,663)            (11,357)             (2,698)
     Principal repayments of loans receivable                                   182,529             238,232             275,635
     Purchase of loans receivable                                               (17,932)               -                      -
     Cash acquired in business combination (note 1)                                   -                   -               1,660
     Purchase of Federal Home Loan Bank stock                                      (941)               (136)                (19)
     Proceeds from sales of real estate owned                                     3,875                 906               2,056
     Proceeds from sale of office properties
       and equipment                                                                274                   4                 161
     Purchase of office properties and equipment                                 (3,725)             (2,940)             (2,108)
     Proceeds from sale of real estate held for investment
       and development                                                              622                 344               1,781
     Purchase of real estate held for investment and development                    (11)               -                      -
     Other, net                                                                     350                 294                 362
                                                                             ----------           ---------            --------
         Net cash used by investing activities                                  (91,580)            (97,578)             (3,263)
                                                                             ----------           ---------            --------

                                                                     (continued)
                                       23

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows, Continued

(Amounts in Thousands)
--------------------------------------------------------------------------------

                                                                                             Year ended December 31
                                                                              -------------------------------------------------
                                                                                1995                1996                1997
                                                                              ---------           ---------           ---------
Cash flows from financing activities, net of effect of business combination:
     Net increase (decrease) in deposits                                      $  18,236              11,533             (29,208)
     Proceeds of advances from Federal Home Loan Bank                           403,700             146,300             286,400
     Repayment of advances from Federal Home Loan Bank                         (419,978)           (149,455)           (293,405)
     Repayment of bonds payable                                                  (1,005)               (553)               (637)
     Repayment of note payable                                                     (446)               -                      -
     Net increase (decrease) in advances by borrowers for
       taxes and insurance                                                        1,216              (1,036)                 57
     Proceeds from issuance of common stock                                     120,634                -                      -
     Purchase of treasury shares                                                   -                (29,140)            (29,749)
     Cash paid for stock offering and conversion costs                           (3,014)             (2,310)                  -
     Proceeds from exercised stock options                                          264                 272                 205
     Cash paid for MRP/MSBP                                                           -              (3,848)                  -
     Proceeds from ESOP for repayment of debt                                       446               1,341               1,540
     Dividends paid                                                              (1,859)             (5,121)             (7,093)
     Other, net                                                                     488               4,319               2,143
                                                                              ---------           ---------           ---------
         Net cash provided (used) by financing activities                       118,682             (27,698)            (69,747)
                                                                              ---------           ---------           ---------
         Net increase (decrease) in cash and cash equivalents                    83,431             (64,438)             (4,575)

Cash and cash equivalents at beginning of year                                   30,239             113,670              49,232
                                                                              ---------           ---------           ---------
Cash and cash equivalents at end of year                                      $ 113,670              49,232              44,657
                                                                              =========           =========           =========

                                                                (continued)

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES
Consolidated Statements of Cash Flows, Continued
(Amounts in Thousands)
--------------------------------------------------------------------------------

                                                                         Year ended December 31
                                                                    ------------------------------
                                                                      1995         1996       1997
                                                                      ----         ----       ----

Reconciliation of net earnings to net cash provided by operating activities, net of effect of business combination:
     Net earnings                                                   $ 12,638      13,372      19,914
     Adjustments to reconcile net earnings to net cash
       provided by operating activities:
         Amortization of premiums and discounts
          on investment and mortgage-backed securities, net              256       1,597       1,258
         Loss (gain) on sale of loans, net                                 1        (218)       (251)
         Loss on sale of mortgage-backed and
          other asset-backed securities                                  381           -           -
         Gain on sale of investment securities available-for-sale          -           -      (1,260)
         Amortization of deferred loan origination fee income           (896)       (777)       (788)
         Deferred loan origination fee income, net of
          deferred costs                                                 362         332        (185)
         Provision (credit) for losses on loans receivable,
          federal funds sold and real estate owned                        28         528        (853)
         Gain on sale of real estate owned, net                         (976)       (172)       (103)
         Gain on sale of real estate held for
          investment and development                                    (357)        (24)       (879)
         Stock dividends from Federal Home Loan Bank                    (143)       (589)     (1,174)
         Depreciation and amortization                                 1,607       1,794       1,821
         Loss (gain) on sale of office properties and
          equipment                                                        6           -          (9)
         Increase (decrease) in deferred income taxes                  1,329           9         (50)
         Interest expense credited to deposit accounts                43,366      44,001      46,112
         Amortization of unearned discounts and
          deferred income                                               (127)       (225)       (131)
         Employee vesting in MRP/MSBP                                      -       1,942       3,072
         Decrease (increase) in loans held for sale                     (907)        (18)        333
         Increase in accrued interest receivable                      (1,232)       (252)       (109)
         Decrease (increase) in other assets                            (182)        369         374
         Decrease (increase) in income taxes receivable                 (128)       (385)        589
         Increase (decrease) in other liabilities                        315        (516)        730
         Other, net                                                      988          70          24
                                                                    --------    --------     -------
           Net cash provided by operating activities                $ 56,329      60,838      68,435
                                                                    ========    ========     =======
Noncash investing and financing transactions:
   Foreclosure of collateral securing loans, net of reserve         $    948         546         564
                                                                    ========    ========     =======
   Dividends reversed by parent                                     $ (4,187)          -           -
                                                                    ========    ========     =======
   Change in net unrealized gain (loss) on securities
     available-for-sale, net of tax effect                          $  1,316         419        (580)
                                                                    ========    ========     =======
   Deferred tax effect of change in unrealized gain (loss) on
     securities available-for-sale                                  $    813         226        (122)
                                                                    ========    ========     =======
   Net assets acquired in business combination, net of cash
     acquired of $1,660 (note 1)                                    $      -           -       4,264
                                                                    ========    ========     =======

See accompanying notes to consolidated financial statements.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1995, 1996 and 1997
--------------------------------------------------------------------------------

(1)      Summary of Significant Accounting Policies

         Business and Basis of Presentation

         The accompanying consolidated financial statements include the accounts of First Colorado Bancorp, Inc. (FCB) and its wholly owned subsidiary, First Federal Bank of Colorado (FFB). The accounts of FFB include its three wholly owned subsidiaries, First Investment Corporation (FSIC), First Savings Insurance Services (FSIS), and First Savings Securities Corporation (FSSC) (Collectively, the Bank). All entities are collectively referred to as the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

         The Company is a Colorado stock corporation organized in September 1995 to facilitate the conversion of the Bank's holding company (formerly First Savings Capital, M.H.C.) from the mutual to stock form of ownership and to acquire and hold all of the capital stock of the Bank. In connection with the conversion, First Savings Capital, M.H.C., which had owned 66% of the Bank's common stock, was merged with and into the Bank, and its shares of the Bank were canceled. On December 29, 1995, the Company issued 6,619,539 shares of its common stock for all of the remaining outstanding shares of the Bank. In 1995, 1996 and 1997, the Company engaged in no significant business activity other than its ownership of the Bank's common stock.

         FFB provides a full range of banking and thrift-related services to customers through its home office and branch facilities in Colorado. FFB is subject to both completion from other financial institutions and to regulations of certain federal agencies, including periodic examinations by those regulatory agencies. FFB is also subject to minimum regulatory capital requirements as described more fully in note 2 to the consolidated financial statements.

         FSIC develops, leases and sells real estate property. FSIS sells health, life and credit life insurance products and also offers mutual funds and annuity products to customers. FSSC was formed expressly to participate in a real estate mortgage investment conduit.

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

--------------------------------------------------------------------------------


(1)      Summary of Significant Accounting Policies (continued)

         Cash equivalents include uninsured deposits in other financial institutions approximating $1,903,000 and $4,707,000 at December 31, 1996 and 1997, respectively, other than amounts on deposit at the Federal Home Loan Bank of Topeka and the Federal Reserve Bank.

         The Federal Reserve Board requires banks to maintain certain average reserve balances composed of cash on hand and balances maintained at the Federal Reserve Bank. These reserve balances are based primarily on deposit level.

         Investment, Mortgage-Backed, and Other Asset-Backed Securities

         The Company classifies its investment, mortgage-backed, and other asset-backed securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold until maturity. All securities not classified as either trading or held-to maturity are classified as
         available-for-sale.   The  Company  has  no  securities  classified  as
         trading.

         Held-to-maturity securities are recorded at cost, adjusted for amortization or accretion of premiums or discounts. Trading and available-for-sale securities are recorded at fair value. Unrealized gains and losses on trading securities are included in earnings. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity. Transfers of securities between categories are recorded at fair value at the date of transfer.

         Realized gains and losses for securities classified as available-for-sale and held-to-maturity are recognized in earnings upon sale or redemption at maturity. The specific identification method is used to determine the cost of securities sold. Discounts or premiums are accredit or amortized using the level-yield method to the earlier of call date or maturity of the related held-to-maturity security.

         Loans Receivable, Real Estate Owned, and Provisions for Losses

         Effective January 1, 1995, the Company prospectively adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures (collectively referred to as Statement 114). Statement 114 addresses the accounting treatment of certain impaired loans, excluding large groups of smaller-balance, homogenous loans.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

(1)      Summary of Significant Accounting Policies (continued)


         Loans are considered impaired when it is probable that the Company will not fully collect amounts due in accordance with the contractual terms of the loans. For these loans, the Company measures the amount of impairment using discounted cash flows, except when it is determined that the sole source of repayment for the loan is operation or liquidation of the collateral. In such case, the current fair value of the collateral, reduced by estimated selling costs, is used in place of discounted cash flows. If the measurement of the impaired loan is less than the recorded investment-in the loan, impairment is recognized by creating or adjusting an existing allocation of the allowance for losses on loans.

         The allowance for losses on impaired loans is one component of the methodology for determining the allowance for losses on loans. The remaining components of the allowance for losses on loans provide for estimated losses on problem mortgages and loans and a general allowance for estimated losses on loans not specifically identified as problem loans which is base don factors such as historical loss experience and business and economic conditions.

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

         The Company calculates gains or losses on sales of participating interests in loans receivable by determining the difference between the weighted average yield of the loans sold and the yield rate guaranteed to the purchaser, adjusted for the estimated cost of servicing the loans receivable. The resulting premium or discount is amortized or accredited to interest income using the level- yield method over the contractual life of the loans. Loans held for sale are recorded at the lower of cost or estimated market value.

         Loan Origination Income and Costs

         Loan fees and certain direct loan origination costs are deferred and recognized as an adjustment of yield using the level-yield method over the contractual life of the loans.

         Effective January 1, 1996, the Company prospectively adopted SFAS No. 122, Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65 (Statement 122). SFAS 65, Accounting for Certain Mortgage Banking Activities, requires the capitalization and subsequent amortization of mortgage servicing rights which are acquired through

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------
(1)      Summary of Significant Accounting Policies (continued)

         purchase transactions. Effective January 1, 1997, the Company prospectively adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, (Statement 125) which supersedes Statement 122. Both Statement 125 and Statement 122 eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. Any costs of acquiring mortgage loans, either through origination or purchase, are allocated between the loans and their related mortgage servicing rights. Consistent with Statement 65, mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. In addition, the rights are evaluated based on their fair value. Statement 125 requires entities to recognize servicing assets and liabilities for all contracts to service financial assets, unless the assets are securitized and all servicing is retained. The servicing assets are initially measured at fair value, and are amortized consistent with the method prescribed by Statement
         122. In addition, the impairment of the servicing assets and liabilities are assessed by strata and recognized through a valuation allowance. Adoption of Statement 125 did not have a significant impact on the Company's consolidated financial statements.

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

--------------------------------------------------------------------------------

(1)      Summary of Significant Accounting Policies (continued)


         Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

         The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long- Lived Assets and for Long-Lived Assets to Be Disposed Of (Statement 121), on January 1, 1996. Statement 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment is measured as the amount by which the assets' carrying amount exceed their fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of Statement 121 did not have a significant impact on the Company's financial position, results of operations, or liquidity.

         Real Estate Held for Investment and Development

         Real estate held for investment and development is recorded at the lower of cost or estimated net realizable value.

         Concentrations of Credit Risk

         Concentrations of credit risk arise when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Company's loan portfolio consists primarily of residential mortgages located in Colorado, making the value of the portfolio more susceptible to declines in real estate values and other changes in economic conditions in Colorado and the Rocky Mountain region. The Company does not have a significant exposure to any individual customer.

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

--------------------------------------------------------------------------------

(1)      Summary of Significant Accounting Policies (continued)

         Fair value estimates are based on financial instruments owned at December 31, 1996 and 1997 without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments, including deferred tax assets and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in these estimates.

         The Company uses derivative financial instruments to a limited extent to meet the objectives of the investment policy and for management of interest rate risk. The Company held one derivative security, a Federal National Mortgage Association Swap Trust with an outstanding principal balance of $7,708,000 and $6,724,000 as of December 31, 1996 and 1997,
         respectively. The security, which is classified as available-for-sale, has a market value of $7,687,000 and $6,384,000 as of December 31, 1996 and 1997, respectively. The structure of the instrument integrates a fixed-rate bond equal those scheduled in the swap, then the Company will earn interest based on the one-month LIBOR rate plus 30 basis points. The Company is exposed to interest rate risk if repayment of the bound precedes the amortizing swap.

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

         Earnings Per Share

         In February 1997, the FASB issued SFAS No. 128, Earnings per Share (Statement 128). Statement 128 supersedes APB Opinion No. 15, Earnings per Share, and specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock. Statement 128 is effective for period ending after December 15, 1997. The Company computes two measures, basic and diluted earnings per share. Basic earnings per share is computed by dividing net earnings by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. In addition, the numerator is adjusted for any changes in net earnings that would have resulted from the assumed conversion of the potential common shares. Consistent with the requirements of Statement 128, the Company has restated all prior-period earnings per share data presented, including interim financial statements and selected quarterly financial data.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

(1)      Summary of Significant Accounting Policies (continued)

         The weighted average number of shares of common stock and common stock equivalents outstanding at December 31, 1995 have not been adjusted to reflect the December 29, 1995 stock offering and exchange of the outstanding common shares of the Bank for common shares of the Company because of the immaterial effect of consummating the transaction at December 29, 1995 (see note 13).

         Business Combination

         On October 1, 1997, the Company acquired Delta Federal Savings, FSB (Delta) for $5,924,000 in the Company's stock. The Company issued 301,952 shares from treasury for the acquisition. The acquisition has been accounted for by the purchase method and, accordingly, the results of operations of Delta have been included in the Company's consolidated financial statements from October 1, 1997. The excess of $1,128,000 of the purchase price over the fair value of the identifiable assets acquired of $4,796,000 has been recorded as goodwill and is being amortized using the straight-line method over 15 years.

         Reclassification

         Certain previously reported amounts have been reclassified to conform to the Company's 1997 presentation.

(2)      Regulatory Matters

         The  Company  is  subject  to  assessment  by the  Savings  Association
         Insurance Fund (SAIF). In 1996, the Federal Deposit Insurance Corporation (FDIC) assessed a special premium on deposits insured by the SAIF. The Company's assessment approximated $7,000,000 and is included in FDIC premiums in the accompanying consolidated statements of operations.

         The Bank is subject to various regulatory capital requirements administered by federal agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off- statement of financial condition items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, core capital to adjusted tangible assets and tangible capital to adjusted total assets. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

         At December 31, 1997, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total capital (to risk weighted assets), Tier I capital (to risk weighted assets), core capital (to adjusted tangible assets) and tangible capital (to adjusted total assets) ratios as set forth in the table below. There are not conditions or events since that notification that management believes have changed the Bank's regulatory capital category.

         The Bank's actual capital amounts and ratios are presented in the following table (dollars in thousands):


                                                                                                             To be well capitalized
                                                                                        For capital                under prompt
                                                                                          adequacy               corrective action
                                                           Actual                         purposes                  provisions
                                                   -----------------------         ---------------------     ----------------------
                                                     Amount          Ratio         Amount          Ratio         Amount     Ratio
                                                     ------          -----         ------          -----         ------     -----

As of December 31, 1997:

  Total capital (to risk weighted assets)          $197,080          23.76%        $66,355          8.0%         $82,943     10.0%

  Core capital (to adjusted tangible assets)        194,110          12.49          46,479          3.0           77,465      5.0

  Tangible capital (to adjusted total assets)       189,589          12.25          23,239          1.5              N/A      N/A

  Tier I capital (to risk weighted assets)          194,110          23.40             N/A          N/A           49,766      6.0

As of December 31, 1996:

  Total capital (to risk weighted assets)           183,728          23.84          61,654          8.0           77,067     10.0

  Core capital (to adjusted tangible assets)        181,733          12.03          45,320          3.0           75,533      5.0

  Tangible capital (to adjusted total assets)       178,976          11.87          22,625          1.5              N/A      N/A

  Tier I capital (to risk weighted assets)          181,733          23.58             N/A          N/A           46,240      6.0


(3)      Investment Securities

         Investment securities at December 31 consist of (amounts in thousands):


                                                   1996              1997
                                                   ----              ----

Held-to-maturity, at amortized cost              $61,642           73,944

Available-for-sale, at market price               11,099            5,951
                                                  ------           ------

                                                 $72,741          $79,895
                                                  ======           ======

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

         As of December 31, 1996 and 1997, gross unrealized gains and losses of investment securities are as follows (amounts in thousands):

                                                                              Gross            Gross
                                                         Amortized           unrealized      unrealized         Market
                                                           cost               gains            losses           Value
                                                           ----               -----            ------            -----
1996
Held-to-maturity
U.S. government and agency securities                      $61,642                88             (29)           61,701
                                                            ======                ==              ==            ======

Available-for-sale
U.S. government and agency securities                      $ 9,999                 1             (13)            9,987

Equity securities                                              488               624               --            1,112
                                                            ------               ---               --           ------
                                                           $10,487               625             (13)           11,099
                                                            ======               ===              ==            ======

1997
Held-to-maturity
U.S. government and agency securities                      $73,944                26             (18)           73,952
                                                            ======                ==              ==            ======
Available-for-sale
U.S. government and agency securities                      $ 5,959                --              (8)            5,951
                                                            ======                ==               =             =====

         Maturities of investment securities at December 31, 1997 are as follows (amounts in thousands):

                                                                                 Amortized                Market
                                                                                   cost                   value
                                                                                   ----                   -----
Held-to-maturity
Obligations of the U.S. government and its agencies:
Due within one year                                                              $73,944                  73,952
                                                                                  ======                  ======
Available-for-sale
Obligations of the U.S. government and its agencies:
Due within one year                                                              $ 5,200                   5,193
Due after one year to five years                                                     759                     758
                                                                                  ------                  ------
                                                                                 $ 5,959                   5,951
                                                                                  ======                  ======


(4)      Mortgage-Backed and Other Asset-Backed Securities

         Mortgage-backed and other asset-backed securities at December 31 consist of amounts in thousands):

                                                       1996             1997
                                                       ----             ----

Held-to-maturity, at amortized cost                  $273,602           209,543
Available-for-sale, at market value                     7,687             6,839
                                                      -------           -------

                                                     $281,289           216,382
                                                      =======           =======

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

(4)      Mortgage-Backed and Other Asset-Backed Securities (continued)


         As of December 31, 1996 and 1997, gross unrealized gains and losses of mortgage-backed and other asset-backed securities are as follows (amounts in thousands):


                                                                               Gross         Gross
                                                           Amortized         unrealized    unrealized          Market
                                                              cost              gains        losses            value
                                                              ----              -----        ------            -----
1996
Held-to-maturity
Federal Home Loan Mortgage Corporation                       $48,584             953          (1,597)           47,940
Federal National Mortgage Association                         23,795             388            (249)           23,934
Government National Mortgage Association                         419              12               --              431
Collateralized mortgage obligations and other
mortgage-backed securities                                   200,804             153          (5,219)          195,738
                                                             -------           -----           -----           -------
                                                            $273,602           1,506          (7,065)          268,043
                                                             =======           =====           =====           =======
Available-for-Sale
Federal National Mortgage Association                       $  7,708              --             (21)            7,687
                                                             =======           =====           =====             =====
1997
Held-to-maturity
Federal Home Loan Mortgage Corporation                      $ 29,913             638            (165)           30,386
Federal National Mortgage Association                         17,272             341             (35)           17,578
Government National Mortgage Association                         285               8               --              293
Collateralized mortgage obligations and other
mortgage-backed securities                                   162,073             534          (2,636)          159,971
                                                             -------           -----           -----           -------
                                                            $209,543           1,521          (2,836)          208,228
                                                             =======           =====           =====           =======

Available-for-Sale
Federal Home Loan Mortgage Corporation                      $    249               5               --              254
Federal National Mortgage Association                          6,919              --            (334)            6,585
                                                             -------           -----            ----           -------
                                                            $  7,168               5            (334)            6,839
                                                             =======           =====            ====           =======

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

(4)      Mortgage-Backed and Other Asset-Backed Securities (continued)

         Expected   maturities  of   mortgage-backed   and  other   asset-backed
         securities at December 31, 1997 are as follows (amounts in thousands):

                                                                               Amortized             Market
                                                                                  Cost               value
                                                                                  ----               -----

Held-to-maturity
Federal Home Loan Mortgage Corporation:
         Due within one year                                                    $    256                 256
         Due after five years to ten years                                           325                 333
         Due after ten years                                                      29,332              29,797
Federal National Mortgage Association:
         Due after one year to five years                                            278                 281
         Due after ten years                                                      16,994              17,297
Government National Mortgage Association:
         Due after ten years                                                         285                 293
Collateralized mortgage obligations and other
         mortgage-backed securities:
         Due within one year                                                      70,803              70,130
         Due after one year to five years                                         43,802              43,313
         Due after five years to ten years                                        22,022              21,643
         Due after ten years                                                      25,446              24,885
                                                                                 -------             -------
                                                                                $209,543             208,228
                                                                                 =======             =======

Available-for-sale
Federal Home Loan Mortgage Corporation:
         Due within one year                                                    $    249                 254
Federal National Mortgage Association:
         Due after one year to five years                                          6,919               6,585
                                                                                 -------             -------
                                                                                $  7,168               6,839
                                                                                 =======             =======

         At  December  31,  1997,  the  Company  held  collateralized   mortgage
         obligations  (CMOs) with an aggregate carrying amount of $162,073 which consisted of $21,797  federal  agency CMOs and $140,276  private  issue
         CMOs.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------


(5)      Loans Receivable

         Loans receivable consist of (amounts in thousands):

                                                                                                  December 31
                                                                                       ---------------------------------
                                                                                           1996                   1997
                                                                                           ----                   ----
First mortgage loans:
         Conventional                                                                  $  798,608                915,871
         Partially guaranteed by the Veterans Administration or                                                    2,757
         insured by the Federal Housing Administration                                      3,706
         Real estate construction loans                                                    27,931                 16,098
         Purchased loans and equity in participation loans                                 79,087                 68,939
                                                                                        ---------              ---------
                  Total first mortgage loans, net                                         909,332              1,003,665
Home improvement, home equity, commercial, and consumer
   loans                                                                                  167,820                170,459
                                                                                        ---------              ---------
                                                                                        1,077,152              1,174,124
Less:
         Undisbursed proceeds of loans in process                                           9,758                  4,650
         Unearned premiums and discounts, net                                                  10                  (997)
         Deferred loan origination fees, net                                                2,010                  1,153
         Allowance for losses on loans (see note 8)                                         3,850                  4,716
                                                                                        ---------              ---------
                                                                                       $1,061,524              1,164,602
                                                                                        =========              =========

         First  mortgage  loans  secured  by   one-to-four   family   residences
         approximated  $855,992,000  and  $964,629,000  at December 31, 1996 and
         1997, respectively.

         Under certain economic or legal circumstances, the Company may grant concessions to a borrower. These concessions may include restructuring loans to change payment terms, reduce the stated interest rate, reduce the amount of interest due, or extend the maturity date. The new or modified loan constitutes a troubled debt restructuring loans to change payment terms, reduce the stated interest rate, reduce the amount of interest due, or extend the maturity date. The new or modified loan constitutes a troubled debt restructuring under SFAS No. 15. The Bank had no troubled debt restructurings at December 31, 1996 and 1997. Loans, net of allowances for losses, on nonaccrual status approximated $1,457,000 and $2,113,000 at December 31, 1996 and 1997, respectively.

         Interest income that would have been recorded for nonaccrual loans and troubled debt restructuring had they been performing in accordance with their contractual requirements approximated $858,000, $883,000 and $866,000 for the years ended December 31, 1995, 1996 and 1997, respectively. Actually interest income recorded for these loans totaled $576,000, $617,000 and $567,000 for the years ended December 31, 1995,
         1996 and 1997, respectively.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

         Loans receivable and mortgage-backed securities with combined carrying values approximating $18,341,000 and $19,624,000 at December 31, 1996 and 1997, respectively, were pledged to secure uninsured public deposits approximating $7,878,000 and $5,147,000 at December 31, 1996 and 1997, respectively.

         Loans serviced by the Company for the benefit of others at December 31, 1996 and 1997 approximated $145,563,000 and $132,197,000, respectively.

         At December 31, 1996 and 1997, the Company had outstanding commitments to fund loans and standby letters of credit approximating $52,355,000 and $55,687,000, respectively. Of the total outstanding commitments, fixed rate commitments at December 31, 1996 and 1997 approximated $3,179,000 and $3,659,000, respectively, having weighted average interest rates of 7.3% and 7.1%, respectively. These commitments are generally at the market rate of interest at the time of closing. The Company's policy is to required customers to provide collateral prior to the disbursement of approved loans.

         At December 31, 1996 and 1997, loans held for sale approximated $925,000 and $950,000, respectively.

(6)      Accrued Interest Receivable

         Accrued interest receivable is summarized as follows (amounts in thousands):

                                                                    December 31
                                                            --------------------------
                                                              1996               1997
                                                              ----               ----
Loans receivable                                            $5,166              5,808
Investment securities                                        1,065              1,132
Mortgage-backed and other asset-backed securities            1,828              1,416
                                                             -----              -----
                                                            $8,059              8,356
                                                             =====              =====

(7)      Real Estate Owned

         Real estate owned consists of (amounts in thousands):

                                                                     December 31
                                                             -------------------------
                                                              1996                1997
                                                              ----                ----
Real estate acquired by foreclosure                          $2,148                748
Less allowance for estimated losses (see note 8)                691                523
                                                              -----                ---
                                                             $1,457                225
                                                              =====                ===


FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

(8)      Allowances for Losses on Loans Receivable and Real Estate Owned

         The Company provides allowances for potential losses associated with its lending and real estate activities. changes in these allowances are summarized as follows (amounts in thousands):


                                                             Loans           Real estate
                                                           receivable           owned
                                                           ----------           -----
Balance, December 31, 1994                                  $ 3,310             1,105
Credit for losses                                             (495)              (95)
Charge-offs                                                   (121)              (98)
Recoveries                                                     232                --
                                                              ----              ----
Balance, December 31, 1995                                    2,926              912
Provisions for losses                                         1,143                3
Charge-offs                                                    (305)            (224)
Recoveries                                                       86               --
                                                              -----             ----
Balance, December 31, 1996                                    3,850              691
Acquired in business combination                                269               --
Credit for Losses                                              (739)            (114)
Charge-Offs                                                    (424)             (54)
Recoveries                                                    1,760               --
                                                             ------             ----
Balance, December 31, 1997                                  $ 4,716              523
                  === ====                                  ======              ====


The recorded investment in impaired loans and the related impairment allowance determined under Statement 114 (included within the allowance for losses on loans receivable at December 31 are summarized as follows (amounts in thousands):



                                                               Statement 114
                                                     Recorded   impairment
                                                    Investment   allowance
                                                    ----------   ---------
1996
----
Impaired loans:
  Statement 114 allowance                             $1,906           529
  Statement 114 allowance not required                 1,815            --
                                                      ------        ------
Total impaired loans                                  $3,721           529
                                                      ======        ======
1997
----
Impaired loans:
  Statement 114 allowance required                    $  583           547
  Statement 114 allowance not required                   887          --
                                                      ------        ------
Total Impaired Loans                                  $1,470           547
                                                      ======        ======


FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

         The majority of impaired loans requiring a Statement 114 allowance are measured using the fair value of the underlying collateral since these loans are considered collateral dependent.

         The average recorded investment in impaired loans for the years ended December 31, 1997 and 1997 was $3,160,000 and $2,866,000, respectively.
         Interest recorded on impaired loans for the years ended December 31, 1995, 1996 and 1997 was $98,000, $102,000 and $64,000, respectively.

(9)      Office Properties and Equipment

         Office properties and equipment and related accumulated depreciation and amortization are summarized as follows (amounts in thousands):

                                                                 December 31
                                                             -------------------
                                                               1996        1997
                                                               ----        ----
Land                                                         $ 7,068       6,976
Buildings                                                     18,483      20,317
Furniture, equipment leasehold improvements and               10,790      11,850
  automobiles
Construction-in-progress                                         115          25
                                                             -------     -------
                                                              36,456      39,168
Less accumulated depreciation and amortization                13,526      15,562
                                                             -------     -------
                                                             $22,930      23,606
                                                             =======     =======

         Depreciation  and   amortization   expense   approximated   $1,607,000,
         $1,794,000 and  $1,821,000 for the years ended December 31, 1995,  1996 and 1997, respectively.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

(10)     Deposits

         Deposits are summarized as follows (amounts in thousands):

                                                                               December 31
                                         ------------------------------------------------------------------------
                                                            1996                                       1997
                                         --------------------------------       ---------------------------------
                                                              Weighted                                 Weighted
                                                              average                                  average
                                          Amount               rate                Amount               rate
                                          ------               ----                ------               ----
NOW Accounts and Money
Market Demand Deposits
  Money market                         $  139,990               3.50%           $  142,643               3.50%
  Checking with interest                  100,306               1.99               105,794               1.75
  Commercial demand deposits               23,124               0.74                28,365               0.64
  Retirement accounts                      81,834               5.31                84,388               5.19
  Non-interest-bearing                     33,408               --                  39,181               --
    checking accounts
Savings Accounts
  Regular savings accounts                 92,945               2.71                94,940               2.71
Time Deposits
  Fixed rate and fixed                    572,626               5.43               605,757               5.54
    term certificates
  Retirement accounts                      83,495               6.08                73,225               5.98
  Jumbo certificates                        8,095               5.24                 8,884               5.77
                                       ----------                               ----------
         Total deposits                $1,135,823               4.58%           $1,182,727               4.57%
                                       ==========               ====            ==========               ====

         Time deposits of $100,000 and over approximated $47,245,000 and $64,556,000 at December 31, 1996 and 1997, respectively. Deposit balances in excess of $100,000 are not federally insured.
         At December 31, 1997, scheduled maturities of time deposits are as follows (amounts in thousands):

                                           Year ending December 31
                       ---------------------------------------------------------------
                                                                     2002
                                                                      and
                         1998        1999       2000       2001    thereafter   Total
                         ----        ----       ----       ----    ----------   -----
Fixed rate and fixed
  term certificates    $470,010     76,791     20,634     14,042     24,280    605,757
                       --------     ------     ------     ------     ------    -------
Retirement accounts      21,190      3,388     19,516      9,875     19,256     73,225
Jumbo certificates        7,166      1,296        200         99        123      8,884
                       --------   --------   --------   --------   --------   --------
                       $498,366     81,475     40,350     24,016     43,659    687,866
                       ========   ========   ========   ========   ========   ========

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

         Interest expense on deposits consists of the following (amounts in thousands):

                                   Year ended December 31
                                ---------------------------
                                  1995      1996      1997
                                  ----      ----      ----
Time Deposits                   $39,029    39,573    41,803
NOW accounts and money market
  demand deposits                 6,709     6,878     6,966
Savings accounts                  2,576     2,541    2,4785
                                -------   -------   -------
                                 48,314    48,992    51,247
                                =======   =======   =======



(11)     Advances from Federal Home Loan Bank

         Advances from the FHLB are secured by the Company's FHLB stock and by qualifying loans receivable, investment securities and mortgage-backed securities.

Advances from the FHLB at December 31, 1997 are as follows (amounts in thousands):

                                 Weighted average
               Maturity           interest rate            Amount
               --------           -------------            ------

                 1998                  5.95              $ 38,410
                 1999                  7.96                 4,000
                 2000                  6.93                32,000
                 2001                  5,82                 1,000
                 2002                  6.21                47,000
                                                           ------
                                                         $122,410
                                                         ========

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

(12)     Bonds Payable

         Bonds payable of $5,009,000 and $4,479,000 at December 31, 1996 and 1997, respectively, consist of Ryland Acceptance Corporation Four's Collateralized Mortgage Bonds, Series 63, issued in March 1988 with a fixed interest rate of 8.75%. FSSC's original principal amount was $22,009,000 with stated final maturities through 2019. Bond issue costs with a remaining unamortized balance of $176,000 and $69,000 at December 31, 1996 and 1997, respectively, are netted against the bond principal balance in the accompanying consolidated financial statements.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

         The bonds are secured by mortgage-backed securities with carrying values and market values approximating $4,887,000 and $5,169,000, respectively, at December 31, 1997. All remaining bonds outstanding are scheduled to mature in 2019.

(13)     Stockholders' Equity

         On December 29, 1995, the Company completed its conversion from a mutual holding company to a savings institution holding company and acquired all of the capital stock of the Bank by exchanging all outstanding shares of the Bank from 6,619,539 shares of the Company. In connection with the conversion, the Company issued and sold 13,403,798 shares of common stock at a price of $10 per share. Net proceeds received from the conversion and costs associated with the conversion approximated $117,620,000 and $3,014,000, respectively. Included in the number of shares sold are 1,340,379 shares purchased by the employee stock ownership plan in exchange for a note payable to the Company.

         For the purpose of granting eligible members of the Bank a priority in the event of future liquidation, the Bank established a liquidation account equal to the aggregate amount of the dividends waived by First Savings Capital, M.H.C. plus 67.08% of the Bank's total stockholders' equity as of September 30, 1995. In the event (and only in such event) of future liquidation of the converted Bank, an eligible savings account holder who continues to maintain a savings account shall be entitled to receive a distribution from the liquidation account, in the proportionate amount of the then-current adjusted balance of the savings deposits then held before any distributions may be made with respect to capital stock.

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

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

(13)      Stockholders' Equity (continued)

         (a)      Earnings per Share

                  The following tables reconcile the numerators and denominators of the basic and diluted earnings per share (EPS) computations (amounts in thousands, except share and per share data).

                                                                          Year Ended December 31, 1995
                                                   --------------------------------------------------------------------------
                                                                                Weighted
                                                                                average
                                                     Earnings                   common shares           Per share
                                                     (numerator)                (denominator)             amount
                                                     -----------                -------------             ------
Basic EPS -
  net earnings                                       $ 12,638                   6,325,611                 $ 2.00
                                                                                                          ======
Effect of dilutive securities:
  Stock options                                          --                        81,883
  Nonvested MRP Shares                                   --                        26,344
                                                     --------                   ---------
Diluted EPS -
  net earnings plus assumed conversions              $ 12,638                   6,433,838                 $ 1.96
                                                     ========                   =========                 ======

                                                                         Year Ended December 31, 1996
                                                   --------------------------------------------------------------------------
                                                                                Weighted
                                                                                average
                                                     Earnings                   common shares             Per share
                                                     (numerator)                (denominator)             amount
                                                     -----------                -------------             ------
Basic EPS -
  net earnings                                       $ 13,372                  18,064,252                $ .74
                                                                                                         =====
Effect of dilutive securities:
  Stock options                                          --                       255,113
  Nonvested MRP/MSBP shares                              --                        34,902
                                                      -------                  ----------
Diluted EPS -
  net earnings plus assumed conversions              $ 13,372                  18,354,268                $ .73
                                                     ========                  ==========                =====

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

                                                                          Year Ended December 31, 1997
                                                   --------------------------------------------------------------------------
Basic EPS -
  net earnings                                       $ 19,914                   15,407,378                $ 1.29
                                                                                                          ======

Effect of Dilutive Securities:
  Stock options                                         --                         500,808
  Nonvested MRP/MSBP shares                             --                          54,076
                                                     -------                    ----------
Diluted EPS -
  net earnings plus assumed conversions              $ 19,914                   15,962,262                $ 1.25
                                                     ========                   ==========                ======


         (b)      Stock Option Plans

                   In 1992,  the  Company  established  a stock  option plan for certain employees and reserved 631,325 shares of common stock for issuance under the plan. As of December 31, 1997, all 631,325 options had been granted at $2.20 per option which represented fair market value at the date of grant. Of the options granted, 622, 232 are considered incentive stock options and 9,093 are nonincentive. All options became exercisable on November 1, 1993 and expire ten years from the date of grant. During 1995, 1996 and 1997, respectively, 119,770, 123,875 and 55,162 options were exercised. As of December 31, 1997, 145,667 options remain exercisable.

                  In 1996, the Company established an additional stock option plan for certain employees and directors and reserved 1,340,379 shares of common stock under the plan. At December 31, 1997, 1,289,000 options had been granted at $13.563 per option, 30,000 options had been granted at $17.188, and $21.379 options had been granted at $24.875, which represented fair market value at the date of grant. Of the options granted to date 1,119,434 are considered incentive stock options and 220,945 are nonincentive. Options vest at the rate of 20% per year over five years, beginning one year from grant date, and expire ten years from grant date. Awards vest immediately upon death, disability, or change in control of the Company.During 1997, 6,000 options were exercised.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

         (c)      Employee Stock Ownership Plan

                  In 1992, the Company established an employee stock ownership plan (ESOP) covering all employees with more than one year of service with the Company. Participant benefits become 30% vested after three years of service, increasing to 50% vested after fours of service, and by 20% annually thereafter until benefits are 100% vested after 7 years. Contributions to the plan are determined by the Company's Board of Directors and approximated $359,000, $1,026,000 and $975,000 in 1995, 1996 and 1997 respectively.

                  The ESOP borrowed $972,000 to fund the purchase of the ESOP shares in 1992. This loan was repaid by the end of 1995. On December 29, 1995, the ESOP purchased 10% of the common shares sold by the Company in connection with its conversion with a $13,404,000 loan extended by the Company. The principal balance of the note, which matures on December 28, 2005, is payable in 10 equal installments of $1,340,379. The note bears interest at the prime rate, payable quarterly. The borrowing is to be repaid by contributions by the Bank and dividends on common shares held by the ESOP. The shares are released to the ESOP as the debt is repaid. ESOP shares that have been committed to be released are considered outstanding for purposes of computing earnings per common and common equivalent share.

                  During 1995, 1996 and 1997, the ESOP received dividends from the Company approximating $122,000, $315,000 and $565,000, respectively, which were used to fund debt repayments.

         (d)      Management Recognition Plan

                  Effective July 14, 1992, the Company established a Management Recognition Plan (MRP) o reward certain key employees with an equality interest in the Company as compensation for their future professional service. The Company contributed 182,208 shares of common stock. Shares are granted at the discretion of a committee appointed by the Board of Directors and, while initially and currently vesting at the rate of 20% per year over 5 years, ultimately vest at the discretion of the committee appointed by the board. The Company records compensation expense and an increase in equity as individual employees vest in allocated shares. At December 31, 1997, the MRP has granted 170,785 shares to employees, all of which have vested. Compensation expense recorded for vesting of MRP shares approximated $300,000, $418,000 and $449,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

(13)      Stockholders' Equity (continued)

         (e)      Management Stock Bonus Plan

                  In 1996, the Company established a Management Stock Bonus Plan
                  (MSBP) to reward directors, officer, and certain key employees with an equity interest in the Company as compensation for their future professional service. The Company contributed 268,075 shares of common stock through purchases in the open market. Shares are granted at the discretion of a committee appointed by the Board of Directors and vest at a rate of 20% per year over 5 years. All awards become immediately 100% vested upon death, disability, or termination of service following a change in control of the Company. The Company records compensation expense and an increase in equity as individual employees vest in allocated shares. At December 31, 1997 the MSBP has granted 195,000 shares, of which 38,300 shares have vested. Compensation expense recorded for vesting of MSBP shares approximated $14,000 and $505,000 for the years ended December 31, 1996 and 1997, respectively.

         (f)      Purchase Rights

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

         The per share weighted-average fair value of stock options granted during 1996 and 1997 was $5.11 and $8.53 on the dates of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk free interest rate of 6.57% and 5.66%, an expected life of 7.1 and 6.0 years, and expected volatility of 22%and 35% for the years ended December 31, 1996 and 1997, respectively. No stock options were granted in 1995. It was assumed that quarterly dividends of $0.10 per share and dividend growth will be 10% per year.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

         The Company applies the intrinsic value method in accounting for its equity incentive plans and, accordingly, no compensation cost has been recognized for such plans in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options, the Company's net earnings and earnings per common share, assuming dilution would have been reduced to the proforma amounts indicated below:

                                                  1996                   1997
                                                  ----                   ----
                                                     (In thousands, except per
                                                       share amounts)
                                                       --------------
Net earnings                   As reported     $ 13,372                 19,914
                               Pro Forma         12,493                 14,332

Earnings per common share      As reported        .74                     1.29
                               Pro Forma          .69                      .93

Earnings per common
  share, assuming dilution     As reported        .73                     1.25
                               Pro forma          .68                      .90


         The effects of applying SFAS 123 for providing pro forma disclosures may not be representative of the effects on reported net earnings for future years.

(14)     Income Taxes

         The Company files consolidated federal and state income tax returns. Prior to 1996, the Company computed its bad debt deduction for income tax purposes pursuant to the thrift bad debt reserve method of Internal Revenue Code Section 593. Effective for taxable years beginning after December 31, 1995, the Section 593 reserve method was repealed by Congress. The Company is now required to compute its bad debt deduction for income tax purposes suing the specific charge-off method. The change in method will result in the Company recapturing approximately $7,491,000 into income for taxable years 1998 through 2003. Retained earnings at December 31, 1997 include approximately $11,974,000 of accumulated tax bad debt deductions for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, then federal income taxes may be imposed at the tax rates then applicable.

         Income tax expense (benefit) for the year ended December 32, 1995, 1996 and 1997 consists of (amounts in thousands):

                                             Current                Deferred                   Total
                                             -------                --------                   -----
Year ended December 31, 1995:
  Federal                                   $ 5,188                   1,156                    6,344
  State and local                               629                     173                      802
                                            -------                   -----                    -----
                                            $ 5,817                   1,329                    7,146
                                            =======                   =====                    =====

                                                                     (continued)

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

(14)      Income Taxes (continued)
                                             Current     Deferred       Total
                                             -------     --------       -----

Year ended December 31, 1996:
  Federal                                    $ 7,064         8          7,072
  State and local                                838         1            839
                                             -------        ---         -----
                                             $ 7,902         9          7,911
                                             =======        ===         =====
Year ended December 31, 1997:
  Federal                                   $ 10,545       (43)        10,502
  State and local                              1,330        (7)         1,323
                                            --------       ---         ------
                                            $ 11,875       (50)        11,825
                                            ========       ====        ======



         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and 1997 are presented below (amounts in thousands):

                                                          1996      1997
                                                          ----      ----
Deferred tax assets:
  Net unrealized loss on securities available-for-sale   $ --        122
  Other                                                    --        185
                                                         ------   ------
         Total gross deferred tax assets                   --        307
                                                         ------   ------
Deferred tax liabilities:
  Loans receivable due primarily to deferred loan fees    1,938    1,957
  Allowance for losses on loans receivable                1,332    1,068
  FHLB stock, due to stock dividends                      1,362    1,689
  Net unrealized gain on securities available-for-sale      226     --
  Prepaid FDIC premiums                                      15       71
  Deferred premiums on loan sales                           112       78
  Other                                                     133      164
                                                         ------   ------
         Total gross deferred tax liabilities             5,118    5,027
                                                         ------   ------
         Net deferred tax liability                     $ 5,118    4,720
                                                        =======    =====

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

         Income tax expense differs from the amounts computed by applying the U.S. federal income tax rate to earnings before income taxes as a result of the following (dollar amounts in thousands):


                                          Year ended December 31
                      ----------------------------------------------------------
                                1995             1996                1997
                      ----------------------------------------------------------
                                    % of               % of              % of
                                   pretax             pretax             pretax
                        Amount    earnings  Amount   earnings   Amount  earnings
Computed statutory
  federal tax
  expense             $  6,924      35.0  $  7,449      35.0  $ 11,108    35.0
Change in tax
  expense resulting
  from:
    State income
    taxes, net of
    federal income
    tax effect             521       2.6       553       2.6       914     2.9
    Employee
    benefit
    deductions not
    expensed for
    book purposes         (120)      (.6)     (193)      (.9)     (322)   (1.0)
    Tax-exempt
    interest income        (42)      (.2)      (45)      (.2)      (44)    (.1)
    Other, net            (137)      (.7)      147        .7       169      .5
                      --------      ----    --------    ----    --------  ----

Total income tax
  expense             $  7,146      36.1  $  7,911      37.2  $ 11,825    37.3
                      ========      ====  ========      ====  ========    ====



(15)     401(k) Plan

         Until 1996, the Company had a profit sharing plan covering all employees after one year of service. In 1996, the structure of the plan was changed to a 401(k)plan format. The Company made no contributions to the 401(k) plan in 1996 and 1997. Contributions to the profit sharing plan for the year ended December 31, 1995 approximated $817,000.

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

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

         The Company's operations depend on the smooth functioning of the Company's computer systems. Many computer software systems in use today cannot distinguish the year 2000 from the year 1900 because of the way dates are encoded and calculated. That failure could have a negative impact on the Company's operations. During 1997, the Company's management developed a plan to schedule the timing of future remediation to its computer systems to deal with the year 2000. The Company has expensed $5,000 to date on year 2000 efforts and estimates total remediation cost to be $120,000. Management expects that its systems will be adapted in time for that event, although there cannot be assurance of success.

(17)     Fair Value of Financial Instruments

         The following table presents the carrying amounts and estimated fair values of financial instruments at December 31, 1996 and 1997. Statement 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale (amounts in thousands):

                                          1996                     1997
                                --------------------------------------------------
                                              Estimated                Estimated
                                   Carrying     fair        Carrying     fair
                                   Amount       value        Amount      value
                                   ------     ----------     ------    -----------

Financial assets:
  Cash and cash equivalents     $   49,232       49,232       44,657       44,657
  Investment securities             72,741       72,800       79,895       79,903
  Mortgage-backed and other
    asset-back securities          273,602      268,043      209,998      208,683
  Mortgage-backed derivatives        7,687        7,687        6,384        6,384
  Loans receivable, net          1,061,524    1,080,881    1,164,602    1,184,150
  FHLB stock                         9,554        9,554       11,277       11,277

Financial liabilities:
  Deposits                       1,135,823    1,165,576    1,182,727    1,211,210
  Advances from Federal Home
    Loan Bank                      122,515      123,478      122,410      122,923
  Bonds Payable                      5,009        5,582        4,479        5,349
  Advances by borrows for
    taxes and insurance              8,312        8,312        8,369        8,369


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

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

         The  carrying  amounts for federal  funds sold,  Federal Home Loan Bank
         (FHLB) overnight deposits, and other interest-earning assets approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The carrying amount of the Company's investment in FHLB stock approximates fair value because excess stock held can be sole for par value to the FHLB.

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

         Fair values of loans are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgages, nonresidential mortgages, and other loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories. Fair values of loans, except performing residential mortgage loans, are calculated by discounting scheduled cash flows through the estimated maturity, based on the Company's historical experience with repayments for each loan classification, modified as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates based on industry averages. The estimated market discount rates used in the calculations are the new loan rates offered by the Company on similar types of loans.

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

(18)     Subsequent Event

         On March 8, 1998 the Company's Board of Directors approved an agreement for Commercial Federal Corporation (Commercial Federal) to acquire the Company in a stock swap valued at approximately $525 million. The acquisition, which is contingent upon being accounted for as a pooling-of-interests, is expected to close during the third quarter of 1998, subject to approval by the shareholders of the Company and Commercial Federal and by regulatory agencies.

FIRST COLORADO BANCORP, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

--------------------------------------------------------------------------------

(19) Selected Quarterly Financial Data (Unaudited)

     Selected quarterly financial data of the Company for the eight quarters ended December 31, 1997 are as follows (amounts in thousands, except per share data):

                                                           1996                                           1997
                                      -----------------------------------------------  -------------------------------------------
                                      March 31  June 30   September 30   December 31   March 31  June 30 September 30  December 31
                                      --------  -------   ------------   -----------   --------  --------------------  -----------

Total interest income                 $25,525    26,111      26,320         26,672      26,715    26,233    27,227       27,773
Net interest income                    11,517    12,188      11,803         11,926      12,248    11,301    12,047       12,338
Provision (credit) for losses
    on loans                              230        77         218            618         219       335    (1,320)          27
Net interest income after provision
    (credit) for losses on loans       11,287    12,111      11,585         11,308      12,029    10,966    13,367       12,311
Earnings (loss) before income taxes     6,854     7,711        (333)         7,051       7,679     6,403     8,368        9,289
Net earnings (loss)                     4,337     4,927        (172)         4,280       4,815     4,025     5,180        5,894
Earnings (loss) per common share          .23       .26        (.01)           .26         .31       .26       .34          .38
Earnings (loss) per common share,
  assuming dilution                       .23       .26      (.01)             .25         .30       .26       .33          .36

FIRST COLORADO BANCORP, INC. AND SUBSIDIARIES
Consolidating Schedule - Financial Condition
December 31, 1997
(Amounts in thousands)
--------------------------------------------------------------------------------

                                                                          Elimin-     Consolidated           Elimin-   Consolidated
Assets                                     FFB     FSIC     FSIS   FSSC   ations          FFB         FCB     ations       FCB
------                             -----------     -----    ----   -----   ------      ---------    -------  --------  ---------
Cash and due from banks            $    27,208     1,393    153       44   (1,590)        27,208        841       (79)    27,970
Federal funds sold                       8,100       --     --       --       --           8,100        --        --       8,100
Other interest-earning assets            8,573       --     --         7      --           8,580          7       --       8,587
                                   -----------     -----    ---    -----   ------      ---------    -------  --------  ---------
     Cash and cash equivalents          43,881     1,393    153       51   (1,590)        43,888        848       (79)    44,657
Investment securities                   79,895       --     --       --       --          79,895        --        --      79,895
Mortgage-backed and other
  asset-backed securities              211,495       --     --     4,887      --         216,382        --        --     216,382
Loans receivable, net                1,164,602       --     --       --       --       1,164,602     14,163   (14,163) 1,164,602
Accrued interest receivable              8,290       --     --        66      --           8,356        --        --       8,356
Federal Home Loan Bank stock,
  at cost                               11,277       --     --       --       --          11,277        --        --      11,277
Real estate owned, net                     225       --     --       --       --             225        --        --         225
Office properties and equipment,
  net of accumulated
  depreciation and amortization         23,586       --      20      --       --          23,606        --        --      23,606
Real estate held for investment
  and development                           --     1,197    --       --       --           1,197        --        --       1,197
Investment in subsidiaries               3,231       --     --       --    (3,231)           --     196,557  (196,557)       --
Income taxes receivable                    120       (48)     6      --       --              78        (89)       11        --
Other assets                             5,766        47      1      --       --           5,814         15       --       5,829
                                   -----------     -----    ---    -----   ------      ---------    -------  --------  ---------
     Total assets                  $ 1,552,368     2,589    180    5,004   (4,821)     1,555,320    211,494  (210,788) 1,556,026
                                   ===========     =====    ===    =====   ======      =========    =======  ========  =========

Liabilities and
  Stockholders' Equity
----------------------
Deposits                           $ 1,184,396       --     --       --    (1,590)     1,182,806        --        (79) 1,182,727
Advances from Federal
  Home Loan Bank                       122,410       --     --       --       --        122,410         --        --     122,410
Bonds payable                               --       --     --     4,479      --           4,479        --                 4,479
Note payable to FCB                     14,163       --     --       --       --          14,163        --    (14,163)       --
Advances by borrowers
  for taxes and insurance                8,369       --     --       --       --           8,369        --        --       8,369
Advances from FCB                           --       --     --     1,515   (1,515)          --          --        --         --
Deferred income taxes                    4,739       (18)    (1)     --       --           4,720        --        --       4,720
Deferred income                            604       --     --       --       --             604        --        --         604
Other liabilities                       21,130         3     46       33      --          21,212      2,185        11     23,408
                                   -----------     -----    ---    -----   ------      ---------    -------  --------  ---------
                                     1,355,811       (15)    45    6,027   (3,105)     1,358,763      2,185   (14,231) 1,346,717
Stockholders' equity (deficit):
  Common stock                             100     3,821     50       10   (3,881)           100      2,013      (100)     2,013
  Additional paid-in-capital            79,360       --     --       --       --          79,360    241,490  (165,803)   155,047
  Treasury stock                            --       --     --       --       --             --     (53,562)      --     (53,562)
  Unearned ESOP shares                 (10,523)      --     --       --       --         (10,523)       --        --     (10,523)
  Unearned MRP/MSBP shares              (3,338)      --     --       --       --          (3,338)       --        --      (3,338)
  Net unrealized loss on
    securities
    available-for-sale                    (215)      --     --       --       --            (215)       --        --        (215)
  Retained earnings (deficit),
     partially restricted              131,173    (1,217)    85   (1,033)   2,165        131,173     19,368   (30,654)   119,887
                                   -----------     -----    ---    -----   ------      ---------    -------  --------  ---------
       Total stockholders'
         equity (deficit)              196,557     2,604    135   (1,023)  (1,716)       196,557    209,309  (196,557)   209,309
                                   -----------     -----    ---    -----   ------      ---------    -------  --------  ---------
       Total liabilities and
         stockholders' equity      $ 1,552,368     2,589    180    5,004   (4,821)     1,555,320    211,494  (210,788) 1,556,026
                                   ===========     =====    ===    =====   ======      =========    =======  ========  =========

See accompanying independent auditors' report.

FIRST COLORADO BANCORP, INC. AND SUBSIDIARIES
Consolidating Schedule - Operations and Retained Earnings
Year Ended December 31, 1997
(Amounts in thousands)
--------------------------------------------------------------------------------

                                                                                          Consoli-                     Consoli-
                                                                                   Elimin-  dated              Elimin-  idated
                                                 FFB      FSIC     FSIS    FSSC    ations    FFB      FCB      ations     FCB
                                             ---------   ------   -----   ------   -----   -------   ------    -------  -------
Interest income:
    Interest on loans receivable             $  87,480       --      --       --      --    87,480    1,316     (1,463)  87,333
    Interest on mortgage-backed
      and other asset-backed securities         14,619       --      --      419      --    15,038       --         --   15,038
    Interest and dividends on investment
      securities                                 5,216       --      --        6      --     5,222        9         --    5,231
    Interest on federal funds sold
      and other interest-earning assets            337        9      --       --      --       346       --         --      346
                                             ---------   ------   -----   ------   -----   -------   ------    -------  -------
          Total interest income                107,652        9      --      425      --   108,086    1,325     (1,463) 107,948
                                             ---------   ------   -----   ------   -----   -------   ------    -------  -------
Interest expense:
    Interest on deposits                        51,247       --      --       --      --    51,247       --         --   51,247
    Interest on advances from
      Federal Home Loan Bank                     8,226       --      --       --      --     8,226       --         --    8,226
    Other interest expense                         349       --      --      540      --       889      146       (494)     541
                                             ---------   ------   -----   ------   -----   -------   ------    -------  -------
          Total interest expense                59,822       --      --      540      --    60,362      146       (494)  60,014
                                             ---------   ------   -----   ------   -----   -------   ------    -------  -------
          Net interest income (expense)         47,830        9      --     (115)     --    47,724    1,179       (969)  47,934
Credit for losses on loans                        (739)      --      --       --      --      (739)      --         --     (739)
                                             ---------   ------   -----   ------   -----   -------   ------    -------  -------
          Net interest income (expense)
            after credit for losses on loans    48,569        9      --     (115)     --    48,463    1,179       (969)  48,673
                                             ---------   ------   -----   ------   -----   -------   ------    -------  -------
Noninterest income:
    Fees and service charges                     5,336       --      --       --      --     5,336       --         --    5,336
    Gain on sale of loans, net                     251       --      --       --      --       251       --         --      251
Gain on sale of investment securities
  available-for-sale                               983       --      --       --      --       983      277         --    1,260
    Equity in income of subsidiaries               598       --      --       --    (598)       --   19,254    (19,254)      --
    Income from real estate operations, net         83    1,065      --       --      --     1,148       --         --    1,148
    Rental income                                  205       --      --       --     (18)      187       --         --      187
                                             ---------   ------   -----   ------   -----   -------   ------    -------  -------
                                                 7,456    1,065      --       --    (616)    7,905   19,531    (19,254)   8,182
Noninterest expense:
    Compensation                                15,373       --     304       --      --    15,677       --       (969)  14,708
    Occupancy                                    4,111        5      18        2     (18)    4,118       --         --    4,118
    Credit for losses on real estate owned        (114)      --      --       --      --      (114)      --         --     (114)
    Professional fees                              609        2      --       40      --       651       59         --      710
    Advertising                                    994       --       1       --      --       995       --         --      995
    Printing, supplies and postage               1,102       --       5       --      --     1,107       29         --    1,136
    FDIC premiums                                  729       --      --       --      --       729       --         --      729
    Other, net                                   3,016       19    (467)       2      --     2,570      264         --    2,834
                                             ---------   ------   -----   ------   -----   -------   ------    -------  -------
                                                25,820       26    (139)      44     (18)   25,733      352       (969)  25,116
                                             ---------   ------   -----   ------   -----   -------   ------    -------  -------
          Earnings (loss) before income taxes   30,205    1,048     139     (159)   (598)   30,635   20,358    (19,254)  31,739
Income tax expense (benefit):
    Current                                     10,841      562      54      (26)     --    11,431      444         --   11,875
     Deferred                                      110     (160)     --       --      --      (50)       --         --     (50)
                                             ---------   ------   -----   ------   -----   -------   ------    -------  -------
          Total income tax expense (benefit)    10,951      402      54      (26)     --    11,381      444         --   11,825
                                             ---------   ------   -----   ------   -----   -------   ------    -------  -------
          Net earnings (loss)                   19,254      646      85     (133)   (598)   19,254   19,914    (19,254)  19,914
Retained earnings (deficit),
  beginning of year                            111,919   (1,613)    121     (900)  2,392   111,919    7,095    (11,400) 107,614
Dividends declared                                  --     (250)   (121)      --     371        --   (7,641)        --   (7,641)
                                             ---------   ------   -----   ------   -----   -------   ------    -------  -------
Retained earnings (deficit), end of year     $ 131,173   (1,217)     85   (1,033)  2,165   131,173   19,368    (30,654) 119,887
                                             =========   ======   =====   ======   =====   ======   ======    =======  =======

See accompanying independent auditors' report.

                                                              Board of Directors
FCBI----------------------------------------------------------------------------

The Board of Directors of First Colorado Bancorp: (standing left to right) E. Wmanager, manager of Foerster, Jr., James R. Wexels, John J. Nicholl, Malcolm E. Collier (Seated left to right) Robert T. Person, Jr., Stephen A. Burkholder, Polly Baca, Robert W. Richards, Leeon E. Hayden.

Malcolm E. Collier, Jr., has been a director of the Bank since 1966 and has been Chief Executive Officer and Chairman of First Federal Bank since 1972 and 1989 respectively, and President, Chairman, and C.E.O. of First Colorado Bancorp since its formation in September, 1995. He has served in various officer capacities with the Bank since 1962.

Robert W. Richards began his service on the Board of Directors shortly after his appointment as President and Chief Operating Officer of First Federal Ban in 1996. A First Federal Bank employee since 1976, Mr. Richards has served as a branch officer of the bank.

Leeon E. Hayden has been a director of the Bank since 1956 and of the Company since its formation in September, 1995. Mr. Hayden is a retired attorney from the first of Leeon E. Hayden, P.C.

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

E. William Foerster, Jr., has been a director of the Bank since 1973 and of the Company since its formation in September, 1995. Mr. Foerster is the President and a majority stockholder of EZT Fastener Co., Inc., Englewood, Colorado, and three other companies, all of which engage in manufacturing and distributing.

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

Stephen A. Burkholder has been a director of the Bank since 1987 and of the Company since its formation in September, 1995. Mr. Burkholder has been the sole owner of the A&S Group, a marketing and distribution firm in Lakewood, Colorado since April of 1994. He was a long term care specialists with AMEX Life Assurance Company since August, 1993. Prior to that time, he served as Western Regional Manager of Hirsh USA, a watch company, commencing in 1991, Western
Regional Sales Manager for CSC Time Corporation commencing in 1990, and Sales Representative of Seiko Time Corporation from 1973 to 1990.

Polly Baca has been a director of the Bank since 1990 and of the Company since its formation in September, 1995. Ms Baca is presently the Regional Administrator of the United States General Services Administration Rocky Mountain Region. In 1994 she served as a Special Assistant to President Clinton and Director of the United State Office of Consumer Affairs. She was Executive Director of the Colorado Institute for Hispanic Education from 1989 to 1993, President and Sole Proprietor of the consulting from Sierra Baca Systems from 1985 to 1989, and served as Colorado State Senator from 1979 to 1986.

James R. Wexels has been a director of the Bank since 1993 and of the Company since its formation in September, 1995. Mr. Wexels has been employed by Public Service Company of Colorado, a gas and electric utility, since 1966 and currently serves as Manager, Governmental Affairs.

FCBI----------------------------------------------------------------------------

Officers of the Company                                 EXECUTIVE OFFICES
Malcolm E. Collier, Chairman, President/C.E.O.
Brian L. Johnson, Executive Vice President/Treasurer    First Colorado Bancorp, Inc.
Robert W. Richards, Vice President                      215 S. Wadsworth Blvd.
William Marcoux, Vice President                         Lakewood, Colorado  80226
Eliane M. Samuelson, Secretary                          (303)232-2121  FAX: (303)237-2494

Officers of the Bank                                    STOCK TRANSFER AGENT

Malcolm E. Collier, Chairman/C.E.O.                     American Securities Transfer &
Robert W. Richards, President/C.O.O.                     Trust, Inc.
Brian L. John, Executive Vice President/C.F.O.          938 Quail Street, Suite 101
James M. Rooney, Executive Vice President               Lakewood, Colorado  80215-5513
Robert P. Easterly, Senior Vice President
Robert A. Francis, Senior Vice President                NATIONAL MARKET SYSTEM
Elaine M. Samuelson, Senior Vice President/Secretary
Kenneth I. Boggs, Vice President                        NASDAQ
Cecil L. Cooksey, Vice President
Linda A. Erickson, Vice President/Controller            STOCK SYMBOL
DAvid Esmoer, Vice President
George E. Hamblin, Jr., Vice President                  FFBA
David A. Humphries, Vice President
John H. Johnson, Vice President                         FINANCIAL PAPER LISTING
William G. Marcoux, Vice President/Treasurer
Patricia McMillan, Vice President                       FtColoBcp
Annette Spreier, Vice President
James C. Burkey, Vice President/Regional Manager        LEGAL COUNSEL
Lew deSpain, Vice President/Regional Manager
Jennifer L. Swanson, Vice President/Regional Manager    Malizia, Spidi, Sloane & Fisch, P.C.
Barbara D. Timson, Vice President/Regional Manager      1301 K Street, N.W.
Linda L. Chavez, Vice President/Branch Manager          Washington, D.C. 20005
J.W. Edwards, Vice President/Branch Manager
Leroy Binder, Assistant Vice President                  AUDITORS
Jacqueline L. Brown, Assistant Vice President
Tom W. Deitemeyer, Assistant Vice President             KPMG Peat Marwick LLP
Scott E. greene, Assistant Vice President               707 17th Street
Julie A. Haynes, Assistant Vice President               Denver, Colorado  80202
Jill Kennedy, Assistant Vice President
Cathy J. Law, Assistant Vice President                  ANNUAL MEETING
Tracy E. Law, Assistant Vice President
Jeanne C. Nelson, Assistant Vice President              The annual meeting of stockholders of
Renee A. Nichol, Assistant Vice President               First Colorado Bancorp will be held on Monday,
M. Jean Orr, Assistant Vice President                   May 4, 1998 at 3:00 pm,. at the Arvada Center for
Lori Siegling, Assistnat Vice President                 the Arts and Humanities, 6901 Wadsworth Blvd.,
Vronica Ware, Assistant Vice President                  Arvada, Colorado
Nina L. Willlis, Assistant Vice President
                                                        FORM 10-K

                                                        A copy of the 1997  Form 10-K,  as filed with the
                                                        Securities  and Exchange Commission,  will   be
                                                        furnished without charge to  stockholders  as  of
                                                        the  record   date  upon written  request  to the
                                                        Secretary,  First Colorado Bancorp,  Inc.,
                                                        215  S. Wadsworth Blvd., Lakewood, Colorado 80226

                                  Officers, Corporate Information, and Branches
FCBI----------------------------------------------------------------------------


Arvada                                                                 Grand Junction
5805 Car St., 80004                                      202-5478      130 N. 4th St., 81502                               242-6642
  Virginia Hoskins, Asst. Vice President/Manager                         Jim Burkey, Vice President/Regional Manager
12880 W. 64th Avenue, 80004                              202-5529      2452 Patterson Rd., 81502                           245-5234
  Jennifer Swanson, Vice President/Regional Manager                      Bob Callaway, Asst. Vice President/Manager


Aurora                                                                 Highlands Ranch
1389 S. Havana, 80012                                    202-5306      7120 E. County Line Road, 80126                     202-5412
  Vivienne Alvarez, Asst. Vice President/Manager                         Kathy Buck, Asst. Vice President/Manager
13781 E. Yale Avenue, 80014                              202-5539
  Kay Pugh, Asst. Vice President/Manager                               Highlands Ranch West
16778 Smoky Hill Road, 80015                             202-5480      9285 S. Broadway, 80126                             202-5420
  Lew deSpain, Vice President/Regional Manager                           Terry Miller, Asst. Vice President/Manager


Brighton                                                               Lakewood
1795 E. Bridge St., 80601                                202-5330      215 S. Wadsworth, 80226                             202-5536
  J.W. Edwards, Vice President/Manager                                   Bill Christopher, Asst. Vice President/Manager


Commerce City                                                          Littleton
7326 Magnolia St., 80022                                 202-5333      6775 W. Ken Caryl, 80123 (Columbine)                202-5534
  Kathleen Tipton, Asst. Vice President/Manager                          Wally Sackett, Asst. Vice President/Manager


Delta                                                                  Louisville
564 Main St., 81416                                      874-8636      865 S. Boulder Rd., 80027                           202-5455
  Bill Clanton, Asst. Vice President/Manager                             Joe Dawson, Asst. Vice President


Denver                                                                 Greenwood Village
216 16th St., Denver, 80202                              202-5535      6050 S. Holly St., 80121                            202-5472
  Barbara Timson, Vice President/Regional Manager                        Barry Hill, Asst. Vice President/Manager
750 S. University, 80209                                 202-5452
3610 E. 1st Ave., Denver, 80206                          202-5445
  Steve Kessler, Asst. Vice President/Manager
3460 W. 38th Ave., 80211                                 202-5307
  Lawrence L. Lucero, Asst. Vice President/Manager                     Montrose
2050 S. Downing, 80210                                   202-5521      1105 S. Townsend Ave., 81401                        249-9667
  Melinda Anderson, Asst. Vice President/Manager                         Tracy Wich, Asst. Vice President/Manager
4850 Chambers Rd., 80239                                 202-5537
  Dennis Young, Asst. Vice President/Manager
                                                                       Thornton
                                                                       12080 Colorado Blvd., 802
Englewood
4301 S. Broadway, 80110                                  202-5479
  Linda Chavez, Vice President/Manager                                 Westminster
                                                                       9150 N. Sheridan, 80030                             202-5545
Golden                                                                   Cindy Lauffenberger, Asst. Vice President/Manager
701 13th St., 80401                                      202-5533
  Brenda Kottke, Asst. Vice President/Manager

==============================================================================
COMMERCE CITY                                           LAKEWOOD
==============================================================================
DELTA                                                   LITTLETON
------------------------------------------------------------------------------
DENVER                                                  LOUISVILLE
------------------------------------------------------------------------------
                                                        GREENWOOD VILLAGE
------------------------------------------------------------------------------
                                                        MONTROSE
------------------------------------------------------------------------------
ENGLEWOOD                                               THORNTON
------------------------------------------------------------------------------
GOLDEN                                                  WESTMINSTER
------------------------------------------------------------------------------
ARVADA                                                  GRAND JUNCTION
------------------------------------------------------------------------------
AURORA                                                  HIGHLANDS RANCH
------------------------------------------------------------------------------
BRIGHTONGOLDEN                                          HIGHLANDS RANCH WEST
==============================================================================